UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

TPC GROUP INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01, of TPC Group Inc.

(2)	Aggregate number of securities to which transaction applies:

As of September 5, 2012: 16,376,976 shares of common stock, which includes (i) 15,854,503 shares of common stock outstanding (including 9,342 shares of restricted stock), (ii) 5,000 shares of common stock subject to outstanding options, (iii) up to 103,774 shares of common stock subject to outstanding stock appreciation rights; (iv) 102,641 restricted stock units; and (v) 311,058 shares of common stock subject to performance share units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (i) (a) 15,957,144 shares of common stock (which includes 9,342 shares of restricted stock), each multiplied by $40.00 per share and (b) 102,641 restricted stock units that will vest, each multiplied by $40.00 per restricted stock unit, (ii) 5,000 shares of common stock subject to options with an exercise price below $40.00 multiplied by $11.75 (which is the difference between $40.00 per share and the weighted average exercise price per option), (iii) 103,774 shares of common stock subject to outstanding stock appreciation rights with a grant price below $40.00 multiplied by $13.34 (which is the difference between $40.00 per share and the weighted average grant price per stock appreciation right), and (iv) 311,058 shares of common stock subject to outstanding performance share units, each multiplied by $40.00 per performance share unit. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011460 by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$652,170,940

(5)	Total fee paid:

$74,739

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED SEPTEMBER 10, 2012

[—], 2012

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of TPC Group Inc. to be held on [—], 2012 at [—], at [—] a.m., Central time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated August 24, 2012, among TPC Group Inc., Sawgrass Holdings Inc., or Parent, and Sawgrass Merger Sub Inc., or Merger Sub, a wholly owned subsidiary of Parent. Parent and Merger Sub are entities formed by investment funds affiliated with First Reserve Corporation and SK Capital Partners. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into TPC Group, and TPC Group will become a wholly owned subsidiary of Parent. You will also be asked to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $40.00 in cash, without interest, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of 20% to TPC Group’s closing stock price on July 24, 2012, the last unaffected trading day prior to media reports of a possible acquisition of TPC Group.

TPC Group’s Board of Directors, after considering factors more fully described in this proxy statement, including the unanimous recommendation of a special committee composed entirely of independent directors, has unanimously determined (with two directors abstaining) that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of, TPC Group and our stockholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully in its entirety. You may also obtain more information about TPC Group from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. The failure of any stockholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling 888-750-5834 (toll-free) (banks and brokers call collect at 212-750-5833).

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Michael E. Ducey

Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement and the white proxy card are dated [—], 2012 and is first being mailed to stockholders of TPC Group on or about [—], 2012.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED SEPTEMBER 10, 2012

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of stockholders of TPC Group Inc., a Delaware corporation, will be held on [—], 2012 at [—], at [—] a.m., Central time, for the following purposes:

1.	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated August 24, 2012 (referred to as the merger agreement) among TPC Group Inc., Sawgrass Holdings Inc., or Parent, and Sawgrass Merger Sub Inc., or Merger Sub, a wholly owned subsidiary of Parent, as it may be amended from time to time (a copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice);

2.	to consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting;

3.	to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger; and

4.	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement. Approval of the proposal to adjourn the special meeting, and approval, by non-binding, advisory vote, of certain merger-related executive compensation arrangements require the affirmative vote of a majority of those shares of common stock present or represented by proxy at the special meeting and entitled to vote thereat. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, the adjournment proposal and the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements.

Only stockholders of record as of the close of business on [—], 2012 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our principal executive offices located at Sage Plaza at 5151 San Felipe, Houston, Texas 77056, during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting and “FOR” certain merger-related executive compensation arrangements. In considering the recommendation of the Board of Directors, stockholders of TPC Group should be aware that members of the Board of Directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of TPC Group stockholders. See “The Merger — Interests of the Directors and Executive Officers of TPC Group in the Merger.”

By Order of the Board of Directors,

Rishi A. Varma

Corporate Secretary

Dated: [—], 2012

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting.

We urge you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Stockholders, call toll-free: 888-750-5834

Banks and brokers, call collect: 212-750-5833

-i-

Annexes

Annex A	Agreement and Plan of Merger
Annex B	Opinion of TPC Group’s Financial Advisor
Annex C	Section 262 of the General Corporation Law of the State of Delaware

-ii-

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 100. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger.

Except as otherwise specifically noted in this proxy statement, “TPC Group,” “we,” “our,” “us” and similar words in this proxy statement refer to TPC Group Inc. including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to Sawgrass Holdings Inc. as “Parent” and Sawgrass Merger Sub Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the merger between TPC Group and Merger Sub as the “merger” and the Agreement and Plan of Merger, dated August 24, 2012, as it may be amended from time to time, among TPC Group, Parent and Merger Sub as the “merger agreement.”

Parties to the Merger (page 23)

TPC Group is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. Our products are sold to producers of a wide range of performance, specialty and intermediate products, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. We are a leader in North America across our major product lines, including finished butadiene, isobutylene and highly reactive polyisobutylene. We operate as a value-added merchant processor and marketer, linking our raw material providers with our diverse customer base of chemical consumers. We believe this market position has resulted in stable supplier and customer bases and has enhanced our growth and expansion opportunities.

Parent is a Delaware corporation that was formed by investment funds affiliated with First Reserve Corporation, which we refer to as First Reserve, and SK Capital Partners, which we refer to as SK Capital, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. First Reserve is a leading global investment firm dedicated to the energy industry with over $23 billion of raised capital since its inception. SK Capital is a private investment firm with a disciplined focus on the specialty materials, chemicals and healthcare sectors.

Merger Sub was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related financing transactions.

Effect of the Merger (page 24)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into TPC Group, with TPC Group continuing as the surviving corporation as a wholly owned subsidiary of Parent. As a result of the merger, TPC Group will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration (page 24)

In the merger, each outstanding share of our common stock (other than (i) any shares owned by Parent, Merger Sub or any other subsidiary of Parent, (ii) shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (iii) shares owned by TPC Group in treasury or by direct or indirect wholly owned subsidiaries of TPC Group) will be converted into the right to receive $40.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a TPC Group stockholder as a result of the merger (except that stockholders who properly exercise their right of appraisal will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law).

The Special Meeting (page 19)

Date, Time and Place

A special meeting of our stockholders will be held on [—], 2012 at [—], at [—] a.m., Central time. At the special meeting, we will ask our stockholders to vote on proposals to adopt the merger agreement, to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, and to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [—], 2012, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were approximately [—] shares of our common stock outstanding and entitled to be voted at the special meeting. Under our bylaws, the holders of a majority of the outstanding shares of our common stock entitled to vote must be present either in person or by proxy to constitute a quorum for the purpose of the special meeting. As a result, [—] shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement. Approval of the proposal to adjourn the special meeting, and approval, by non-binding, advisory vote, of certain merger-related executive compensation arrangements require the affirmative vote of a majority of those shares of common stock present or represented by proxy at the special meeting and entitled to vote thereat.

Pursuant to voting and support agreements, dated as of August 24, 2012, among Parent, TPC Group and each of QVT Fund LP, Quintessence Fund LP, One East Partners Master, LP, Michael E. Ducey, James A. Cacioppo, Jeffrey A. Strong, K’Lynne Johnson, Richard B. Marchese, Jeffrey M. Nodland and Eugene R. Allspach, such stockholders have agreed to vote their shares of TPC Group common stock in favor of the adoption of the merger agreement, subject to the limitations set forth in the voting agreements. Each of Messrs. Ducey, Cacioppo, Strong, Marchese, Nodland and Allspach and Ms. Johnson is a director of TPC Group. As of the date of this proxy statement, the stockholders party to the voting agreements collectively owned approximately 22% of the outstanding common stock. Each voting agreement will terminate upon the earliest of (i) February 24, 2013, (ii) the effective time of the merger, (iii) the date on which the merger agreement is terminated in accordance with its terms (including as a result of a superior proposal) or (iv) at any time upon the written agreement of Parent and the stockholder. The voting agreements are described in additional detail in the section entitled “The Merger — Voting and Support Agreements” beginning on page 64.

Special Committee and Board Recommendation and Reasons for the Merger (page 21)

The Board of Directors of TPC Group formed a committee of four independent directors on January 30, 2012, which we refer to as the special committee, for the purpose of, among other things, reviewing and evaluating any acquisition proposals received by TPC Group. The directors on the special committee are Messrs. Cacioppo, Ducey, Marchese and Strong, with Mr. Ducey serving as chair of the special committee. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, desirable and in the best interests of, TPC Group and our stockholders and recommended to the Board of Directors that it approve, adopt and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board of Directors, after considering various factors described in the section entitled “The Merger — Recommendation of Our Board of Directors and Reasons for the Merger,” including the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of, TPC Group and our stockholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Two members of the Board of Directors who are also members of management abstained from the vote approving the merger and merger agreement. The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

Opinion of Perella Weinberg Partners LP (page 40)

On August 24, 2012, Perella Weinberg Partners LP, which we refer to as Perella Weinberg, delivered its written opinion to the Board of Directors that, as of the date of the opinion and subject to the assumptions, qualifications and limitations contained in the opinion, the consideration to be received by the stockholders of TPC Group (other than Parent, Merger Sub, any direct or indirect wholly owned subsidiary of Parent, First Reserve and its affiliates and SK Capital and its affiliates, which we collectively refer to as the Parent affiliates) in the merger is fair from a financial point of view to such stockholders.

The full text of the written opinion of Perella Weinberg, dated August 24, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Perella Weinberg in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Perella Weinberg provided its opinion for the information of the Board of Directors in connection with and for the purposes of the Board’s evaluation of the transactions contemplated by the merger agreement. Perella Weinberg’s written opinion addresses only the merger consideration to be paid to holders of TPC Group common stock in the merger and does not address any other matter.

Financing (page 61)

We anticipate that the total amount of funds necessary to complete the merger and the related transactions, including the funds needed to:

•	pay our stockholders the amounts due under the merger agreement;

•	make payments in respect of TPC Group’s outstanding equity-based awards pursuant to the merger agreement;

•	consummate the redemption or other purchase of, or consent solicitation for, the 8 1/4% Notes due 2017 of TPC Group LLC, which we refer to as our existing notes;

•

refinance the Amended and Restated Revolving Credit Agreement dated as of April 29, 2010 among TPC Group LLC, the other borrowers named therein, Deutsche Bank Trust Company Americas, as administrative agent, and the other lenders named therein, as amended, which we refer to as our existing credit facility; and

•	pay all fees and expenses payable by Parent and Merger Sub under the merger agreement and Merger Sub’s agreements with its lenders,

will be approximately $[—]. This amount will be funded through a combination of:

•

equity financing of $423.7 million to be provided by investment funds affiliated with First Reserve and SK Capital (we refer to these investment funds as the sponsors), or other parties to which they may assign all or a portion of their commitments;

•	borrowings of up to $50 million under a $250 million senior secured asset-based revolving credit facility;

•

the issuance of an aggregate principal amount of senior secured notes of up to $600 million (or, to the extent those notes are not issued at or prior to the closing of the merger, borrowings under a $600 million senior secured increasing rate bridge loan facility); and

•	TPC Group’s freely available cash at closing, if any.

In connection with the financing of the merger, Parent has obtained equity commitment letters and a debt commitment letter, which we refer to collectively as the commitment letters. See “The Merger — Financing of the Merger” beginning on page 61. The funding under the commitment letters is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the merger agreement. However, the obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition.

Limited Guarantees (page 63)

Pursuant to limited guarantees delivered by the sponsors in favor of TPC Group, dated August 24, 2012, which we refer to as the limited guarantees, each of the sponsors has agreed to guarantee the due and punctual performance and discharge of such sponsor’s respective percentage (in proportion to such sponsor’s share of the total equity commitments made pursuant to such sponsor’s equity commitment letter) of:

•

the obligation of Parent under the merger agreement to pay a reverse termination fee of $45 million to TPC Group in the event that TPC Group terminates the merger agreement under certain circumstances, and

•	Parent’s obligations to pay certain reimbursement and indemnification obligations of Parent under the merger agreement,

in each case, if, as and when due. However, the aggregate liability of the sponsors under the limited guarantees does not exceed the amount of the reverse termination fee. For more information about the reverse termination fee, see “The Merger Agreement — Parent Termination Fee” beginning on page 92.

Treatment of Stock Plans (page 75)

Options and SARs

Except as otherwise agreed between Parent and a holder thereof, at the effective time of the merger, each then-outstanding option to purchase shares of common stock and each stock appreciation right, or SAR, granted under TPC Group’s equity plans, whether or not vested or exercisable, will become fully vested and exercisable and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to the option or SAR, as applicable, immediately prior to the effective time of the merger multiplied by the amount, if any, by which $40.00 exceeds the exercise price or grant price, as applicable, per share under the option or SAR, as applicable, less any applicable withholding taxes and without interest.

Restricted Stock

At the effective time of the merger, each then-outstanding share of restricted stock granted under TPC Group’s equity plans will become fully vested and will no longer be subject to any restrictions and will be considered a share of common stock under the merger agreement entitling the holder to the per share merger consideration less any applicable withholding taxes and without interest.

Restricted Stock Units

Except as otherwise agreed between Parent and a holder thereof, at the effective time of the merger, each then-outstanding restricted stock unit, or RSU, granted under TPC Group’s equity plans, whether or not vested, will become fully vested and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to such RSU immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest.

Performance Share Units

At the effective time of the merger, each then-outstanding performance share unit, or PSU, granted under TPC Group’s equity plans, to the extent not already vested, will become vested with respect to the number of shares of common stock to which the holder of such PSU is entitled in accordance with and pursuant to the terms of the applicable equity plan and award agreement governing the PSU, and will be canceled and converted into the right to receive an amount in cash equal to the product of the number of such vested shares of common stock, if any, subject to such PSU immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest.

In addition, each additional PSU that would not have become vested at the effective time of the merger pursuant to the terms of the applicable equity plan and award agreement governing such PSU due to the application of certain proration provisions in the applicable award agreement, if any, will be canceled, and the holders of such additional PSUs will become entitled to receive an amount in cash equal to the product of the number of shares of common stock, if any, subject to the additional PSUs immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest, except that payment of 50% of the after-tax amount payable to any such holder of additional PSUs, which we refer to as the investment amount, will be conditioned on the holder’s agreement to use the investment amount to acquire equity securities of Parent or one of its affiliates on pricing terms consistent with the equity commitment letters. If such holder does not agree in writing prior to the effective time of the merger to use the investment amount to acquire equity securities of Parent or one of its affiliates, the corresponding additional PSUs will be canceled without payment therefor and will have no further force or effect. If the merger is consummated by the end of calendar year 2012 and assuming all holders of such additional PSUs agree to use the investment amount to acquire equity securities of Parent or one of its affiliates, the aggregate amount to be invested in equity securities of Parent by such holders is expected to be $0.6 million, assuming an effective tax rate of 36.45%, comprised of a federal income tax rate of 35% and Hospital Insurance (HI) at 1.45%.

Interests of the Directors and Executive Officers of TPC Group in the Merger (page 51)

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the stockholders of TPC Group. These interests include the following:

•	accelerated vesting of equity-based awards simultaneously with the effective time of the merger, and the settlement of such awards in exchange for cash;

•

the entitlement of our executive officers to receive payments and benefits under employment agreements or TPC Group’s Executive Severance Plan, as applicable, in connection with an involuntary termination of employment, or if the executives voluntarily terminate their employment for “good reason,” following the effective time of the merger;

•	the opportunity of our executive officers to invest in Parent with the proceeds of certain PSUs (as described above); and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by Parent and TPC Group.

If the proposal to adopt the merger agreement is approved by our stockholders, the shares of common stock held by our directors and executive officers (except with respect to certain PSUs, as described above) will be treated in the same manner as outstanding shares of common stock held by all other stockholders of TPC Group.

Appraisal Rights (page 65)

If the merger is adopted by TPC Group’s stockholders, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. Stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C.

Material U.S. Federal Income Tax Consequences of the Merger (page 68)

For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of TPC Group common stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Regulatory Approvals Required for the Merger (page 71)

Under the merger agreement, the merger cannot be completed until (1) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated, (2) the approval by the European Commission applicable to the merger has been granted or any applicable waiting period related to that approval has expired and (3) all required approvals or clearances in the Republic of Turkey have been obtained or any applicable waiting period related to that approval has expired or been terminated.

Legal Proceedings Regarding the Merger (page 72)

On September 4, 2012, following the announcement of the merger agreement, a purported class action, Alvin Smilow, Trustee for the Herman Smilow 2011 Irrevocable Trust v. TPC Group Inc., et al., C.A. No. 7829-             (Sept. 4, 2012), was filed in the Court of Chancery of the State of Delaware against TPC Group, each member of the Board of Directors, Parent and Merger Sub challenging the merger. The suit alleges, among other things, that (i) the individual defendants breached their fiduciary duties to TPC Group’s stockholders by, among other things, allegedly failing to take steps to maximize the value of the company to its stockholders and improperly putting their personal interests ahead of the interests of the stockholders, and (ii) all defendants aided and abetted the breaches of fiduciary duty allegedly committed by the individual defendants. The suit seeks equitable relief including, among other things, an injunction against consummation of the merger and rescission of the merger, and actual and punitive damages if the merger is consummated, along with attorney’s fees, experts’ fees and expenses. TPC Group believes that the action is without merit and intends to vigorously defend against all claims asserted.

Acquisition Proposals (page 82)

Under the merger agreement, neither TPC Group nor any of its subsidiaries will (and TPC Group will use reasonable best efforts to cause its and its subsidiaries’ affiliates and representatives not to), among other things, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiries regarding any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal, (ii) engage or participate in any discussions or negotiations regarding, or provide any non-public information or data to, any person relating to, or that would reasonably be expected to lead to, any acquisition proposal (other than for the sole purpose of clarifying such acquisition proposal and informing such person of the existence of these restrictions) or (iii) otherwise knowingly facilitate (including by providing information) any effort or attempt to make an acquisition proposal.

TPC Group may, however, prior to the adoption of the merger agreement by TPC Group’s stockholders, provide information in response to a request therefor and engage or participate in discussions or negotiations with a person regarding a written unsolicited bona fide acquisition proposal if the Board of Directors or a special committee of the Board of Directors determines in good faith after consultation with its outside financial advisor and its outside legal counsel that failure to take such action would reasonably likely be inconsistent with the directors’ fiduciary duties under applicable law and that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal. Additionally, prior to the adoption of the merger agreement by TPC Group’s stockholders, the Board of Directors may under certain circumstances withdraw its recommendation that its stockholders adopt the merger agreement if it determines in good faith after consultation with its outside legal counsel that failure to do so would violate or, in certain circumstances, reasonably likely be inconsistent with its fiduciary duties under applicable law.

Conditions to the Closing of the Merger (page 88)

The following conditions must be satisfied or waived, where legally permissible, before the proposed merger can be consummated:

•	the adoption of the merger agreement by the requisite affirmative vote of TPC Group’s stockholders;

•

the expiration or termination of the applicable waiting period under the HSR Act, the approval by the European Commission applicable to the merger or the expiration or termination of any applicable waiting period related to that approval and the approval or clearance by the applicable governmental agency in the Republic of Turkey or the expiration or termination of any applicable waiting period related to that approval;

•	the absence of any decree, order, ruling or injunction of any governmental authority that prohibits the consummation of the merger;

•	the accuracy of the representations and warranties of TPC Group, Parent and Merger Sub in the merger agreement, subject to certain materiality qualifiers;

•

the performance in all material respects by TPC Group, on the one hand, and Parent and Merger Sub, on the other hand, of their respective obligations required to be performed by them under the merger agreement at or prior to the closing date; and

•

receipt of certificates by senior executive officers of TPC Group, on the one hand, and Parent, on the other hand, to the effect that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement (page 89)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger in the following ways:

•	by mutual written consent of TPC Group and Parent;

•	by either TPC Group or Parent if:

•

the merger has not been consummated on or before February 24, 2013, provided that the terminating party’s failure to perform its obligations under the merger agreement in any material respect has not materially contributed to the failure of the merger to be consummated on or before that date and that a party may not terminate the merger agreement during the pendency of a legal proceeding to specifically enforce the merger agreement;

•

our stockholders have failed to adopt the merger agreement at the special meeting of stockholders, provided that a party will not have a right to terminate if the failure to obtain stockholder approval primarily resulted from the failure of that party to perform, in any material respect, its obligations under the merger agreement; or

•

a governmental authority has issued a final and nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, provided that the party seeking to terminate the merger agreement pursuant to this clause has complied with its obligations described under “The Merger Agreement — Further Action; Efforts” or has used its reasonable best efforts to remove the injunction, order or decree;

•	by TPC Group if:

•

prior to the adoption of the merger agreement by our stockholders, the Board of Directors or a special committee authorizes TPC Group to enter into a definitive agreement with respect to a superior proposal, TPC Group enters into a definitive agreement with respect to a superior proposal and TPC Group pays to Parent a termination fee of $19 million;

•

prior to the effective time of the merger, Parent or Merger Sub is in breach of the merger agreement such that certain conditions set forth in the merger agreement are not satisfied and such breach cannot be cured or is not cured prior to the earlier of 30 days after written notice of such breach by TPC Group and February 20, 2013; provided that TPC Group is not permitted to so terminate the merger agreement if it is then in breach of the merger agreement in any material respect; or

•

Parent and Merger Sub fail to consummate the closing of the merger on the date on which the closing is to occur under the merger agreement, all of the conditions to closing have been and continue to be satisfied or have been waived on the date on which the closing is to occur (other than those conditions that by their nature cannot be satisfied other than at the closing) and TPC Group is ready and willing to consummate the closing on the date on which the closing is to occur;

•	by Parent if:

•

prior to the effective time of the merger, the Board of Directors or special committee changes its recommendation of the merger, the Board of Directors fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of TPC Group that constitutes an acquisition proposal or TPC Group enters into, or publicly announces its intention to enter into, an alternative acquisition agreement; or

•

prior to the effective time of the merger, TPC Group is in breach of the merger agreement such that certain conditions set forth in the merger agreement are not satisfied and such breach cannot be cured or is not cured prior to the earlier of 30 days after written notice of such breach by Parent and February 20, 2013; provided that Parent is not permitted to so terminate the merger agreement if it is then in breach of the merger agreement in any material respect.

Termination Payments and Expenses (page 91)

Except in specified circumstances, whether or not the merger is completed, we and Parent are each responsible for all of our respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Under the merger agreement, TPC Group may be required to pay to Parent a termination fee of $19 million (less any Parent expenses previously reimbursed by TPC Group, as described below) if the merger agreement is terminated under certain circumstances. In addition, the merger agreement requires TPC Group to reimburse Parent’s reasonably documented out-of-pocket expenses, up to $2.5 million, in certain circumstances when the merger agreement is terminated. Under the merger agreement, Parent may be required to pay to TPC Group a termination fee of $45 million if the merger agreement is terminated under certain circumstances. In no event will either party be required to pay a termination fee on more than one occasion.

Specific Performance; Remedies (page 92)

TPC Group, Parent and Merger Sub are entitled to seek specific performance to prevent breaches of the merger agreement and to enforce the terms thereof. Under certain specified circumstances, TPC Group is entitled to seek specific performance of Parent’s and Merger Sub’s obligation to cause the equity financing to be funded and to cause Parent and Merger Sub to enforce the terms of the debt commitment letter and the definitive documents therefor, including by requiring Parent and/or Merger Sub to file one or more lawsuits against the sponsors or the debt financing sources to fully enforce the sponsors’ or debt financing sources’ obligations thereunder and Parent’s and/or Merger Sub’s rights thereunder.

Market Prices and Dividend Data (page 96)

Our common stock is listed on NASDAQ under the symbol “TPCG.” On July 24, 2012, the last trading day prior to published reports regarding the potential sale of TPC Group, the closing price of our common stock was $33.47 per share. On [—], 2012, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $[—] per share.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a TPC Group stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	The Board of Directors is furnishing this proxy statement and white proxy card to the holders of TPC Group common stock in connection with the solicitation of proxies to be voted at a special meeting of stockholders or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following proposals:

•	to adopt the merger agreement, which provides for the acquisition of TPC Group by Parent;

•

to approve the adjournment of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and

•	to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

Q:	What is the proposed merger and what effects will it have on TPC Group?

A:	The proposed merger is the acquisition of TPC Group by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by the holders of TPC Group common stock and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into TPC Group, with TPC Group continuing as the surviving corporation. As a result of the merger, TPC Group will become a wholly owned subsidiary of Parent, and TPC Group common stock will no longer be publicly traded. In addition, TPC Group common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of TPC Group common stock.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $40.00 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $4,000.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the per share merger consideration compare to the market price of TPC Group common stock prior to the announcement of the merger?

A:	The per share merger consideration represents a premium of 20% to TPC Group’s closing stock price on July 24, 2012, the last unaffected trading day prior to media reports of a possible acquisition of TPC Group.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, under the terms of the merger agreement, you will receive written instructions for exchanging your shares of common stock for the per share merger consideration for each share of common stock you hold.

Q:	How does TPC Group’s Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described under “The Merger — Recommendation of Our Board of Directors and Reasons for the Merger,” including the unanimous recommendation of the special committee, the comprehensive sale process conducted by the Board of Directors and the alternatives to the merger (including remaining as a standalone company or forming a master limited partnership, or MLP), has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of, TPC Group and our stockholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Two members of the Board of Directors who are also members of management abstained from the vote approving the merger and merger agreement. The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by TPC Group stockholders or if the merger is not completed for any other reason, TPC Group stockholders will not receive any payment for their shares of common stock. Instead, TPC Group will remain an independent public company, the common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of TPC Group’s common stock. Under specified circumstances, TPC Group may be required to reimburse Parent’s expenses or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement — Company Termination Fee” and “The Merger Agreement — Parent Termination Fee.”

Q:	Do any of TPC Group’s directors or officers have interests in the merger that may differ from those of TPC stockholders generally?

A:

Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of TPC Group.

For a description of the interests of our directors and executive officers in the merger, see “The Merger — Interests of the Directors and Executive Officers of TPC Group in the Merger.”

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

As of [—], 2012, the record date for determining who is entitled to vote at the special meeting, there were approximately [—] shares of TPC Group common stock issued and outstanding. Each holder of TPC Group common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Q:	Have any TPC Group stockholders already agreed to vote in favor of the merger proposal?

A:	Yes. Pursuant to voting and support agreements, dated as of August 24, 2012, among Parent, TPC Group and each of QVT Fund LP, Quintessence Fund LP, One East Partners Master, LP, Michael E. Ducey, James A. Cacioppo, Jeffrey A. Strong, K’Lynne Johnson, Richard B. Marchese, Jeffrey M. Nodland and Eugene R. Allspach, such stockholders have agreed to vote their shares of TPC Group common stock in favor of the adoption of the merger agreement, subject to the limitations set forth in the voting agreements. Each of Messrs. Ducey, Cacioppo, Strong, Marchese, Nodland and Allspach and Ms. Johnson is a director of TPC Group. As of the date of this proxy statement, the stockholders party to the voting agreements collectively owned approximately 22% of the outstanding common stock. Each voting agreement will terminate upon the earliest of (i) February 24, 2013, (ii) the effective time of the merger, (iii) the date on which the merger agreement is terminated in accordance with its terms (including as a result of a superior proposal) and (iv) at any time upon the written agreement of Parent and the stockholder.

Q:	What vote is required to approve any proposal to adjourn the special meeting to a later date if necessary or appropriate to solicit additional proxies and to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger?

A:	Approval of the proposal to adjourn the special meeting, and approval, by non-binding, advisory vote, of certain merger-related executive compensation arrangements, require the affirmative vote of a majority of those shares of common stock present or represented by proxy at the special meeting and entitled to vote thereat.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting will be held on [—], 2012 at [—], at [—] a.m., Central time.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on [—], 2012 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. Each holder of TPC Group common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of TPC Group common stock that such holder owned as of the record date.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of TPC Group common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by TPC Group.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of the shares of TPC Group common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	By attending the special meeting and voting in person by ballot;

•	By visiting the Internet at the address on your proxy card;

•	By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee will only be permitted to vote your shares if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of TPC Group common stock. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement and approval of the transactions contemplated thereby, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or over the Internet after the date of the earlier submitted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of TPC Group common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of TPC Group common stock is called a “proxy card.” Our Board of Directors has designated Michael T. McDonnell, Miguel A. Desdin and Rishi A. Varma, and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell or otherwise transfer my shares of TPC Group common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or otherwise transfer your shares of common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies TPC Group in writing of such special arrangements, you will retain your right to vote at the special meeting, but will transfer the right to receive the per share merger consideration to the person to whom you sell or otherwise transfer your shares. Even if you sell or otherwise transfer your shares of common stock after the record date, we urge you to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q:	Will I be subject to U.S. federal income tax upon the exchange of TPC Group common stock for cash pursuant to the merger?

A:	Yes, if you are a U.S. holder or non-U.S. holder with certain connections to the United States. The exchange of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by such holder in the merger and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash in the merger. A non-U.S. holder is generally not subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such non-U.S. holder has certain connections to the United States. In certain circumstances, backup withholding may also apply to the cash payments made pursuant to the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. We provide a more complete description of the material United States federal income tax consequences of the merger under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of TPC Group stock options, stock appreciation rights, restricted stock, restricted stock units and performance share units receive in the merger?

A:	Except as otherwise agreed between Parent and a holder thereof, at the effective time of the merger, each then-outstanding option to purchase shares of common stock and each stock appreciation right, or SAR, granted under TPC Group’s equity plans, whether or not vested or exercisable, will become fully vested and exercisable and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to the option or SAR, as applicable, immediately prior to the effective time of the merger multiplied by the amount, if any, by which $40.00 exceeds the exercise price or grant price, as applicable, per share under the option or SAR, as applicable, less any applicable withholding taxes and without interest.

At the effective time of the merger, each then-outstanding share of restricted stock granted under TPC Group’s equity plans will become fully vested and will no longer be subject to any restrictions and will be considered a share of common stock under the merger agreement entitling the holder to the per share merger consideration less any applicable withholding taxes and without interest.

Except as otherwise agreed between Parent and a holder thereof, at the effective time of the merger, each then-outstanding restricted stock unit, or RSU, granted under TPC Group’s equity plans, whether or not vested, will become fully vested and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to such RSU immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest.

At the effective time of the merger, each then-outstanding performance share unit, or PSU, granted under TPC Group’s equity plans, to the extent not already vested, will become vested with respect to the number of shares of common stock to which the holder of such PSU is entitled in accordance with and pursuant to the terms of the applicable equity plan and award agreement governing the PSU, and will be canceled and converted into the right to receive an amount in cash equal to the product of the number of such vested shares of common stock, if any, subject to such PSU immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest.

In addition, each additional PSU that would not have become vested at the effective time of the merger pursuant to the terms of the applicable equity plan and award agreement governing such PSU due to the application of certain proration provisions in the applicable award agreement, if any, will be canceled, and the holders of such additional PSUs will become entitled to receive an amount in cash equal to the product of the number of shares of common stock, if any, subject to the additional PSUs immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest, except that payment of 50% of the after-tax amount payable to any such holder of additional PSUs, which we refer to as the investment amount, will be conditioned on the holder’s agreement to use the investment amount to acquire equity securities of Parent or one of its affiliates on pricing terms consistent with the equity commitment letters. If such holder does not agree in writing prior to the effective time of the merger to use the investment amount to acquire equity securities of Parent or one of its affiliates, the corresponding additional PSUs will be canceled without payment therefor and will have no further force or effect.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the fourth quarter of 2012. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to certain conditions, including adoption of the merger agreement by our stockholders, the receipt of regulatory approvals and the completion of a 15-business day marketing period that Parent may use to complete its financing for the merger.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the merger is adopted by TPC Group’s stockholders, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. Stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Stockholders, call toll-free: 888-750-5834

Banks and brokers, call collect: 212-750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-Q and 10-K, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•

the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the merger, including receipt of required regulatory approvals;

•

the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement and the possibility that we would be required to pay a $19 million termination fee in connection therewith;

•	the outcome of any legal proceedings that may be instituted against us and others related to the merger agreement;

•

the failure by Parent to obtain the necessary equity and debt financing set forth in the commitment letters received in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the other transactions contemplated by the merger agreement;

•	risks that the proposed transaction disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	risks related to diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the merger is not completed;

•	changes in feedstock supply, consumer demand and prices for our feedstocks and products;

•	changes in laws or governmental actions; and

•	changes enacted by the Securities and Exchange Commission (“SEC”), the Financial Accounting Standards Board or other regulatory or accounting bodies.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” on page 100). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. TPC Group stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of our Board of Directors for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on [—], 2012 at [—], at [—] a.m., Central time.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders to vote on proposals to adopt the merger agreement, to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, and to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on [—], 2012 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our principal executive offices located at Sage Plaza at 5151 San Felipe, Houston, Texas 77056, during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

As of the record date, there were approximately [—] shares of our common stock outstanding and entitled to be voted at the special meeting.

Under our bylaws, the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting must be present either in person or by proxy to constitute a quorum for the purpose of the special meeting. As a result, [—] shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement. Adoption of the merger agreement is a condition to the closing of the merger.

Approval of the proposal to adjourn the special meeting, and approval, by non-binding, advisory vote, of certain merger-related executive compensation arrangements require the affirmative vote of a majority of those shares of common stock present or represented by proxy at the special meeting and entitled to vote thereat.

If a TPC Group stockholder abstains from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the merger agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on any proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting or the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements.

Pursuant to voting and support agreements, dated as of August 24, 2012, among Parent, TPC Group and each of QVT Fund LP, Quintessence Fund LP, One East Partners Master, LP, Michael E. Ducey, James A. Cacioppo, Jeffrey A. Strong, K’Lynne Johnson, Richard B. Marchese, Jeffrey M. Nodland and Eugene R. Allspach, such stockholders have agreed to vote their shares of TPC Group common stock in favor of the adoption of the merger agreement, subject to the limitations set forth in the voting agreements. Each of Messrs. Ducey, Cacioppo, Strong, Marchese, Nodland and Allspach and Ms. Johnson is a director of TPC Group. As of the date of this proxy statement, the stockholders party to the voting agreements collectively owned approximately 22% of the outstanding common stock. Each voting agreement will terminate upon the earliest of (i) February 24, 2013, (ii) the effective time of the merger, (iii) the date on which the merger agreement is terminated in accordance with its terms (including as a result of a superior proposal) and (iv) at any time upon the written agreement of Parent and the stockholder. The voting agreements are described in additional detail in the section entitled “The Merger — Voting and Support Agreements” beginning on page 64.

Shares Held by TPC Group’s Directors and Executive Officers

At the close of business on September 5, 2012, our directors and executive officers beneficially owned 822,006 shares of our common stock, which represented approximately 5.2% of the shares of our outstanding common stock on that date.

Voting of Proxies

If your shares are registered in your name with our transfer agent, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger. No proxy that is specifically marked against adoption of the merger agreement will be voted in favor of the proposed compensation arrangements for TPC Group’s named executive officers in connection with the merger, unless it is specifically marked “FOR” the approval of the proposal.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if possible, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, certain merger-related executive compensation arrangements.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or over the Internet after the date of the earlier submitted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your bank, broker or other nominee.

Special Committee and Board of Directors’ Recommendation

The Board of Directors, after considering various factors described in the section entitled “The Merger — Recommendation of Our Board of Directors and Reasons for the Merger,” including the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of, TPC Group and our stockholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Two members of the Board of Directors who are also members of management abstained from the vote approving the merger and merger agreement. The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by TPC Group. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $[—] plus expenses. We will also indemnify Innisfree M&A Incorporated against certain losses arising out of its provisions of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed proxy card will vote the shares the proxy represents in accordance with his or her judgment.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at TPC Group Inc., Corporate Secretary, 5151 San Felipe, Suite 800, Houston, Texas 77056 or Telephone: (713) 627-7474 to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties to the Merger

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, Texas 77056

(713) 627-7474

TPC is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. Our products are sold to producers of a wide range of performance, specialty and intermediate products, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. We are a leader in North America across our major product lines, including finished butadiene, isobutylene and highly reactive polyisobutylene. We operate as a value-added merchant processor and marketer, linking our raw material providers with our diverse customer base of chemical consumers. We believe this market position has resulted in stable supplier and customer bases and has enhanced our growth and expansion opportunities.

We operate in two principal business segments, C4 Processing and Performance Products. In the C4 Processing segment, we process the crude C4 stream into several higher value components, namely butadiene, butene-1, raffinates and methyl tertiary-butyl ether (“MTBE”). In our Performance Products segment, we produce high purity isobutylene, and we process isobutylene to produce higher-value derivative products such as polyisobutylene and diisobutylene. We also process propylene into nonene, tetramer and associated by-products as a part of our Performance Products segment.

Sawgrass Holdings Inc. (Parent)

c/o First Reserve Corporation

600 Travis St., Suite 6000

Houston, Texas 77002

(713) 227-7890

c/o SK Capital Partners

400 Park Avenue Ste 810

New York, New York 10022

(212) 826-2700

Sawgrass Holdings Inc. is a Delaware corporation that was formed by investment funds affiliated with First Reserve and SK Capital solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. First Reserve is a leading global investment firm dedicated to the energy industry with over $23 billion of raised capital since its inception. SK Capital is a private investment firm with a disciplined focus on the specialty materials, chemicals and healthcare sectors.

Merger Sub, Inc.

c/o First Reserve Corporation

600 Travis St., Suite 6000

Houston, Texas 77002

(713) 227-7890

c/o SK Capital Partners

400 Park Avenue Ste 810

New York, New York 10022

(212) 826-2700

Merger Sub was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related financing transactions.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into TPC Group, with TPC Group continuing as the surviving corporation as a wholly owned subsidiary of Parent. As a result of the merger, TPC Group will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration

In the merger, each outstanding share of common stock (other than (i) any shares owned by Parent, Merger Sub or any other subsidiary of Parent, (ii) shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (iii) shares owned by TPC Group in treasury or by direct or indirect wholly owned subsidiaries of TPC Group) will be converted into the right to receive $40.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a TPC Group stockholder as a result of the merger (except that stockholders who properly exercise their right of appraisal will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law).

Background of the Merger

As part of their ongoing evaluation of TPC Group’s business, the Board and senior management has regularly reviewed and assessed opportunities to increase stockholder value. Among the various initiatives being pursued by the Board and management in recent years were projects to refresh existing plant infrastructure, improve margins and contract terms, achieve better operational efficiency and strengthen the company’s core management team. Additionally, the Board and management continually evaluated potential opportunities for large-scale capital projects and expansion of plant capacity in certain business lines, as well as business combinations, joint ventures, internal restructurings and investments. For example, in February 2011 TPC Group undertook a process toward refurbishing and restarting one of its two idle dehydrogenation units at its Houston facility to produce isobutylene, which would provide an additional source of feedstock for the company’s fuel products and performance products businesses. Additionally, in August 2011 the company commenced an engineering study to explore the construction of an on-purpose butadiene facility, including the possibility of repurposing the second dehydrogenation unit (together with construction of associated new equipment) to produce butadiene from normal butane, a natural gas liquid whose production volumes continue to increase as a result of U.S. shale gas development.

The proposed capital projects are intended to address the challenges TPC Group has faced in sourcing crude C4 feedstocks (particularly as ethylene producers continue to process light feedstocks due to low natural gas prices, which results in lower volumes of crude C4 production) and isobutylene feedstocks. The Board and management recognized, however, that the potential growth opportunities it was pursuing involved risks and uncertainties, particularly for an independent company of TPC Group’s scale. For example, the costs of the dehydrogenation unit projects, together with the construction costs of the associated new equipment, would be substantial—the combined cost of both projects would likely be well in excess of the total market capitalization of TPC Group, necessitating a substantial infusion of new capital. The Board and management viewed the risks involved in such a substantial financing, as well as the risks involved in executing the projects themselves, to be significant. Additionally, the returns from the projects are uncertain, and would not be realized for several years.

As part of its strategic review, in September 2011 the Board directed management to investigate the possibility of funding the capital projects and increasing stockholder value by contributing a portion of TPC Group’s business to an MLP, which would conduct an initial public offering but be majority-owned and managed by TPC Group. Over the following five months members of senior management worked with Baker Botts L.L.P., or Baker Botts, TPC Group’s legal advisor, and a financial advisor to analyze the legal, tax and financial aspects of such a transaction.

On December 5, 2011, Michael E. Ducey, the Chairman of the Board of Directors, received an unsolicited letter from First Reserve, indicating that First Reserve and SK Capital were interested in acquiring TPC Group in an all-cash transaction for consideration of between $30 and $35 per share, subject to due diligence. The letter noted that the price range represented a 34%-56% premium to the trailing 30-day volume-weighted average stock price as of December 2, 2011. The letter stated that the transaction would be funded with a combination of equity and debt financing, and noted that First Reserve had never failed to close a transaction for a company it had contracted to acquire. The letter also noted that First Reserve and SK Capital would expect to implement an incentive program for management after the closing of the transaction. First Reserve proposed to enter into a confidentiality agreement and to schedule a meeting with management to discuss nonpublic information about TPC Group, after which meeting it would provide a proposal with a firm price.

On December 6, 2011, the Board met to discuss the First Reserve letter. After discussion, the Board directed Mr. Ducey to advise First Reserve that while TPC Group was not for sale and that, in any event, the proposed purchase price of $30 to $35 per share was inadequate, the Board was always interested in exploring opportunities to create value for stockholders and was willing to allow First Reserve and SK Capital to conduct due diligence and meet with management in order to improve its offer.

Over the course of December, representatives from TPC Group, First Reserve and SK Capital discussed the terms of a confidentiality agreement, and on January 4, 2012 the parties executed an agreement.

In December 2011 and January 2012, representatives of a potential strategic bidder, referred to as Party A, and an affiliated private equity firm, referred to as Party B, indicated their interest in a possible transaction with TPC Group. On January 4, 2012, at the Board’s direction, TPC Group entered into a confidentiality agreement with Parties A and B.

Additionally, periodically throughout the months of November, December and January management and the company’s advisors updated the Board on their ongoing analysis of the potential benefits and risks of an MLP transaction, including preliminary views on tax impacts, transaction structure and valuation.

On January 25 and 26, 2012, Mr. Ducey and members of senior management of TPC Group met with representatives of First Reserve and SK Capital to facilitate their due diligence review.

Later that month, representatives of Parties A and B advised Mr. Ducey that they would not pursue a bid to acquire TPC Group at that time, due to other strategic initiatives they were undertaking.

On January 30, 2012, the Board met to discuss the strategic review process. Mr. Ducey updated the Board on his discussions with Parties A and B, and on the due diligence session with First Reserve and SK Capital. The Board then discussed the various alternatives for managing the strategic review. While the Board did not view First Reserve’s and SK Capital’s proposal as presenting any immediate conflicts of interest, the Board recognized that such a transaction could present potential conflicts for management if post-closing employment and compensation matters were discussed. Therefore, the Board formed a special committee (which we refer to in this proxy statement as the Committee) consisting of Mr. Ducey, James A. Cacioppo, Richard B. Marchese and Jeffrey A. Strong, all independent directors. Mr. Ducey was designated as chair of the Committee. The Committee decided to engage Skadden, Arps, Slate, Meagher and Flom LLP, or Skadden Arps, to act as legal counsel to the Committee. The Committee also discussed various potential independent financial advisors and determined to interview Perella Weinberg to act as financial advisor to TPC Group.

On January 31, 2012, the Board received a letter from two private equity firms, referred to as Parties C and D, indicating their interest in jointly acquiring TPC Group in an all-cash transaction for consideration of between $38 and $38.50 per share, subject to due diligence. The letter noted that the price range represented a 49%-51% premium to the trailing six-month average closing stock price. The letter stated that the transaction would be funded with a combination of equity and debt financing. The letter proposed a two-step transaction structure, involving a tender offer to acquire TPC Group shares followed by a short-form merger. Parties C and D indicated a willingness to allow for a go-shop provision in the definitive merger agreement, which would permit TPC Group to solicit alternative proposals for a defined period of time after execution of the agreement. The letter also noted that Parties C and D would expect to implement an incentive program for management after the closing of the transaction. Parties C and D proposed to schedule a meeting with management to discuss the company’s business and prospects, and to transmit a due diligence request list.

On February 2, 2012, the Committee met to interview Perella Weinberg to act as financial advisor to TPC Group in connection with the potential sale transaction, and to discuss the strategic review process generally. Representatives of Skadden Arps and Messrs. Michael T. McDonnell, President and Chief Executive Officer, Miguel A. Desdin, Senior Vice President and Chief Financial Officer, Eugene R. Allspach, Senior Vice President—Corporate Development, and Rishi A. Varma, Vice President, General Counsel and Secretary, also attended the meeting. Representatives of Perella Weinberg discussed their relevant experience, and noted that Perella Weinberg had not previously provided services to TPC Group or its affiliates and had not previously provided services to First Reserve, SK Capital, Party C or Party D. The representatives of Perella Weinberg also engaged in a discussion with the Committee members regarding the course that the strategic review process could take, including the alternatives of conducting a publicly announced auction, approaching specific bidders or conducting exclusive negotiations with a particular bidder but preserving the ability to solicit alternative offers after the execution of definitive documentation pursuant to a “go shop” provision. Representatives of Perella Weinberg also discussed their initial views on other potential alternatives, including a leveraged recapitalization and forming an MLP. The directors and Perella Weinberg then engaged in a discussion about approaching strategic bidders, including the optimal timing of any such approach. The Committee determined to postpone discussions with strategic bidders until more definitive bids were obtained from the financial bidders, but to determine if a higher price could be obtained from a strategic bidder before concluding the review process. After dismissing Perella Weinberg from the meeting, the directors discussed their fiduciary duties with representatives of Skadden Arps, and after further discussion the Committee directed Mr. Ducey to formally engage Perella Weinberg as financial advisor to TPC Group. The Committee determined that Perella Weinberg would not receive any fee in the event that the Board decided to pursue the potential MLP alternative, noting that the company had previously engaged another financial advisor with respect to its review of that alternative, and that the other financial advisor would not receive any fee in the event that the Board determined to pursue a sale transaction. In making its decision to engage Perella Weinberg, the Committee noted Perella Weinberg’s qualifications, expertise and reputation, its knowledge of the industries in which TPC Group conducts its business and its independence. Perella Weinberg, as part of its financial advisory business, is regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate initiatives and other purposes.

Later that week Mr. Ducey and representatives of Perella Weinberg contacted First Reserve and SK Capital to inform them that another bidder had expressed interest in acquiring the company at a price level above the range indicated by First Reserve and SK Capital, and that the other bidder was going to be given the opportunity to conduct due diligence.

On February 9, 2012, the Board met, with representatives of Perella Weinberg, Skadden Arps and management in attendance. Representatives of Perella Weinberg presented the directors with their preliminary analysis of TPC Group’s standalone valuation and prospects, based on projections prepared by management. Perella Weinberg also presented their recommendations for managing the strategic review process and discussions with the potential bidders, noting their view that the Board should wait to take more definitive steps until receiving revised proposals. Perella Weinberg and the directors also discussed whether or not to undertake a public auction, but the directors, with advice from Perella Weinberg, determined that the need to maintain confidentiality with respect to the process in order to minimize disruption of ongoing routine business contract negotiations and contract negotiations supporting the advancement of the strategic growth projects outweighed the benefits of an auction process.

On February 13, 2012, First Reserve and SK Capital submitted a revised written proposal to acquire TPC Group at a price of $40 to $42.50 per share in cash. The letter noted that the price range represented a 21%-29% premium to the closing price on February 13, 2012, a 22%-30% premium to the one month volume-weighted average price and a 52%-61% premium to the three month volume-weighted average price. The letter reconfirmed several of the terms proposed in the previous letter, and stated that the bidders would require voting and support agreements to be executed by senior management and directors. First Reserve and SK Capital requested that TPC Group agree to exclusively negotiate with them for 60 days.

On February 14, 2012, the Committee met, with representatives of Perella Weinberg, Skadden Arps and management in attendance, to discuss the proposals from the bidders. Representatives of Perella Weinberg summarized the revised proposal from First Reserve and SK Capital, including the request for an exclusivity period and voting and support agreements. The directors and other participants then engaged in a discussion about the proposal from Parties C and D, and how to create competitive tension in order to achieve the highest value for stockholders from First Reserve and SK Capital, on the one hand, and Parties C and D, on the other. Perella Weinberg and the directors discussed the importance of maintaining a level playing field among the bidders, so that each would be in the optimal position to put forward its best offer. The Committee and advisors also revisited their prior discussion regarding the advantages and disadvantages of running a public auction for TPC Group, noting the negative impact a failed auction could have on the company’s achievement of the ongoing business contract negotiations (including negotiations on service fees and crude C4 supply) as well as the advancement of the strategic growth projects. The directors also noted Perella Weinberg’s concern that the private equity buyers may not bid in a public auction, and Perella Weinberg’s view that the universe of potential strategic bidders was small and could be approached selectively and confidentially. In light of these considerations, together with the potential for significant disruption to the company’s business and operations that would result from a public process, and the fact that the definitive documentation for any transaction would not prohibit an alternative bidder from making a competing proposal (whether or not a go-shop provision was included), the Committee elected not to publicly announce a sale process at that time. The Committee also decided to reject First Reserve’s and SK Capital’s request for exclusivity in order to engage in discussions with other potential bidders. The Committee authorized management to enter into a confidentiality agreement with Parties C and D and to facilitate their due diligence review. The Committee also discussed the timing of approaching strategic bidders to determine if a higher price could be obtained. As an initial matter, the Committee directed that Perella Weinberg contact a potential strategic bidder (referred to as Party E) without identifying TPC Group as the target, in order determine whether Party E would be open to acquisition opportunities and to anticipate any potential impediments.

On February 17, 2012, TPC Group and Parties C and D entered into a confidentiality agreement. Representatives of Perella Weinberg contacted Parties C and D to inform them that another bidder had made a proposal to acquire the company and that the other bidder was conducting due diligence.

On February 21, 2012, members of management of TPC Group and representatives of Perella Weinberg met with representatives of Parties C and D to facilitate their due diligence review.

On February 23, 2012 Parties C and D, and on February 24, 2012 First Reserve and SK Capital, were given access to an online data room containing public and nonpublic information about TPC Group in connection with the parties’ due diligence review.

On February 24, 2012, the Board met to evaluate a potential MLP transaction. At the meeting, representatives of Baker Botts discussed the tax and legal implications of such a transaction, including whether TPC Group’s operations generated “qualifying income” under the Internal Revenue Code, considerations regarding deferral of taxable gain and impacts of the transaction on TPC Group LLC’s existing senior secured notes. TPC Group’s financial advisor for the possible MLP transaction also presented its views on potential valuation and the associated risks. The directors and advisors discussed the feasibility of structuring the MLP to pay fixed, as opposed to variable, distributions in order to achieve the highest valuation possible and a favorable yield, noting that a fixed distribution structure could prove challenging given the volatility of TPC Group’s cash flows. The directors and advisors also discussed the fact that TPC Group’s tax basis in its equity stake in the MLP would likely be low, causing the company to recognize taxable gain over time. After dismissing Baker Botts and the MLP financial advisor from the meeting, the Board discussed the risks involved in the MLP transaction, and what it viewed as a lack of significant incremental stockholder value for the reasons described above and other factors. It contrasted the valuation with the sale alternative, which avoided the inherent execution risks (including capital market risks) and uncertainty of value in pursuing the MLP, as well as investors’ expectation that any MLP would pay regular cash distributions to unitholders and thus deplete cash that could be used to fund capital projects. The Board then discussed TPC Group’s standalone prospects generally. The Board concluded by determining to proceed with the ongoing discussions with the bidders.

Also on February 24, representatives of Perella Weinberg met with Party E, without identifying TPC Group. Party E indicated that it was not actively contemplating strategic acquisitions. However, Party E indicated that it could be interested in a transaction if the opportunity met its investment return requirements.

On February 27 and 28, 2012, Mr. Ducey, members of management of TPC Group and representatives of Perella Weinberg met with representatives of Parties C and D to facilitate their due diligence review.

On March 8, 2012, TPC Group released earnings for fiscal year 2011 and on March 9 held its usual public earnings call with analysts and investors. The company’s stock price, which had closed at $36.66 on March 7, 2012, closed at $41.88 on March 9 and reached an all-time high closing price of $47.03 on March 16.

On March 9, 2012, the Committee met, with representatives of Perella Weinberg, Skadden Arps, Baker Botts and management in attendance. Representatives of Perella Weinberg updated the directors on the status of discussions with First Reserve, SK Capital and Parties C, D and E. The directors and advisors discussed the potential impact of the recent significant increase in TPC Group’s stock price on the bidders’ willingness to remain engaged in the process. In order to maintain competitive tension and a level, consistent playing field, to avoid a slowdown in the process, and in light of the substantial diligence already performed by the bidders, the Committee directed Perella Weinberg to request that First Reserve, SK Capital and Parties C and D submit their updated proposals no later than April 2, 2012. Representatives of Baker Botts reviewed with the directors the terms of a draft merger agreement to be provided to the bidders.

On March 14, 2012, the Committee met, with representatives of Perella Weinberg and Skadden Arps, and Mr. Varma, in attendance, to discuss the current status of discussions with the potential bidders. Representatives of Perella Weinberg reported that they had discussed the recent stock price increase with First Reserve, SK Capital and Parties C and D, and that each had confirmed its willingness to proceed but had indicated that its proposed price would be below then-current trading levels. Representatives of Skadden Arps also discussed the directors’ fiduciary duties in the context of a sale of the company for cash.

On March 15, 2012, members of management of TPC Group met with representatives of Parties C and D to facilitate their due diligence review. Also on March 15, TPC Group provided First Reserve, SK Capital and Parties C and D with the draft merger agreement prepared by Baker Botts.

On March 20, 2012, the Committee met, with representatives of Perella Weinberg, Skadden Arps and management in attendance, to discuss the current status of discussions with First Reserve, SK Capital and Parties C and D. Representatives of Perella Weinberg updated the directors on the bidders’ due diligence review, and discussed recent conversations with the bidders, during which each had stated that it was evaluating whether to withdraw from the process given the continuing stock price increase. After dismissing Perella Weinberg from the meeting, the directors had a discussion with representatives of Skadden Arps regarding the directors’ fiduciary duties and various alternative courses for the strategic review process, including approaching additional potential strategic bidders or terminating the process altogether.

On March 26, 2012, Mr. Ducey, members of management of TPC Group and representatives of Perella Weinberg met with representatives of First Reserve and SK Capital to facilitate their due diligence review.

On March 28, 2012, the Committee met, with representatives of Perella Weinberg and Skadden Arps, and Mr. Varma, in attendance, to discuss the current status of discussions with the potential bidders. The directors and advisors also discussed TPC Group’s prospects as a standalone company, particularly in light of the challenges the company would face regarding the financing and execution of its plans for future growth.

On March 29, 2012, representatives of First Reserve and SK Capital called representatives of Perella Weinberg to discuss First Reserve’s and SK Capital’s unwillingness to submit a proposal below the then-current trading price.

On April 2, 2012, Mr. Ducey spoke with representatives of First Reserve. On the call First Reserve informed Mr. Ducey of its and SK Capital’s decision not to pursue further efforts to acquire TPC Group in light of the recent stock price increase, because their bid price would be below the then-current trading price. That evening the data room access previously granted to First Reserve and SK Capital was terminated.

On April 3, 2012, the Committee met, with representatives of Perella Weinberg, Skadden Arps and management in attendance, to discuss current status. Mr. Ducey reported on his conversation with First Reserve on April 2nd, and representatives of Perella Weinberg reported on a conversation earlier that day with Parties C and D. Parties C and D had indicated that they had not reached a final decision, but were not inclined to submit a proposal at that time. Perella Weinberg also informed the directors of a call they had received from a financial advisor representing an unidentified non-U.S. strategic bidder, referred to as Party F, that was interested in a potential acquisition of TPC Group. The Committee directed Perella Weinberg to encourage the financial advisor to identify their client and to progress discussions expeditiously. The directors also reviewed various alternative courses for the strategic review process, and decided to discuss these alternatives with the full Board.

On April 5, 2012, the Committee met, with representatives of Perella Weinberg and Skadden Arps, and Mr. Varma, in attendance, to discuss possible next steps in the strategic review process. Representatives of Perella Weinberg informed the directors that Parties C and D had indicated that they would submit a proposal, together with a markup of the draft merger agreement, later that day. Parties C and D did not submit such a proposal or markup.

On April 6, 2012, the Board met, with representatives of Perella Weinberg and Skadden Arps and management in attendance, to discuss the current status and next steps for the strategic review process. After receiving an update on all current discussions, representatives of Skadden Arps and the directors discussed the Board’s fiduciary duties under the circumstances. The Board then engaged in a discussion about whether to terminate or postpone the process, concluding that it needed further input from Perella Weinberg about the company’s valuation as a standalone entity, and coupled with an MLP.

On April 9, 2012, the Board met, with representatives of Perella Weinberg and Skadden Arps and management in attendance, to continue its April 6 discussion regarding the strategic process. Representatives of Perella Weinberg presented their views on TPC Group’s valuation, utilizing a variety of analyses based on, among other things, discounted cash flows and comparable company multiples. The directors and Perella Weinberg engaged in an extensive discussion of the valuation analyses and TPC Group’s challenges as a standalone company generally, including the financing and execution risks of its growth plans, as well as its lack of scale, exposure to butadiene price volatility and crude C4 supply shortages. Perella Weinberg then presented its views on MLP valuation, including an analysis of the performance of other comparable MLPs. While noting the benefits of monetizing assets and potentially increasing the company’s valuation, Perella Weinberg also noted several potential negative factors, including interest rate risk, the impact of the low tax basis in TPC Group’s equity stake in the MLP, the risk that the MLP could not support a fixed distribution structure in light of the volatility of its cash flows, the risk that the MLP would not be able to adequately fund the capital projects and the inherent execution risks (including capital market risks) involved in an initial public offering. After discussing the MLP valuation analysis, the Board dismissed Perella Weinberg from the meeting. The directors then discussed the process further, and determined to continue to progress discussions with Parties C and D, and to revisit prior discussions regarding approaching additional potential strategic bidders.

On April 12, 2012, representatives of Parties C and D informed Perella Weinberg of their decision not to pursue further efforts to acquire TPC Group in light of the recent stock price increase, because their bid price would be below the then-current trading price. That day the data room access previously granted to Parties C and D was terminated.

On April 13, 2012, the Committee met, with representatives of Perella Weinberg, Skadden Arps and management in attendance, to discuss possible next steps in the strategic review process in light of the recent communication from Parties C and D. The directors and advisors renewed their discussions regarding approaching strategic bidders, or publicly announcing that the Board was exploring strategic alternatives. The Committee decided to reconvene on April 20 to further discuss alternatives, and asked Perella Weinberg to present its views and recommendations on potential strategic bidders.

On April 20, 2012, the Committee met, with representatives of Perella Weinberg, Skadden Arps and management in attendance. Representatives of Perella Weinberg presented their evaluation of more than twenty potential strategic bidders, including multiple MLPs, taking into account the various financial and operational characteristics of the bidders, the probable level of interest, synergies and strategic rationale for each bidder to acquire TPC Group, and the financial capability of each to complete such a transaction. The directors engaged in extensive discussions regarding these potential bidders, as well as additional companies identified by the directors. The directors met in executive session after dismissing the advisors from the meeting, and after discussion agreed to continue their discussion at their next meeting.

On April 30, 2012, the Committee met, with representatives of Skadden Arps and management in attendance, to continue its discussion regarding the various process alternatives, ultimately determining to proceed with a targeted approach to strategic bidders.

On May 3, 2012, the Committee met, with representatives of Perella Weinberg, Skadden Arps and management in attendance, to discuss the possible strategic bidders that could be approached. After reviewing the distinct advantages and disadvantages of approaching each bidder, taking into account the various financial and operational characteristics of the bidders, the probable level of interest, synergies and strategic rationale for each bidder to acquire TPC Group, and the financial capability of each to complete such a transaction, and after consideration of the possibility of leaks and business disruption and the risks involved in disclosing sensitive proprietary information to actual or potential customers, suppliers, competitors or strategic partners, the Committee instructed Perella Weinberg to contact four potential strategic bidders selected by the Committee based on such considerations.

Over the next several days, at the Committee’s instruction, representatives of Perella Weinberg contacted the four potential strategic bidders, Parties A, E, F and G, as well as Party A’s affiliate, Party B.

Over the course of the week of May 7, 2012, representatives of Parties A and B discussed with Perella Weinberg the possibility of submitting a proposal, either by Party A or by Party B independently.

On May 17, 2012, representatives of Party E informed Perella Weinberg that Party E would not pursue submitting a proposal, but that it might be interested in jointly pursuing specific projects with TPC Group.

Also on May 17, representatives of Parties C and D contacted Perella Weinberg to indicate their interest in resuming discussions regarding a potential transaction.

The financial advisor to Party F, with whom Perella Weinberg had engaged in early April, identified its client, and on May 18, 2012 Party F sent a letter to Perella Weinberg to inform it that Party F was interested in considering a bid. On June 7, 2012, Party F entered into a confidentiality agreement with TPC Group and was granted access to the data room.

In May the financial advisor to another potential strategic bidder, Party H, contacted Mr. Ducey to ask whether TPC Group would be receptive to an acquisition proposal from Party H. Mr. Ducey indicated that the Board was willing to consider any transaction that created value for TPC Group stockholders. Party H did not submit any proposal.

On May 22, 2012, representatives of Perella Weinberg contacted First Reserve and SK Capital to discuss whether they would be interested in re-submitting a bid. First Reserve and SK Capital indicated that, in order to restart discussions, they would require that TPC Group agree to a period of exclusive negotiations and/or an agreement to reimburse their expenses. They also indicated that they would need to meet internally to discuss their current views on valuation.

On May 29, 2012, representatives of Parties A and B informed Perella Weinberg that neither would pursue submitting a bid.

On May 30, 2012, the Committee met, with representatives of Perella Weinberg, Skadden Arps and management in attendance, to discuss the status of discussions with potential bidders. Representatives of Perella Weinberg updated the directors on their contacts with First Reserve and SK Capital and Parties A, B, C, D, E, F and H, and the fact that the relevant contact at Party G had just begun evaluating the opportunity. The Committee determined not to grant exclusivity to First Reserve and SK Capital in order to continue discussions with the other bidders, but did authorize management and Perella Weinberg to re-engage with First Reserve and SK Capital, as well as Parties C and D.

On June 1, 2012, a representative of Party G discussed with Perella Weinberg Party G’s potential interest in pursuing a transaction. Party G indicated, however, that it was concerned about a number of potential issues with a transaction, including regulatory impediments. Over the following three weeks TPC Group management, with the input of outside counsel, analyzed and reviewed potential solutions to the regulatory issues.

Because representatives of Party F were not able to travel to the United States in an expeditious manner to meet with management, from June 7 to June 9, 2012, Messrs. McDonnell and Allspach traveled to Party F’s foreign headquarters to make a management presentation as part of Party F’s initial due diligence review.

On June 11, 2012, members of senior management met with representatives of First Reserve and SK Capital, and Parties C and D, on separate conference calls to update their due diligence.

On June 21, 2012, representatives of Parties C and D informed Perella Weinberg that they would not be submitting a revised proposal due to macroeconomic and financing concerns. That day the data room access previously granted to Parties C and D was terminated.

On June 22, 2012, representatives of First Reserve and SK Capital informed Perella Weinberg that they were considering submitting a revised proposal for $38 per share. Perella Weinberg responded that the Board would consider any proposal but encouraged First Reserve and SK Capital to put forward a higher offer.

On June 25, 2012, First Reserve and SK Capital submitted a revised written proposal to acquire TPC Group at a price of $40 per share in cash. The letter noted that the price represented a 22% premium to the closing price on June 25, 2012 and a 23% premium to the one month volume-weighted average price. The letter stated that the bidders were negotiating with potential lenders, and that they expected to have binding commitment letters in place in approximately four weeks. The letter reconfirmed several of the terms proposed in the previous letters and requested a 30-day exclusivity period and reimbursement of First Reserve’s and SK Capital’s expenses in certain circumstances.

Also on June 25, representatives of Party G informed Perella Weinberg that, after an extensive review of a potential transaction, Party G had decided not to pursue an acquisition of the company for a variety of reasons, including other investment alternatives and regulatory concerns.

On June 26, 2012, a representative of Party A contacted Mr. McDonnell to explore opportunities for potential transactions between Party A and TPC Group. Mr. McDonnell referred the representative of Party A to Mr. Ducey to discuss the possibilities further.

On June 28, 2012, the Committee met, with representatives of Perella Weinberg and Skadden Arps, and Mr. Varma, in attendance. Representatives of Perella Weinberg informed the directors that each of Parties A, B, C, D, E and G had indicated that it would not make a proposal to acquire TPC Group. Party F had that day informed Perella Weinberg that it could not provide an indicative value range for an acquisition at that time, and requested that they be permitted to visit TPC Group’s facilities. The Committee and other attendees then engaged in a discussion about the alternatives to maximize stockholder value, including by continuing the process or by allowing TPC Group to remain independent. The directors discussed the challenges TPC Group would face, as a standalone company, in managing the execution and financing risks involved in its growth plans. The Committee also revisited its prior discussions on the alternative of an MLP transaction. After discussion, the Committee determined to continue to pursue an acquisition transaction. The Committee instructed Perella Weinberg to schedule site visits for Party F as soon as possible, and in the meantime to continue discussions with First Reserve and SK Capital.

Later on June 28, 2012, representatives of Party F informed Perella Weinberg that it would not pursue submitting a bid due to its concerns about necessary capital expenditures and potential crude C4 feedstock supply issues, among other concerns. That day the data room access previously granted to Party F was terminated.

On June 29, 2012, the Board met, with representatives of Perella Weinberg and Skadden Arps and management in attendance. Mr. Ducey updated the Board on the termination of discussions with Parties A, B, C, D, E, F and G, and on the revised proposal from First Reserve and SK Capital. Representatives of Perella Weinberg presented the Board with their updated views on valuation. The directors then engaged in a discussion on First Reserve’s and SK Capital’s proposal, including on their financing prospects and ability to close. The directors also discussed their fiduciary duties with representatives of Skadden Arps. The Board directed Mr. Ducey and Perella Weinberg to pursue further discussions with First Reserve and SK Capital, and to counterpropose a purchase price of $42 per share.

Also on June 29, 2012, a representative of Party I, a potential strategic bidder, while attending a lunch with Mr. Allspach, indicated Party I’s interest in considering a bid. On July 2, 2012, Party I entered into a confidentiality agreement and was subsequently provided with access to the data room.

During the week of July 2, 2012, management, Perella Weinberg and Mr. Ducey worked together to refine arguments supporting a higher price. Thereafter both Perella Weinberg and Mr. Ducey had separate discussions with First Reserve and SK Capital regarding TPC Group’s counterproposal and the reasons it was supportable. First Reserve and SK Capital were also informed that the process remained competitive. First Reserve and SK Capital agreed to consider the counterproposal and to discuss it with their respective investment committees. First Reserve and SK Capital also reiterated their desire for TPC Group to enter into exclusive negotiations with them.

On July 3, 2012, the Committee met, with representatives of Perella Weinberg and Skadden Arps, and Mr. McDonnell, in attendance. Perella Weinberg described the recent contacts with Party I and presented background materials on Party I. Perella Weinberg also updated the directors on the latest discussions with First Reserve and SK Capital. The Committee determined not to enter into exclusivity with First Reserve and SK Capital at that time, but noted that it was important not to risk losing the First Reserve and SK Capital proposal in order to pursue the possibility of obtaining a proposal from Party I, particularly in light of the fact that Party I had not provided any indication of the consideration it would be willing to pay.

On July 5, 2012, Simpson Thacher & Bartlett LLP, counsel to First Reserve and SK Capital, sent to Mr. Ducey, management and Skadden Arps a list of key issues on the draft merger agreement provided in March by TPC Group. Among the issues raised in the list was an objection to the inclusion of a go-shop provision in the company’s previous draft.

On July 6, 2012, the Board met, with representatives of Perella Weinberg and Skadden Arps and management in attendance, to discuss the issues list provided by Simpson Thacher. The Board discussed the recent contact from Party A, and directed Mr. Ducey to contact its affiliate, Party B, to gauge its interest in a transaction. When Mr. Ducey did so, Party B indicated that it believed that neither it nor Party A was interested in pursuing a bid at that time, but that it would confer with Party A. The Committee met later that day to discuss potential responses to the Simpson Thacher issues list, and instructed management and the advisors to continue their discussions with First Reserve and SK Capital.

On July 9, 2012, members of management of TPC Group met with representatives of Party I to facilitate Party I’s due diligence review.

On July 11, 2012, TPC Group provided a draft merger agreement to Party I for its review and comment.

On July 12, 2012, a representative of Party I informed Perella Weinberg that Party I’s initial indication of value was at a price of less than $36 per share, which was below the then-current trading price.

On July 13, 2012, the Committee met, with representatives of Perella Weinberg and Skadden Arps and management in attendance, to discuss the previous day’s discussion with Party I. After discussion about whether making a counterproposal would be productive, the Committee directed Perella Weinberg to terminate discussions with Party I. That day the data room access previously granted to Party I was terminated.

On July 16, 2012, representatives of First Reserve and SK Capital informed Perella Weinberg that they were not willing to increase their bid, and that $40 per share was their best and final offer.

On July 20, 2012, the Board met, with representatives of Perella Weinberg and Skadden Arps and management in attendance, to discuss the proposal from First Reserve and SK Capital. After discussion, the Board determined to proceed on the basis of a $40 per share price and to enter into exclusive negotiations with First Reserve and SK Capital.

On July 25, 2012, Bloomberg issued a press report stating that TPC Group was in exclusive talks to be purchased by a private equity buyer at a price of $40 per share.

Also on July 25, members of the Committee and representatives of Perella Weinberg met with representatives of First Reserve and SK Capital to discuss the exclusivity agreement requested by First Reserve and SK Capital and the process going forward.

On July 30, 2012, the Committee met to consider, and after discussion to approve, the exclusivity agreement requested by First Reserve and SK Capital. In the Committee’s discussion it was noted that neither TPC Group nor any of the advisors had received any inquiry from a potential bidder regarding an acquisition since the publication of the Bloomberg report on July 25. Later that day TPC Group entered into the exclusivity agreement, effective July 27, 2012, pursuant to which TPC Group agreed to cease all discussions with alternative bidders, and to not solicit alternative bids, until August 17, 2012, subject to a one-week extension at First Reserve’s and SK Capital’s option if they confirmed their intent to pursue a transaction in good faith at a price not less than $40 per share. TPC Group also agreed to reimburse up to $3 million of First Reserve’s and SK Capital’s expenses if an agreement were not reached despite First Reserve’s and SK Capital’s willingness to proceed at a price not less than $40 per share, and if TPC Group entered into a definitive agreement for an alternative transaction within four months of the end of the exclusivity period. The $3 million cap on the expense reimbursement would be reduced to $2.5 million if First Reserve and SK Capital exercised their right to extend the exclusivity period for one week, as described above.

On August 6, 2012, Simpson Thacher sent a markup of the merger agreement to TPC Group, Baker Botts and Skadden Arps which, among other things, reiterated the issues to which Simpson Thacher had objected in its July 5th issues list.

On August 7, 2012, representatives of Party B informed Mr. Ducey that neither Party B nor Party A was interested in making a proposal at then-current stock trading price levels, but that they would be willing to reconsider their interest if our stock trading price decreased and after certain strategic initiatives they were undertaking were complete.

On August 10, 2012, the Board met, with representatives of Perella Weinberg, Skadden Arps, Baker Botts and management in attendance, to discuss the markup of the merger agreement provided by Simpson Thacher, including Simpson Thacher’s proposed deletion of the go-shop provision. The Committee determined its positions on certain key issues, emphasizing a need to minimize the possibility under the agreement that the closing would not occur, and directed counsel and the advisors to discuss these positions with Simpson Thacher.

On August 13, 2012, representatives of Baker Botts, Skadden Arps and Simpson Thacher, and Mr. Varma, met to discuss Simpson Thacher’s markup of the merger agreement.

On August 14, 2012, Bloomberg issued a press report stating that TPC Group was in exclusive talks to be purchased by First Reserve at a price of $40 per share. Additionally, on August 14, Baker Botts distributed a revised version of the merger agreement to Simpson Thacher. Over the following ten days, Simpson Thacher distributed drafts of the voting and support agreements, limited guarantees, equity commitment letters and the debt commitment letter, and the parties exchanged draft disclosure schedules. During this time representatives of Baker Botts, Skadden Arps, Simpson Thacher and TPC Group met to negotiate the terms of the merger agreement and the ancillary agreements, and exchanged multiple drafts of the agreements. Counsel for certain stockholders also reviewed and participated in negotiations on the voting and support agreements. In the course of these negotiations TPC Group, after consideration by the Committee, agreed to delete the go-shop provision in light of the thorough scope of the company’s strategic review process and the absence of any inquiries after the July 25, 2012 Bloomberg press release, coupled with the fact that the merger agreement would not prohibit an alternative bidder from making a competing proposal whether or not a go-shop provision was included. This concession was made on the condition that certain other outstanding issues, including the Company’s requests for a low termination fee that would not unduly deter a competing bidder and for the inclusion of language allowing TPC Group to seek specific performance from a court to cause Parent to institute litigation against its lenders to enforce the terms of the debt commitment letter, were resolved to TPC Group’s satisfaction.

On August 15, 2012, representatives of Sandell Asset Management, Ltd, an affiliate of Castlerigg Master Investments, Ltd and a TPC Group stockholder, contacted Mr. McDonnell by phone to discuss the Bloomberg report. While Mr. McDonnell did not comment on the report, the Sandell representatives discussed their firm’s view that a transaction valued at $40 per share would be inadequate. Representatives of Sandell contacted members of management on multiple occasions after the execution of the merger agreement, by phone and in publicly disclosed correspondence, to reiterate their position that the $40 per share price was inadequate.

Also on August 15, 2012, representatives of First Reserve and SK Capital presented to Mr. McDonnell their initial thoughts on a proposed management incentive plan for implementation after closing of any transaction. The bidders and Mr. McDonnell discussed the plan, as well as the possibility of management rolling over a portion of its existing TPC Group equity into equity of Parent, over the days that followed. Mr. McDonnell kept Mr. Ducey fully informed of the status of his discussions with the bidders as they progressed.

On August 17, 2012, the Board met, with representatives of Perella Weinberg, Skadden Arps, Baker Botts and management in attendance, to discuss the status of the merger agreement negotiations. The Committee also discussed Mr. McDonnell’s recent conversation with representatives of Sandell Asset Management. A TPC Group director indicated that he had also received an email from Sandell expressing the firm’s view on the rumored price. Additionally, on August 17, First Reserve and SK Capital exercised their right to extend the exclusivity period for one week by confirming their intent to pursue a transaction in good faith at a price not less than $40 per share.

On August 20 and 22, 2012, the Committee met, with representatives of Perella Weinberg, Skadden Arps, Baker Botts and management in attendance, to discuss the status of the merger agreement negotiations.

On August 23, 2012, the Committee and the full Board met, with representatives of Perella Weinberg, Skadden Arps, Baker Botts and management in attendance. Prior to the meeting the directors received a packet that included the current draft of the merger agreement and ancillary agreements, a summary of the agreement and other discussion materials to facilitate their review and consideration of the proposed transaction, including financial analyses prepared by Perella Weinberg. During the meeting, representatives of Skadden Arps reviewed certain legal matters, including the Board’s fiduciary duties in connection with the proposed transaction. Representatives of Perella Weinberg reviewed with the Board the financial analyses it performed, utilizing multiple methodologies, in coming to the conclusions set forth in its fairness opinion relating to the merger, as described in “—Opinion of Perella Weinberg Partners LP—Summary of Material Financial Analyses” below. Additionally, representatives of Baker Botts reviewed changes to the merger agreement since the last meeting of the Committee and the terms of the revised merger agreement. Mr. McDonnell advised the other directors of his recent discussions regarding potential investments by management in Parent equity, and regarding a new management incentive plan to take effect after closing, noting that such discussions were preliminary and no amounts or other terms had been agreed. The Board then dismissed all members of management from the meeting. Representatives of Baker Botts described for the directors the key issues that remained to be resolved with First Reserve and SK Capital. The Committee and the Board discussed their positions on the issues, again emphasizing the need for as much certainty as possible that the closing would occur, and directed Mr. Ducey and representatives of Baker Botts to discuss them with principals at First Reserve and SK Capital and with Simpson Thacher.

On August 24, 2012, Mr. Desdin received a voice mail, which was subsequently followed by an e-mail, from a financial advisor that said it had a client that had not been approached in TPC Group’s process and would be interested in meeting with management to learn more about the company. The communications stated that the advisor’s client was familiar with TPC Group’s business and had ready access to the required funding, but it did not identify the client. On August 30, 2012, after announcement of the execution of the merger agreement, the financial advisor contacted management again to identify its client, a private equity firm, and to reiterate its client’s interest in meeting with management, but it did not submit a proposal. Management referred the individual to the provisions of the merger agreement, which had been publicly filed, regarding acquisition proposals.

Later on August 24, Mr. Ducey and representatives of Baker Botts and Perella Weinberg discussed with representatives of First Reserve, SK Capital and Simpson Thacher the remaining open issues. First Reserve responded with its final proposals on the open issues. Shortly after First Reserve and SK Capital presented their proposal, which was expressly contingent on executing the merger agreement that evening, the Board convened, with representatives of Perella Weinberg, Baker Botts and management in attendance. The directors discussed the communication from the financial advisor received by Mr. Desdin earlier that day and, in light of the generality and uncertainties of the advisor’s request (which did not identify the potential bidder or give any indication of price or timing), the fact that the merger agreement would not prohibit an alternative bidder from making a competing proposal, and the risk of jeopardizing the proposal made by First Reserve and SK Capital, determined to proceed to seek to finalize an agreement with First Reserve and SK Capital. Perella Weinberg then delivered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Perella Weinberg’s written opinion dated August 24, 2012), to the effect that, as of the date of the opinion and subject to the assumptions, qualifications and limitations contained in the opinion, the consideration to be received by the stockholders of TPC Group (other than any Parent affiliates) in the merger was fair from a financial point of view to such stockholders. Mr. McDonnell then informed the Board that management supported the merger and believed that it was in the best interests of stockholders, after which all members of management present at the meeting were dismissed from the meeting. Following discussion, the Committee, taking into account various factors and potential risks as described further below under “—Recommendation of Our Board of Directors and Reasons for the Merger,” unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, desirable and in the best interests of, TPC Group and its stockholders and recommended to the Board that it approve, adopt and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. The full Board then reconvened and, after considering factors more fully described in this proxy statement, including the unanimous recommendation of the Committee, unanimously (with the two members of the Board who are also members of management abstaining) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of, TPC Group and its stockholders, and adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

After the parties finalized the form of, and exchanged the final versions of, the merger agreement, disclosure schedules and ancillary agreements, the agreements were executed by the parties thereto.

TPC Group, First Reserve and SK Capital issued a joint press release before the opening of trading on August 27, 2012 announcing the merger agreement.

Recommendation of Our Board of Directors and Reasons for the Merger

The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies.

The Board of Directors, after considering the various factors described below, including the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of, TPC Group and our stockholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Two members of the Board of Directors who are also members of management abstained from the vote approving the merger and merger agreement.

In reaching its decision to approve the merger and the merger agreement and recommend adoption of the merger agreement by our stockholders, the Board of Directors consulted with our management, as well as with its outside legal and financial advisors, and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

•

The Board’s belief that the proposed transaction with an all-cash price of $40.00 per share is fair to and in the best interests of stockholders, which belief was informed by (i) the comprehensive sale process conducted by the Board of Directors and Special Committee over a period of more than eight months, which included contacts with nine other potential strategic and financial acquirors, and (ii) media reports of a possible acquisition of TPC Group and the associated widespread market knowledge regarding the possibility that our Board was evaluating a proposal to engage in a sale transaction, all as more fully discussed under “— Background of the Merger.”

•	The Board’s belief that it had obtained the highest price per share to which Parent was willing to agree, taking into account the intensive negotiations between the parties.

•

The Board’s assessment of the risks and uncertainties involved in our growth opportunities, particularly for an independent company of our scale, including the need for a substantial infusion of new capital to fund our planned capital projects, and the risks involved in executing the projects.

•

The fact that the all-cash per share merger consideration will provide our stockholders with the ability to monetize their investment in us in the near future, while avoiding long-term business risk and providing stockholders with certainty of value for their shares of our common stock in light of the historical and expected volatility of the price and relative illiquidity of our common stock and the cyclical nature of our business.

•

The Board’s belief that the merger is more favorable than forming an MLP, taking into consideration the potential benefits of an MLP transaction weighed against potential negative factors, including interest rate risk, the impact of the low tax basis in TPC Group’s equity stake in the MLP, the risk that the MLP could not support a fixed distribution structure in light of the volatility of its cash flows, the risk that the MLP would not be able to adequately fund the capital projects and the inherent execution risks (including capital market risks) involved in an initial public offering.

•

The Board’s belief that the merger is more favorable to our stockholders than the other alternatives to the merger, including remaining as a standalone company, which belief was formed based on the Board’s review, with the assistance of our management and independent advisors, of potential strategic and other alternatives available to us.

•

The fact that the per share merger consideration represented a 20% premium to our closing stock price on July 24, 2012, the last unaffected trading day prior to media reports of a possible acquisition of TPC Group, and the fact that our stock had closed as low as $16.27 per share in the past twelve months.

•

The fact that, as a condition to Parent and Merger Sub entering into the merger agreement, certain of our stockholders (together representing ownership of approximately 22% of our common stock) have entered into voting and support agreements with Parent to support the merger, and that such voting agreements would terminate if the merger agreement were terminated (including as a result of a superior proposal) and, as a result, would not be an impediment to completing an alternative transaction that constituted a superior proposal.

•

The Board’s understanding of the business, operations, financial condition, earnings, competitive position, strategy and prospects of TPC Group, as well as current industry, economic and market conditions and trends.

•

The financial analyses presented to the Board of Directors by Perella Weinberg, as well as the opinion of Perella Weinberg, dated August 24, 2012, to the Board of Directors to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $40.00 per share merger consideration to be received by the holders of TPC Group common stock (other than Parent, Merger Sub, any direct or indirect wholly owned subsidiary of Parent, First Reserve and its affiliates and SK Capital and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “The Merger — Opinion of Perella Weinberg Partners LP” beginning on page 40.

•	The likelihood that the merger would be completed based on, among other things (not necessarily in order of relative importance):

•	the reputations of First Reserve and SK Capital;

•	First Reserve’s and SK Capital’s ability to complete large acquisition transactions and their familiarity with TPC Group;

•	that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•

the receipt of executed commitment letters from Parent’s sources of debt and equity financing for the merger, and the terms of the commitment letters, including the limited number and nature of conditions to the debt financing, and the reputations of the debt and equity financing sources which, in the reasonable judgment of the Board of Directors, increase the likelihood of such financings being completed;

•

the fact that the under the merger agreement, Parent and Merger Sub must use their reasonable best efforts to obtain the proceeds of the debt financing on the terms and conditions described in the debt commitment letter, including using their reasonable best efforts to enforce their rights under the agreements relating to the debt financing in the event that any of the debt financing sources fails to provide any portion of the debt financing;

•

that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances despite the satisfaction of conditions to closing, and if TPC Group elects to terminate the merger agreement, Parent will pay TPC Group a termination fee of $45 million, without TPC Group having to establish any damages, and the guarantors’ guarantee of such payment obligation pursuant to the guarantees;

•

TPC Group’s ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement, subject to certain limitations; and

•	TPC Group’s ability, under certain circumstances to seek specific performance to cause Parent to enforce the terms of the commitment letters.

•

The structure of the transaction as a merger, requiring approval by our stockholders, which would result in detailed public disclosure and a period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth.

•

TPC Group’s right to engage in negotiations with, and provide information to, a third party that makes a written unsolicited acquisition proposal if the Board of Directors determines in good faith (after consultation with its outside financial advisor and its outside legal counsel) that failure to do so would reasonably likely be inconsistent with its fiduciary obligations under applicable law and that the acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal.

•	TPC Group’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee of $19 million to Parent and Merger Sub.

•

The Board’s right to change or withdraw its recommendation of the merger under certain circumstances if it determines in good faith after consultation with its outside legal counsel that failure to do so would reasonably likely be inconsistent with its fiduciary duties under applicable law, subject to the payment of a termination fee to Parent and Merger Sub in certain circumstances.

•

Based upon the advice of management after consultation with our outside legal counsel, and based on Parent’s and Merger Sub’s representations and warranties in the merger agreement, that there is no material risk that a governmental authority would prevent or materially delay the merger under any antitrust or competition law.

•

The availability of appraisal rights under the DGCL to holders of our common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the “fair value” of their shares of our common stock as determined by the Delaware Court of Chancery.

•

The fact that the special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, desirable and in the best interests of, TPC Group and our stockholders and recommended to the Board of Directors that it approve, adopt and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger.

•

The fact that the Board of Directors was advised by Perella Weinberg, as financial advisor, and Baker Botts and Skadden, Arps, as legal advisors, each an internationally recognized firm selected by the Board of Directors.

•	The fact that the termination date under the merger agreement allows for sufficient time to complete the merger.

The Board of Directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including, but not limited to, the following (not necessarily in order of relative importance):

•	The fact that the merger would preclude our stockholders from having the opportunity to participate in the potential future earnings growth and future appreciation of the value of our common stock.

•	That the merger agreement does not provide for a “go-shop” period that would permit TPC Group to solicit interest from other potential buyers after the execution and delivery of the merger agreement.

•

The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business.

•

The fact that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with our employees, suppliers and customers and may divert management and employee attention away from the day-to-day operation of our business.

•

The possibility that the $19 million termination fee payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire us.

•

The possibility that we may be required to pay the $19 million termination fee or reimburse up to $2.5 million of Parent’s expenses if the merger agreement is terminated in certain circumstances, even if a competing proposal is not consummated.

•

The fact that, while we expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, the merger may not be consummated.

•

The fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of the sponsors and that our remedy in the event of the termination of the merger agreement may be limited to receipt of the $45 million termination fee, which is guaranteed by the sponsors, and that no termination fee is payable in connection with termination under certain circumstances.

•	The fact that an all-cash transaction would be taxable to our stockholders that are treated as U.S. holders for U.S. federal income tax purposes.

•	The risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained.

•

The fact that TPC Group’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders. See “— Interests of the Directors and Executive Officers of TPC Group in the Merger.”

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it useful and did not attempt to, and did not, quantify or otherwise assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that TPC Group stockholders adopt the merger agreement. In addition, individual members of the Board may have given differing weights to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Opinion of Perella Weinberg Partners LP

The Board of Directors retained Perella Weinberg to act as its financial advisor in connection with the proposed merger. The Board of Directors selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which TPC Group conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On August 24, 2012, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the per share merger consideration to be received by the holders of TPC Group common stock (other than any of the Parent affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated August 24, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B and is incorporated by reference herein. Holders of TPC Group common stock are urged to read the opinion carefully and in its entirety. The opinion does not address TPC Group’s underlying business decision to enter into the merger agreement or the relative merits of the merger as compared with any other strategic alternative which may have been available to TPC Group. The opinion does not constitute a recommendation to any holder of TPC Group common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which TPC Group common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, any of the Parent affiliates or any other holders of any other class of securities, creditors or other constituencies of TPC Group. Perella Weinberg provided its opinion for the information and assistance of the Board of Directors in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of TPC Group, including research analyst reports;

•

reviewed certain internal financial statements, analyses, forecasts (referred to as TPC Group forecasts), and other financial and operating data relating to the business of TPC Group, in each case, prepared by TPC Group management;

•	reviewed certainly publicly available financial forecasts relating to TPC Group;

•	discussed the past and current operations, financial condition and prospects of TPC Group with its management and the Board of Directors;

•	compared the financial performance of TPC Group with that of certain publicly traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•

reviewed the historical trading prices and trading activity for TPC Group common stock, and compared such price and trading activity of TPC Group common stock with that of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	reviewed the premia paid in certain publicly available transactions, which Perella Weinberg believed to be generally relevant;

•	reviewed a draft dated August 21, 2012 of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of TPC Group management that information furnished by them for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the TPC Group forecasts (including forecasts prepared by its management related to TPC Group’s strategic growth project referred to as Project Phoenix)), Perella Weinberg was advised by TPC Group management and assumed, with the consent of the Board of Directors, that such TPC Group forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of TPC Group management as to the future financial performance of TPC Group and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of TPC Group, nor was Perella Weinberg furnished with any such valuations or appraisals, nor did Perella Weinberg assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of TPC Group. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by Perella Weinberg and that the merger would be consummated in accordance with the terms set forth in the merger agreement, without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on TPC Group. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the per share merger consideration to be received by holders of TPC Group common stock (other than any of the Parent affiliates) pursuant to the merger agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the merger agreement (or any related agreement) or the form or structure of the merger or the likely timeframe in which the merger would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the per share merger consideration to be received by holders of TPC Group common stock pursuant to the merger agreement or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement or any other related document, nor did Perella Weinberg’s opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood TPC Group had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of TPC Group to enter into the merger or the relative merits of the merger as compared with any other strategic alternatives which have been available to TPC Group.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a brief summary of the material financial analyses performed by Perella Weinberg and reviewed by the Board of Directors in connection with Perella Weinberg’s opinion relating to the merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Historical Stock Trading. Perella Weinberg reviewed the historical trading price per share of TPC Group common stock for the twelve month period ending on August 24, 2012, which we refer to as the reference date. Perella Weinberg noted that, in the twelve month period ending on the reference date, the range of trading market prices per share of TPC Group common stock was $16.27 to $47.61 compared to the $40.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger and the $33.47 closing market price per share of TPC Group common stock (referred to as the unaffected share price) on July 24, 2012 (referred to as the unaffected date), the last unaffected trading day prior to media reports of a possible acquisition of TPC Group at a value equal to $40.00 per share.

The historical stock trading analysis provided general reference points with respect to the trading prices of TPC Group common stock which enabled Perella Weinberg to compare the historical prices with the consideration to be paid to the holders of TPC Group common stock pursuant to the merger.

Analysis of Implied Transaction Premia and Multiples. Perella Weinberg calculated the implied premium represented by the per share merger consideration to be received by the holders of TPC Group common stock in the merger relative to the following:

•	the closing market price per share of TPC Group common stock on the reference date;

•	the closing market price per share of TPC Group common stock on the unaffected date, referred to as the unaffected share price;

•	the highest closing market price per share of TPC Group common stock during the twelve month period ended on the reference date;

•	the lowest closing market price per share of TPC Group common stock during the twelve month period ended on the reference date;

•	the closing market price per share of TPC Group common stock on December 5, 2011, the date that an initial indication of interest was provided by First Reserve and SK Capital;

•

the closing market price per share of TPC Group common stock on January 31, 2012, the date that an initial indication of interest was provided by Parties C and D, as described in “— Background of the Merger” above;

•	the volume weighted average price, or VWAP, per share of TPC Group common stock for each of the one month, two month, three month, six month and one year periods ended on the unaffected date; and

•	the average closing price, or ACP, per share of TPC Group common stock for each of the one month, two month, three month, six month and one year periods ended on the unaffected date.

The results of these calculations are summarized in the following table:

Metric	Share Price	Implied Premium/(Discount)
Closing price on reference date	$39.59	1%
Closing price on unaffected date	$33.47	20%
52-week high	$47.61	(16)%
52-week low	$16.27	146%
Closing price on December 5, 2011	$24.30	65%
Closing price on January 31, 2012	$32.85	22%

VWAP for the Period Ended as of Unaffected Date
1-month	$36.01	11%
2-month	$33.77	18%
3-month	$36.06	11%
6-month	$37.82	6%
1-year	$30.90	29%

ACP for the Period Ended as of Unaffected Date
1-month	$36.55	9%
2-month	$34.76	15%
3-month	$36.23	10%
6-month	$37.77	6%
1-year	$31.69	26%

Perella Weinberg also calculated the implied enterprise value of TPC Group based on the per share merger consideration to be received by the holders of TPC Group common stock in the merger as a multiple of historical and estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for TPC Group for certain periods described below. Enterprise value for TPC Group was calculated as the aggregate value of TPC Group’s fully diluted equity plus net debt and investments in affiliates as of June 30, 2012. At the per share consideration to be received by the holders of TPC Group common stock pursuant to the merger, the implied enterprise value for TPC Group was calculated to be approximately $851 million.

In this analysis, Perella Weinberg calculated enterprise value as a multiple of:

•	last twelve months, or “LTM”, EBITDA, adjusted to exclude the impact of butadiene price changes;

•	estimated EBITDA for fiscal years 2012 and 2013 based on TPC Group forecasts;

•	estimated EBITDA for fiscal year 2012 based on estimates published by Institutional Broker’s Estimate System, which we refer to as I/B/E/S;

•	next twelve months, or “NTM”, EBITDA based on I/B/E/S estimates; and

•	estimated EBITDA for fiscal year 2013 based on I/B/E/S estimates.

The results of these analyses are summarized in the following table:

Financial Metric	Multiple Based on Per Share Merger Consideration
EV/LTM EBITDA — Adjusted	7.7x
Based on TPC Group forecasts
EV/FY 2012E EBITDA	6.6x
EV/FY 2013E EBITDA	5.3x
Based on I/B/E/S estimates
EV/FY 2012E EBITDA	6.6x
EV/NTM EBITDA	5.7x
EV/FY 2013E EBITDA	5.3x

Selected Publicly Traded Companies Analysis. Perella Weinberg reviewed and compared certain financial information for TPC Group to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the petrochemical and basic commodity chemicals industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Perella Weinberg determined to be relevant to its analysis. Although none of the following companies is identical to TPC Group, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to TPC Group in one or more respects including nature of business, size and capitalization amongst other factors.

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on SEC filings and other publicly available data for historical information and third-party research estimates from I/B/E/S for forecasted information. For TPC Group, Perella Weinberg made calculations based on the TPC Group forecasts and research estimates from I/B/E/S, including calculations of enterprise value made as of the unaffected date.

With respect to TPC Group and each of the selected companies, Perella Weinberg reviewed enterprise value as of the unaffected date as a multiple of estimated EBITDA based on FY2012 and FY2013 estimates. The results of these analyses are summarized in the following table:

Selected Publicly Traded Companies	EV / 2012E EBITDA	EV / 2013E EBITDA
Celanese Corp.	6.5x	5.8x
Eastman Chemical Co	5.2x	4.2x
Georgia Gulf Corp. (1)	5.4x	4.9x
Huntsman Corp.	5.0x	4.9x
Innospec Inc.	5.7x	5.4x
Kraton Performance Polymers Inc.	5.9x	4.4x
Westlake Chemical Corp.	6.2x	5.6x

Range	5.0x – 6.5x	4.2x – 5.8x
Median	5.7x	4.9x
Average	5.7x	5.0x

TPC Group
Based on TPC Group forecasts	5.8x	4.7x
Based on I/B/E/S estimates	5.8x	4.7x

(1)	Represents unaffected multiple as of the day prior to the announcement of Georgia Gulf Corp.’s merger with the commodity chemicals unit of PPG Industries Inc.

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected publicly traded companies and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of 5.0x – 6.5x to apply to FY 2012E EBITDA of TPC Group based on each of I/B/E/S and the TPC Group forecasts. Perella Weinberg also selected a representative range of multiples of 4.5x – 5.5x to apply to FY 2013E EBITDA of TPC Group based on each of I/B/E/S and the TPC Group forecasts. Perella Weinberg noted that, based on FY2012E EBITDA provided by I/B/E/S estimates and the TPC Group forecasts, this analysis implied an average per share equity value reference range for TPC Group common stock of $27.30 – $39.40. Perella Weinberg further noted that, based on FY2013E EBITDA provided by I/B/E/S estimates and the TPC Group forecasts, this analysis implied an average per share equity value reference range for TPC Group common stock $31.73 – $41.67. Perella Weinberg compared these ranges to the $33.47 unaffected share price and the $40.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger. Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to TPC Group’s business. Accordingly, Perella Weinberg’s comparison of selected companies to TPC Group and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and TPC Group.

Discounted Cash Flow Analysis. Perella Weinberg conducted a discounted cash flow analysis for TPC Group based on the TPC Group forecasts on a core basis (meaning excluding Project Phoenix) by first calculating the present value as of June 30, 2012 of the estimated standalone unlevered free cash flows (calculated as earnings before interest payments after taxes (assuming tax rates as provided in the TPC Group forecasts) plus depreciation and amortization and stock based compensation, minus capital expenditures, and adjusting for changes in net working capital, other assets and liabilities, and other cash flows) that TPC Group could generate for fiscal years 2013 through 2016 and the second half of fiscal year 2012 assuming discount rates ranging from 10.5% to 12.0% based on estimates of the weighted average cost of capital of TPC Group. Estimates of unlevered free cash flows used for this analysis utilized the financial forecasts prepared by TPC Group management. Perella Weinberg also calculated a range of terminal values assuming terminal year multiples of trailing EBITDA ranging from 4.5x to 5.5x (which range was determined by Perella Weinberg in the exercise of its professional judgment) and discount rates ranging from 10.5% to 12.0% based on estimates of the weighted average cost of capital of TPC Group. Perella Weinberg estimated TPC Group’s weighted average cost of capital by calculating the weighted average of cost of equity and after-tax cost of debt of TPC Group. The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied enterprise values for TPC Group. From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for TPC Group. These analyses resulted in the following reference ranges of implied enterprise values and implied equity values per share of TPC Group common stock:

Range of Implied Enterprise Present Value (in millions)	Range of Implied Present Value Per Share
$748 – $913	$33.58 – 43.87

Perella Weinberg compared the range of implied present values per share of TPC Group common stock to the $33.47 unaffected share price and the $40.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

Perella Weinberg also conducted a discounted cash flow analysis for Project Phoenix by first calculating the present value as of June 30, 2012 of the estimated standalone unlevered free cash flows (calculated as described above) that Project Phoenix, on a basis incremental to the core case analysis described above and assuming required internal rates of return ranging from 14% to 18% (which range was based on discussions with TPC Group’s management), could generate for fiscal years 2013 through 2023 and the second half of fiscal year 2012 in the forecasts prepared by TPC Group management. Perella Weinberg calculated a range of terminal values assuming perpetuity growth rates ranging from 0.0% to 2.0% and required internal rates of return ranging from

14.0% to 18.0%. The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied enterprise values for Project Phoenix on a basis incremental to the core case analysis described above . For the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Project Phoenix on a basis incremental to the core case analysis described above. These analyses resulted in the following reference ranges of implied enterprise values and implied present values per share of TPC Group common stock for Project Phoenix on a basis incremental to the core case analysis described above:

Range of Implied Enterprise Present Value (in millions)	Range of Implied Present Value Per Share
$(9) – $67	$(0.54) – $4.19

Perella Weinberg noted that within such analysis, a required internal rate of return of 16% and a perpetuity growth rate of 1% yielded an implied present value per share of TPC Group common stock of $1.39 for Project Phoenix on an incremental basis. Perella Weinberg further noted that adding this implied present value per share of $1.39 to the range of implied present values per share of TPC Group common stock derived from Perella Weinberg’s discounted cash flow core-basis analysis for TPC Group yielded a range of implied present values per share of TPC Group common stock of $33.58 to $45.26. Perella Weinberg then compared this range of implied present values per share of TPC Group common stock to the $33.47 unaffected share price and the $40.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

Selected Transactions Analysis. Perella Weinberg analyzed certain information relating to selected transactions in the petrochemical and basic commodity chemicals industry from November 2003 to July 2012. Perella Weinberg selected the transactions because, in the exercise of its professional judgment, Perella Weinberg determined the targets in such transactions to be relevant companies having operations similar to TPC Group. For each of the selected transactions, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of LTM EBITDA. The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. The results of these analyses are summarized in the following table:

Transaction Announcement	Target	Acquirer	EV/LTM EBITDA
November 2003	Kraton Polymers	Texas Pacific Group	8.0x
December 2003	Celanese	Blackstone	4.4x
May 2005	Basell	Access Industries	6.3x
June 2005	Borealis	International Petroleum Investment Company (IPIC)	5.2x
October 2005	Innovene	Ineos	6.9x
February 2007	Huntsman Corp.	Koch Industries	4.6x
July 2007	Lyondell	Basell	6.6x
February 2009	Nova Chemicals Corp.	IPIC	5.3x
March 2010	Styron	Bain Capital Partners	6.6x
July 2010	Titan Chemicals	Honam Petrochemical	5.4x
April 2011	Evonik	Rhone Capital	6.1x
July 2011	Dow Chemical Co. (Polypropylene business)	Braskem	6.7x
October 2011	Eastman Chemical (PET business)	DAK Americas	6.5x
February 2012	Indorama	Old World	5.0x
July 2012	PPG Chemicals	Georgia Gulf Corp.	5.1x
		Range	4.4x –8.0x
		Median	6.1x
		Average	5.9x

Perella Weinberg compared the multiples above to a multiple of 7.7x, which represented the enterprise value in the merger as a multiple of LTM EBITDA assuming a $40.00 per share transaction price and excluding the impact of butadiene price changes.

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected transactions and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of 5.5x – 6.5x to apply to FY 2012E EBITDA of TPC Group based on TPC Group forecasts. Perella Weinberg applied such ranges to FY 2012E EBITDA because LTM EBITDA was impacted by butadiene price changes while both FY2012E EBITDA and the selected transactions were not impacted by such price changes. By so applying such range of multiples , Perella Weinberg derived an implied per share equity reference range for TPC Group common stock of $31.32 to $39.38 and compared that to the $33.47 unaffected share price and the $40.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger or TPC Group.

Leveraged Buyout Analysis. Perella Weinberg performed an illustrative leveraged buyout analysis to estimate the theoretical prices at which a financial sponsor might effect a leveraged buyout of TPC Group. For purposes of this analysis, and in the exercise of its professional judgment regarding financing options available for such a transaction, Perella Weinberg assumed that a financial sponsor would attempt to realize a return on its investment by exiting at the end of 2016, with a valuation of TPC Group realized by the financial sponsor in such subsequent exit transaction based on an enterprise value to last twelve months EBITDA (as of 2016) multiple of 5.5x. Perella Weinberg utilized the TPC Group forecasts on a core basis in performing its analysis. For purposes of this analysis, Perella Weinberg assumed an illustrative multiple of total debt to last twelve months EBITDA at the transaction date of 6.3x (implying an illustrative multiple of 4.5x total debt to FY 2012E EBITDA), reflecting an illustrative multiple of debt to last twelve months EBITDA of 0.1x for an asset based loan having an interest rate of LIBOR plus 2% and an illustrative multiple of debt to last twelve months EBITDA of 6.2x for senior notes having an interest rate of 9.0%. Perella Weinberg then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial sponsor of between 15% and 20% assuming the aforementioned illustrative 5.5x exit multiple. This analysis resulted in a range of implied equity values per share of $36.33 to $40.38 which Perella Weinberg compared to the $33.47 unaffected share price and the $40.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

Equity Research Analyst Price Target Statistics. Perella Weinberg reviewed and analyzed the most recent publicly available research analyst price targets for shares of TPC Group common stock prepared and published by two equity research analysts. Perella Weinberg noted that one of these equity research analysts had a twelve month price target for shares of TPC Group common stock on the unaffected date of $30.00 and a price target for shares of TPC Group common stock after the unaffected date of $41.00. Perella Weinberg noted that the other equity research analyst had a twelve month price target for shares of TPC Group common stock on the unaffected date of $55.00 and a price target for shares of TPC Group common stock after the unaffected date of $55.00. Perella Weinberg then discounted such equity research analyst price targets (published after the unaffected date) for shares of TPC Group common stock for the cost of equity by a rate of 15% for twelve months, which discount rate was determined by Perella Weinberg in the exercise of its professional judgment. Perella Weinberg noted that the discounted equity research analyst price targets for shares of TPC Group common stock during the twelve month period ending on the reference date was $35.65 and $47.83 per share compared to the $33.47 unaffected share price and the $40.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

The twelve month public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of TPC Group common stock and these targets are subject to uncertainties, including the future financial performance of TPC Group and future financial market conditions. Furthermore, because public market trading price targets published by equity research analysts typically represent price targets to be achieved over a twelve month period, an equity discount rate should be applied to arrive at a present value of such price targets.

Illustrative Premiums Paid Analysis. Perella Weinberg analyzed the historical median premium paid in acquisitions of publicly traded U.S. companies for the five year, three year and twelve month periods ended on the reference date with transaction values ranging from $500 million to $1.5 billion and in which a greater than fifty percent stake was acquired in the target company. For each of the transactions, based on publicly available information obtained from Dealogic, Perella Weinberg calculated the premium of the offer price in the transaction to the target company’s closing stock price one day and one month prior to the announcement of the transaction. The results of these analyses are summarized in the table below:

	Median Premium Paid
	Cash Deals	Cash and Stock Deals	100% Stock Deals

	5 Years Prior

One Day Prior	30%	34%	26%

One Month Prior	33%	33%	20%

	3 Years Prior

One Day Prior	30%	34%	19%

One Month Prior	36%	32%	17%

	Last Twelve Months

One Day Prior	32%	34%	NA

One Month Prior	40%	13%	NA

Based on the percentages calculated above and on professional judgments made by Perella Weinberg, Perella Weinberg selected a range of premium percentages of 20% – 35% to apply to the unaffected share price and the closing share price one month prior to the unaffected date. The results of these analyses are summarized in the table below:

	Implied Share Price
	Applied Premium Low (20%)	Applied Premium High (35%)
Unaffected Date	$40.16	$45.18
One Month Prior to Unaffected Date	$39.36	$44.28

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to TPC Group or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Board of Directors that, as of August 24, 2012, the per share merger consideration to be received by the holders of TPC Group common stock (other than any of the Parent affiliates) pursuant to the merger agreement is fair, from a financial point of view, to such holders. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of TPC Group, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecast.

As described above, the opinion of Perella Weinberg to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the merger agreement. The per share merger consideration was determined through arms-length negotiations between the Board of Directors and Parent and was approved by the Board of Directors. Perella Weinberg did not recommend any specific amount of consideration to TPC Group or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

In connection with Perella Weinberg’s services as financial advisor to the Board of Directors and pursuant to the terms of the engagement letter dated as of February 7, 2012 between Perella Weinberg and TPC Group, TPC Group agreed to pay to Perella Weinberg an aggregate fee equal to 1% of the aggregate transaction value in the merger or a comparable transaction. The aggregate fee will be determined upon consummation of the merger. As of September 5, 2012, such fee is estimated to be approximately $9.90 million payable upon consummation of the merger, less $250,000 paid to Perella Weinberg in retainer fees and $3 million paid to Perella Weinberg in connection with the opinion rendered by it as described above. In addition, TPC Group agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of TPC Group or Parent or any of their respective affiliates. Other than certain retainer fees paid to Perella Weinberg by TPC Group in connection with the proposed merger, during the two year period prior to the date of Perella Weinberg’s opinion, no material relationship existed between Perella Weinberg and its affiliates and TPC Group, Parent, First Reserve or SK Capital pursuant to which compensation was received by Perella Weinberg or its affiliates; however Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to TPC Group, Parent, First Reserve or SK Capital and their respective affiliates and in the future may receive compensation for the rendering of such services.

TPC Group Unaudited Prospective Financial Information

We do not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results (other than EBITDA guidance for current fiscal years) due to the unpredictability of future results and the judgments required for the underlying assumptions and estimates. However, in August 2012, in connection with their due diligence review, we provided First Reserve and SK Capital with certain non-public financial forecasts, including forecasts of product volumes, revenues, cost of goods sold, gross margin, operating costs and EBITDA, prepared by our management for fiscal years 2012 through 2016. Copies of the forecasts were also provided to Perella Weinberg.

In addition, these estimates were prepared in connection with due diligence, and were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, with published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. A summary of this information is presented below.

While the financial forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory, industry and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which we operate, and the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, and in “Forward-Looking Statements,” all of which are difficult to predict and many of which are outside our control. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year. In addition, the prospective financial information will be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the merger is completed. The inclusion in this document of the unaudited prospective financial information below should not be regarded as an indication that we, our Board of Directors or its advisors or any other person considered, or now considers, these projections and forecasts to be material or necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Readers of this document are cautioned not to place undue reliance on this information.

All of the financial forecasts summarized in this section were prepared by our management. Grant Thornton LLP (our independent registered public accounting firm) has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, Grant Thornton LLP has not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The Grant Thornton LLP reports included in documents incorporated by reference into this document relate to the historical financial information of TPC Group. Such reports do not extend to the financial forecasts and should not be read to do so.

By including in this document a summary of certain financial forecasts, neither we nor any of our representatives or any other person has made or makes any representation to any person regarding the ultimate performance of TPC Group or the surviving corporation compared to the information contained in the financial forecasts. The financial forecasts summarized in this section have not been updated to reflect any changes since the date they were prepared or our actual results of operations. Other than as required by law, we do not undertake any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The projected financial information set forth below includes financial measures that were not calculated in accordance with GAAP, namely EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Unlevered free cash flow is calculated as earnings before interest payments after taxes plus depreciation and amortization and stock based compensation, minus capital expenditures, and adjusting for changes in net working capital, other assets and liabilities, and other cash flows. Non-GAAP measures should not be considered a substitute for or superior to GAAP results.

The summary of the financial forecasts is not included in this document in order to induce any stockholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the special meeting.

The following table presents the above-described financial forecasts for the fiscal years ending 2012 through 2016 (dollar amounts in millions) as well as unlevered free cash flow derived from the TPC Group forecasts and utilized by Perella Weinberg in its analysis:

	2012E	2013E	2014E	2015E	2016E
Total volumes (mmlb)	2,772	3,060	2,969	3,009	3,038
Total revenues	$2,307.2	$2,624.9	$2,605.1	$2,670.4	$2,736.0
Total cost of goods sold	$1,999.8	$2,291.9	$2,268.1	$2,318.6	$2,368.5
Total gross margin	$307.3	$333.0	$336.9	$351.8	$367.5
Total operating costs with selling expenses	$147.3	$143.0	$143.0	$143.0	$143.0
EBITDA	$129.3	$159.4	$163.4	$178.4	$194.2
Unlevered free cash flow	$63	$8	$45	$109	$115

Additionally, management estimated the total capital expenditures associated with the planned restart of one of our dehydrogenation units to produce isobutylene, which is referred to as Project Phoenix, to be approximately $265 million. The following table presents the incremental unlevered free cash flow attributable to Project Phoenix derived from the financial forecasts for Project Phoenix prepared by TPC Group management and utilized by Perella Weinberg in its analysis (dollars in millions):

	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Unlevered free cash flow	($40)	($185)	($19)	$59	$61	$53	$45	$55	$47	$48	$46	$44

In preparing the projections above, our management made the following material assumptions:

•	the merger is not consummated, and all transaction costs associated with the merger are excluded;

•	in our C4 Processing segment:

•	crude C4 availability decreases in 2012, but returns to normal levels in 2013 and remains constant for the remainder of the period;

•	butadiene pricing remains flat after 2012;

•	pricing for unleaded regular gasoline is consistent with price forecasts published by Chemical Market Associates, Inc.;

•	butene-1 capacity increases after completion of debottlenecking work in 2013; and

•	MTBE gross margins remain constant; and

•	in our Performance Products segment:

•	high purity isobutylene (HPIB), and diisobutylene (DIB) volumes remain constant, while HPIB gross margins decrease due to increased competition,

•	conventional polyisobutylenes (PIB) volumes increase throughout the period, with greater increases in 2015 and 2016 as additional production capacity is activated, and

•	nonene and tetramer volumes increase throughout the period as production capacity increases.

Interests of the Directors and Executive Officers of TPC Group in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, in approving the merger agreement and the merger and recommending that the merger agreement be adopted by the stockholders of TPC Group.

Arrangements with Parent

As of the date of this proxy statement, except as described below, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Prior to the closing of the merger, however, some or all of our executive officers may discuss or enter into agreements with Parent or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

The merger agreement provides that holders of PSUs that would not become vested at the effective time of the merger pursuant to the terms of the applicable equity plan and award agreement governing such PSU due to the application of certain proration provisions in the applicable award agreement, if any, will be required to use 50% of the after-tax cash proceeds to be received by holders of such PSUs to acquire equity securities of Parent or affiliates of Parent, as described below.

Parent has informed TPC Group that it expects to establish an equity-based compensation plan for our management. As of the date of this proxy statement, while representatives of First Reserve and SK Capital presented their initial thoughts on a proposed management incentive plan on August 15, 2012 to Mr. McDonnell, such discussions were preliminary and no amounts or other terms have been agreed. If any new arrangements or agreements are entered into at or prior to completion of the merger, such arrangements or agreements will not become effective until after the merger is completed.

Pursuant to voting and support agreements, dated as of August 24, 2012, among Parent, TPC Group and each of Michael E. Ducey, James A. Cacioppo, Jeffrey A. Strong, K’Lynne Johnson, Richard B. Marchese, Jeffrey M. Nodland and Eugene R. Allspach, among others, such stockholders have agreed to vote in favor of the adoption of the merger agreement, subject to the limitations set forth in the voting agreements. Each of these individuals is a director of TPC Group, and Mr. Allspach is also an executive officer of TPC Group. Each voting agreement will terminate upon the earliest of (i) February 24, 2013, (ii) the effective time of the merger, (iii) the date on which the merger agreement is terminated in accordance with its terms (including as a result of a superior proposal) or (iv) at any time upon the written agreement of Parent and the stockholder. The voting agreements are described in additional detail in the section entitled “The Merger — Voting and Support Agreements.”

Insurance and Indemnification of Directors and Executive Officers

After the effective time, the surviving corporation and Parent will indemnify and hold harmless and advance expenses to, to the fullest extent permitted by law, the present and former directors and officers of TPC Group or its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or related to that person’s service as a director or officer of TPC Group or its subsidiaries at or prior to the effective time of the merger, or services performed at the request of TPC Group or its subsidiaries as a fiduciary under any company benefit plan or as a director or officer of another entity. In addition, for a period of six years following completion of the merger, the charter and bylaws of the surviving corporation will include provisions relating to indemnification, expense advancement and exculpation that are no less favorable than those currently contained in TPC Group’s certificate of incorporation and bylaws.

The merger agreement also provides that prior to closing of the merger, TPC Group will purchase a fully pre-paid six-year “tail” insurance policy to TPC Group’s directors’, officers’ and employees’ liability insurance policy in effect at the time of execution of the merger agreement. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance. The tail insurance policy will cover a period from the effective time of the merger through and including the date that is six years after the closing of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger. The tail insurance will contain terms and conditions that are at least as favorable to the indemnified parties as TPC Group’s directors’, officers’ and employees’ liability insurance maintained at the time of execution of the merger agreement. Please see “The Merger Agreement —Indemnification and Insurance.”

Treatment of Equity-Based Awards

Stock Options

As of the date of this proxy statement, no options are held by any directors or executive officers.

Stock Appreciation Rights

As of September 5, 2012, there were outstanding SARs with respect to 103,774 shares of common stock held by two executive officers. Under the merger agreement, at the effective time of the merger, each then-outstanding SAR, whether or not vested or exercisable, will become fully vested and exercisable and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to the SAR multiplied by the amount by which $40.00 exceeds the grant price per share of common stock subject to the SAR, less any applicable withholding taxes and without interest.

The following table sets forth, as of September 5, 2012, for each of our executive officers, (i) the aggregate number of shares of common stock subject to unvested SARs, (ii) the grant price of each unvested SAR, and (iii) the amount of consideration we expect to pay for such SARs on a pre-tax basis promptly following the effective time of the merger, assuming the holder remains employed by TPC Group at the effective time of the merger. No directors held any SARs as of the date of this proxy statement.

Name	Aggregate Number of Shares Subject to Unvested SARs	Grant Price ($)	Aggregate Consideration (1) ($)
Michael T. McDonnell	80,000	28.55	916,000
Miguel A. Desdin	—	—	—
Eugene R. Allspach	—	—	—
Russell T. Crockett Jr.	—	—	—
Michael S. White	23,774	20.31	468,110
Shelly S. Heuser	—	—	—
Rishi A. Varma	—	—	—
Roger Wollenberg	—	—	—
All executive officers as a group (8 persons)	103,774		1,384,110

(1)	Calculated by multiplying (a) the excess, if any, of $40.00 over the respective per share grant prices of such SAR by (b) the number of shares of our common stock subject to those SARs.

Treatment of Restricted Stock Units

As of September 5, 2012, there were 102,641 outstanding unvested RSUs. Under the merger agreement, each then-outstanding RSU, whether or not vested, will become fully vested and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to such RSU immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest.

The following table sets forth, as of September 5, 2012, for each executive officer, (i) the aggregate number of shares of common stock subject to unvested RSUs and (ii) the aggregate amount of consideration we expect to pay for such unvested RSUs on a pre-tax basis promptly following the effective time of the merger, assuming the holder remains employed by TPC Group at the effective time of the merger. No RSUs were held by directors as of the date of this proxy statement.

Name	Aggregate Number of Unvested RSUs	Aggregate Consideration (1) ($)
Michael T. McDonnell	39,680	1,587,200
Miguel A. Desdin	4,145	165,800
Eugene R. Allspach	14,453	578,120
Russell T. Crockett Jr.	4,986	199,440
Michael S. White	14,075	563,000
Shelly S. Heuser	3,339	133,560
Rishi A. Varma	4,850	194,000
Roger Wollenberg	3,609	144,360

All executive officers as a group (8 persons)	89,137	$3,565,480

(1)	Calculated by multiplying the aggregate number of unvested RSUs by $40.00.

Treatment of Restricted Stock

As of September 5, 2012, there were 9,342 outstanding shares of restricted stock. Under the merger agreement, each then-outstanding share of restricted stock will become fully vested and will no longer be subject to any restrictions and will be considered a share of common stock under the merger agreement entitling the holder to the per share merger consideration less any applicable withholding taxes and without interest.

The following table sets forth, as of September 5, 2012, for each director, (i) the aggregate number of shares of restricted stock and (ii) the aggregate amount of consideration we expect to pay for such restricted stock on a pre-tax basis promptly following the effective time of the merger, assuming the holder continues to perform services for TPC Group through the effective time of the merger. No shares of restricted stock were held by executive officers as of the date of this proxy statement.

Name	Aggregate Number of Shares of Restricted Stock	Aggregate Consideration (1) ($)
Michael E. Ducey	1,557	62,280
Michael T. McDonnell	—	—
Eugene R. Allspach	—	—
James A. Cacioppo	1,557	62,280
K’Lynne Johnson	1,557	62,280
Richard B. Marchese	1,557	62,280
Jeffrey M. Nodland	1,557	62,280
Jeffrey A. Strong	1,557	62,280

All directors as a group (8 persons)	9,342	$373,680

(1)	Calculated by multiplying the aggregate number of shares of restricted stock by $40.00.

Treatment of Performance Share Units

As of September 5, 2012, there were outstanding PSUs that could be settled in up to 311,058 shares of common stock subject to performance and service vesting criteria. Under the merger agreement, each then-outstanding PSU, to the extent not already vested, will become vested with respect to the number of shares of common stock to which the holder of such PSU is entitled in accordance with and pursuant to the terms of the applicable equity plan and award agreement governing the PSU, and will be canceled and converted into the right to receive an amount in cash equal to the product of the number of such vested shares of common stock, if any, subject to such PSU immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest.

Under the merger agreement, each additional PSU that would not have become vested at the effective time of the merger pursuant to the terms of the applicable equity plan and award agreement governing such PSU due to the application of certain proration provisions in the applicable award agreement, if any, will be canceled, and the holders of such additional PSUs will become entitled to receive an amount in cash equal to the product of the number of shares of common stock, if any, subject to such PSUs multiplied by $40.00, less any applicable withholding taxes and without interest, except that payment of 50% of the after-tax amount payable to any such holder of additional PSUs, which we refer to as the investment amount, will be conditioned on the holder’s agreement to use the investment amount to acquire equity securities of Parent or one of its affiliates on pricing terms consistent with the equity commitment letters. If such holder does not agree in writing prior to the effective time of the merger to use the investment amount to acquire equity securities of Parent or one of its affiliates, the corresponding additional PSUs will be canceled without payment therefor and will have no further force or effect.

The following table sets forth, as of September 5, 2012, for each executive officer, (i) the number of shares of common stock subject to unvested PSUs assuming performance goals are met at the target (100%) level, (ii) the number of PSUs that will vest pursuant to the terms of the relevant award agreements, (iii) the number of PSUs that would not be earned due to pro-rating provisions in the award agreements, and (iv) the aggregate amount of consideration we expect to pay for all vested PSUs and PSUs that would not be earned due to pro-rating provisions in the award agreements. The values on this chart assume that the holders remain employed by TPC Group at the effective time of the merger. No PSUs were held by directors as of the date of this proxy.

Name	Aggregate Target Number of Unvested PSUs (1)	Number of PSUs That Will be Earned in Accordance with the Plan/Award Agreements (2)	Number of Unvested PSUs That Would not be Earned Due to Pro Ration (3)	Aggregate Consideration ($) (4)
Michael T. McDonnell	31,289	11,632	16,043	$1,107,000
Miguel A. Desdin	22,806	12,692	4,781	$698,920
Eugene R. Allspach	3,495	1,068	2,427	$139,800
Russell T. Crockett Jr.	41,079	24,822	5,281	$1,204,120
Michael S. White	3,844	1,175	2,669	$153,760
Shelly S. Heuser	9,846	5,380	2,207	$303,480
Rishi A. Varma	6,404	2,421	3,172	$223,720
Roger Wollenberg	7,541	4,296	1,413	$228,360

All executive officers as a group (8 persons)	126,304	63,486	37,993	$4,059,160

(1)	Represents the target number of PSUs that may be earned under each executive officer’s award agreement, if certain performance goals are met. Each award agreement provides that 50% of the target number of PSUs will be earned if the threshold performance goals are met and a maximum of 200% of the target number of PSUs will be earned if the maximum performance goals are met. The percentage of target PSUs becoming earned between threshold performance and target performance, or between target performance and maximum performance, will be determined by linear interpolation between the points. If the threshold performance goals are not met, the percentage of target PSUs that will be earned will be 0%.

(2)	Assumes that 70% of the target number of PSUs (rounded to the nearest whole PSU) awarded in 2010 will be earned based on actual achievement of the applicable performance goals. Assumes that 72.5% of the target number of PSUs (rounded to the nearest whole PSU) awarded in 2011 will be earned based on actual achievement of the applicable performance goals. 100% of the target number of PSUs granted in 2012 will be earned based on the terms of the award agreements. The numbers shown in this column represent the pro-rated amount of PSUs that will be earned under the terms of each award agreement based upon time elapsed between the beginning of the performance period and the effective date of the merger, which we assume to be December 31, 2012 for these purposes.
(3)	The numbers shown in this column indicate the number of PSUs that would not be earned at the effective time of the merger pursuant to the terms of each award agreement due to the application of certain pro-ration provisions.
(4)	Calculated by multiplying the sum of the aggregate number of PSUs reflected in the columns “Number of PSUs That Will be Earned in Accordance with the Plan/Award Agreements” and “Number of Unvested PSUs That Would not be Earned Due to Pro Ration” by $40.00. 50% of the after-tax cash payments received for unvested PSUs that would not be earned due to certain pro-ration provisions under each award agreement will be subject to investment in equity securities of Parent or one of its affiliates. The amount that would be required to be invested in equity securities of Parent or one of its affiliates for each executive officer, is as follows: $203,907 (Michael T. McDonnell); $60,767 (Miguel A. Desdin); $30,847 (Eugene R. Allspach); $67,122 (Russell T. Crockett, Jr.); $33,923 (Michael S. White); $28,051 (Shelly S. Heuser); $40,316 (Rishi A. Varma); and $17,959 (Roger Wollenberg). The foregoing amounts assume an effective tax rate of 36.45%, comprised of a federal income tax rate of 35% and Hospital Insurance (HI) at 1.45%.

Payments Upon Termination Following Change-in-Control

Employment Agreements

McDonnell Employment Agreement. Michael McDonnell’s employment agreement, dated March 18, 2011, as amended, provides for the circumstances under which Mr. McDonnell’s employment may be terminated and specifies the payments TPC Group would be obligated to make in connection with the termination of his employment under such circumstances. Specifically, if Mr. McDonnell’s employment is terminated during the employment term by TPC Group without cause (as defined in the McDonnell employment agreement), by Mr. McDonnell for good reason (as defined in the McDonnell employment agreement and summarized below) or if his employment terminates at the end of the term due to notice of non-renewal delivered by TPC Group, he will be entitled to receive continued base salary payments monthly for 12 months (18 months if the termination is prior to December 31, 2012), a pro-rated annual incentive bonus based on actual achievement of the applicable performance goals, monthly payments equal to the cost of COBRA continuation coverage with respect to TPC Group’s medical and dental insurance coverage benefits for a period of 12 months (18 months if the termination is prior to December 31, 2012) following termination of employment and his initial long-term incentive awards will be vested pro-rata based on his actual months of employment during the period from March 22, 2011 through January 1, 2014. If Mr. McDonnell’s employment is terminated by TPC Group without cause, by Mr. McDonnell for good reason or if his employment terminates at the end of the term of the agreement due to notice of non-renewal delivered by TPC Group, any of which occurs within the period beginning four months before and ending one year after a change of control (as defined in the McDonnell employment agreement, the consummation of the merger will constitute a change of control), he will be entitled to receive continued base salary payments monthly for 18 months (24 months if the change of control occurs on or before December 31, 2012), a lump sum payment of one and one half times (two times if the change of control occurs on or before December 31, 2012) his target annual incentive bonus for the calendar year in which the termination occurs, monthly payments equal to the cost of COBRA continuation coverage with respect to TPC Group’s medical and dental insurance coverage benefits for a period of 18 months (24 months if the change of control occurs on or before December 31, 2012) following termination of employment and full vesting of his initial long-term incentive awards. The term “good reason” is defined in the McDonnell employment agreement as (i) a material adverse change in the scope of his responsibilities or authority excluding any such change due solely as a result of TPC Group no longer being publicly traded, (ii) a reduction in his base salary or target annual incentive bonus opportunity, (iii) a reduction in the aggregate in his eligibility for participation in TPC Group’s benefit plans, (iv) relocation of TPC Group’s executive offices more than 50 miles from the current location, or (v) any material breach by TPC Group of the employment agreement that is not cured by TPC Group. Mr. McDonnell must execute a release of claims against TPC Group prior to receiving any severance payments or benefits. Mr. McDonnell has agreed not to compete with our business, not to solicit customers and not to solicit employees, in each case, during his employment and for a period of 12 months following any termination of employment.

Desdin Employment Agreement. Miguel Desdin’s employment agreement, dated June 1, 2010, as amended, provides for the circumstances under which Mr. Desdin’s employment may be terminated and specifies the payments TPC Group would be obligated to make upon termination of his employment under such circumstances. Specifically, if Mr. Desdin’s employment is terminated during the employment term by TPC Group without cause (as defined in the Desdin employment agreement) or by Mr. Desdin for good reason (as defined in the Desdin employment agreement and summarized below), he will be entitled to receive continued base salary payments for 12 months, as well as continued medical and dental insurance coverage benefits for a period of 12 months following termination of employment. The term “good reason” is defined in the Desdin employment agreement as (i) a material adverse change in the scope of his responsibilities or authority excluding any such change due solely as a result of TPC Group no longer being publicly traded, (ii) a reduction in his base salary or target annual incentive bonus opportunity, (iii) a reduction in the aggregate in his eligibility for participation in TPC Group’s benefit plans, (iv) relocation of TPC Group’s executive offices more than 50 miles from the current location, or (v) any material breach by TPC Group of the employment agreement that is not cured by TPC Group. Mr. Desdin must execute a release of claims against TPC Group prior to receiving any severance payments or benefits. Mr. Desdin has agreed not to compete with our business, not to solicit customers and not to solicit employees, in each case, during his employment and for a period of 12 months following any termination of employment.

Executive Severance Plan

On June 29, 2010, the Compensation Committee of the Board adopted the TPC Group Inc. Executive Severance Plan, effective as of July 1, 2010, providing for specified payments and benefits to plan participants upon termination of employment as a result of severance eligible events. The participants in the plan are the executive officers and other key employees of TPC Group and its affiliates who (i) are not parties to individual employment agreements that provide for severance benefits (e.g. Messrs. McDonnell and Desdin), and (ii) are designated as participants by the Compensation Committee by written notice to such individual. The severance multiple and the change of control severance multiple for plan benefits is twelve months for individuals designated as Tier 1 participants and six months for individuals designated as Tier 2 participants. As of the date of this proxy statement, six individuals, including five executive officers, had been designated as Tier 1 participants under the Executive Severance Plan, and there are no Tier 2 participants under the Executive Severance Plan.

The Executive Severance Plan provides for payments and benefits to participants as follows:

•

Termination by the participant without good reason (as defined in the plan and as summarized below), termination by TPC Group for cause (as defined in the plan), or termination due to disability (as defined in the plan) or by reason of death — the participant is entitled to (i) base salary earned through the date of termination, (ii) incentive compensation earned but unpaid, provided the termination is not by the participant for any reason or by TPC Group for cause, and (iii) accrued but unpaid vacation (collectively the “Accrued Obligations”);

•

Termination by TPC Group without cause or termination by the participant for good reason not associated with a change of control (as defined in the plan) — the participant is entitled to the Accrued Obligations, continuation of base salary for six or twelve months, as applicable, and at TPC Group’s option, either a lump sum payment equal to the cost of COBRA continuation coverage under TPC Group’s medical and dental plans or continued participation in TPC Group’s medical and dental plans, in either case, for six or twelve months, as applicable; or

•

Termination by TPC Group without cause or termination by the participant for good reason immediately preceding or during the 12-month period following a change of control — the participant is entitled to the Accrued Obligations, a lump sum payment in an amount equal to the participant’s base salary for six or twelve months, as applicable, and at TPC Group’s option, either a lump sum payment equal to the cost of COBRA continuation coverage under TPC Group’s medical and dental plans or continued participation in TPC Group’s medical and dental plans, in either case, for six or twelve months, as applicable.

The consummation of the merger will constitute a change of control under the Executive Severance Plan. Good reason is defined under the Executive Severance Plan as (i) a material adverse change in the scope of the participant’s responsibilities or authority, (ii) the reduction of a participant’s annual base salary or target bonus percentage, (iii) a reduction in the aggregate of a participant’s eligibility for participation in TPC Group’s benefit plans, (iv) the relocation of TPC Group’s executive offices by more than 50 miles from their current location, or (v) the failure of a successor to TPC Group to expressly assume the plan in writing after a change of control.

A participant is entitled to benefits and payments under the Executive Severance Plan (other than the Accrued Obligations) only upon the participant’s timely execution of a release and the participant’s compliance with an indefinite confidentiality obligation, a six or twelve month non-compete obligation and a six or twelve month obligation not to solicit or hire TPC Group’s employees.

The following table sets forth the termination and/or change of control benefits payable to executive officers, assuming the effective time occurs on or prior to December 31, 2012 and the executive officer has a termination of employment immediately thereafter. Due to the number of factors that will affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the facts surrounding the event, the timing during the year of any such event, the executive officer’s compensation at the time of such event. This chart does not address the effect of the termination on equity compensation, which is discussed above.

Name	Severance (Salary) (1) ($)	Severance (Bonus) ($)		Health and Welfare Benefits (2) ($)	Total ($)
Michael T. McDonnell	1,350,000	1,350,000	(3)	41,864	2,741,864
Miguel A. Desdin	400,000	—		20,932	420,932
Eugene R. Allspach	350,000	—		16,748	366,748
Russell T. Crockett Jr.	385,000	—		20,932	405,932
Michael S. White	385,000	—		16,748	401,748
Shelly S. Heuser	275,000	—		20,932	295,932
Rishi A. Varma	300,000	—		20,932	320,932
Roger Wollenberg	—	—		—	—

All executive officers as a group (8 persons)	3,445,000	1,350,000		159,088	4,954,088

(1)	For Mr. McDonnell, represents two times his annual base salary pursuant to his employment agreement, and the amount is paid as salary continuation over 24 months. For Mr. Desdin, represents one times his annual salary pursuant to his employment agreement, and the amount is paid as salary continuation. For remaining executive officers other than Mr. Wollenberg, represents one times annual base salary paid in lump sum pursuant to the Executive Severance Plan. Mr. Wollenberg is not entitled to cash severance.

(2)	Represents the current COBRA benefit rate for a period of 24 months with respect to Mr. McDonnell and 12 months with respect to other executive officers (excluding Mr. Wollenberg).
(3)	Represents two times Mr. McDonnell’s target annual bonus and is paid in lump sum pursuant to his employment agreement.

Golden Parachutes

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming that the merger is consummated on December 31, 2012 and, where applicable, assuming each named executive officer experiences a termination of employment giving rise to the severance payments and benefits discussed in more detail under “— Payments Upon Termination Following Change-in-Control — Employment Agreements” and “— Payments Upon Termination Following Change-in-Control — Executive Severance Plan” above on or prior to December 31, 2012. Certain of the amounts payable may vary depending on the actual date of completion of the merger and any subsequent termination of employment.

Named Executive Officer	Cash (1) ($)	Equity (2) ($)	Perquisites/ Benefits (3) ($)	Tax Reimbursement (4) ($)	Total (5) ($)
Michael T. McDonnell	2,741,864	3,610,200	—	—	6,352,064
Miguel A. Desdin	400,000	864,720	20,932	—	1,285,652
Russell T. Crockett Jr.	385,000	1,403,560	20,932	—	1,809,492
Michael S. White	385,000	1,184,870	16,748	—	1,586,618
Shelly S. Heuser	275,000	437,040	20,932	—	732,972
Charles W. Shaver(6)	—	—	—	—	—
Luis E. Batiz(7)	—	—	—	—	—

(1)	Cash. Represents the value of:

•

with respect to Mr. McDonnell pursuant to his employment agreement, continued payments of his base salary and COBRA benefit rate for 24 months and a lump sum payment equal to two times his target annual bonus;

•	with respect to Mr. Desdin pursuant to his employment agreement, continued payment of his base salary for 12 months; and

•	with respect to all other named executive officers, a lump sum payment of 12 months base salary pursuant to the Executive Severance Plan.

The following table shows, for each named executive officer, the amount of each component of the cash severance benefits payable under the employment agreements with our named executive officers and the Executive Severance Plan. These amounts are all “double trigger” in nature; namely, eligibility to receive these amounts requires both the occurrence of a change in control, which would include the consummation of the merger, and a termination of employment giving rise to the severance payments and benefits discussed in more detail under “— Payments Upon Termination Following Change-in-Control — Employment Agreements” and “— Payments Upon Termination Following Change-in-Control — Executive Severance Plan” above on or prior to December 31, 2012.

Named Executive Officer	Severance Payment (Salary) ($)	Severance Payment (Bonus) ($)	Cash (Health and Welfare Benefits) ($)	Total ($)
Michael T. McDonnell	1,350,000	1,350,000	41,864	2,741,864
Miguel A. Desdin	400,000	—	—	400,000
Russell T. Crockett Jr.	385,000	—	—	385,000
Michael S. White	385,000	—	—	385,000
Shelly S. Heuser	275,000	—	—	275,000
Charles W. Shaver	—	—	—	—
Luis E. Batiz	—	—	—	—

(2)	Equity. Represents the aggregate payments to be made in respect of unvested SARs, RSUs and PSUs, as applicable, upon consummation of the merger, including certain amounts subject to investment in equity of Parent or an affiliate of Parent, as described above. Amounts included in this column are all “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence of a change in control, including the consummation of the merger.
(3)	Perquisites/Benefits. Represents the current COBRA benefit rate for a period of 12 months. These amounts are double trigger in nature.
(4)	Tax Reimbursement. No executive officers are entitled to a tax reimbursement for any “golden parachute” excise tax imposed on the executive due to any payments received in connection with the merger.
(5)	Total. The following table shows, for each named executive officer, the amounts which are single trigger or double trigger in nature.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
Michael T. McDonnell	3,610,200	2,741,864
Miguel A. Desdin	864,720	420,932
Russell T. Crockett Jr.	1,403,560	405,932
Michael S. White	1,184,870	401,748
Shelly S. Heuser	437,040	295,932
Charles W. Shaver	—	—
Luis E. Batiz	—	—

(6)	Mr. Shaver retired as President and Chief Executive Officer of TPC Group effective as of March 22, 2011.
(7)	Mr. Batiz retired as Senior Vice President — Operations of TPC Group effective as of January 1, 2012.

Pursuant to the terms of applicable employment agreements, TPC Group’s equity plans and the Executive Severance Plan, the severance paid to TPC Group’s executive officers is subject to reduction to avoid the application of excise taxes imposed under Section 4999 of the Internal Revenue Code.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the merger and the related transactions, including the funds needed to:

•	pay our stockholders the amounts due under the merger agreement;

•	make payments in respect of TPC Group’s outstanding equity-based awards pursuant to the merger agreement;

•	consummate the redemption or other purchase of, or consent solicitation for, our existing notes;

•	refinance our existing credit facility; and

•	pay all fees and expenses payable by Parent and Merger Sub under the merger agreement and Merger Sub’s agreements with its lenders,

will be approximately $[—]. This amount will be funded through a combination of:

•	equity financing of $423.7 million to be provided by the sponsors, or other parties to which they may assign all or a portion of their commitments;

•	borrowings of up to $50 million under a $250 million senior secured asset-based revolving credit facility;

•

the issuance of an aggregate principal amount of senior secured notes of up to $600 million (or, to the extent those notes are not issued at or prior to the closing of the merger, borrowings under a $600 million senior secured increasing rate bridge loan facility); and

•	TPC Group’s freely available cash at closing, if any.

In connection with the financing of the merger, Parent has obtained equity commitment letters and a debt commitment letter, which we refer to collectively as the commitment letters. The funding under the commitment letters is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the merger agreement. However, obligation of Parent and Merger Sub to consummate the merger is not subject to any financing conditions.

Equity Financing

Parent has entered into equity commitment letters with investment funds affiliated with First Reserve and SK Capital dated August 24, 2012, pursuant to which the sponsors have committed to provide Parent contemporaneously with the closing of the merger an aggregate amount of $423.7 million to fund a portion of the aggregate merger consideration and the transactions contemplated by the merger agreement and related expenses. We refer to the financing contemplated by the equity commitment letters as the equity financing. TPC Group is a third party beneficiary to the equity commitment letters for the limited purpose provided in the equity commitment letters to permit us to seek, under certain circumstances, specific performance to cause the sponsors to fund their equity commitments in accordance with the terms of the equity commitment letters and the merger agreement.

The sponsors’ obligations to fund the amounts contemplated by the equity commitment letters are generally subject to: (1) the prior satisfaction or waiver by Parent of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger contained in the merger agreement, which are described below under “The Merger Agreement — Conditions to the Closing of the Merger,” (2) the prior or substantially simultaneous funding of the full amount of the debt financing or any alternative financing, and (3) the substantially simultaneous closing of the merger without modification or amendment of any provision of the merger agreement (other than as consented to by Parent).

Debt Financing

Merger Sub has entered into a commitment letter, dated August 24, 2012, which we refer to as the debt commitment letter, with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies Finance LLC and Morgan Stanley Senior Funding, Inc., which we refer to as the lenders. Pursuant to the debt commitment letter, the lenders have committed to provide a $250 million senior secured asset-based revolving credit facility and, if $600 million in aggregate principal amount of senior secured notes are not issued on or prior to the closing date, a $600 million senior secured increasing rate bridge loan facility in an aggregate principal amount equal to $600 million less the aggregate principal amount of senior secured notes issued on or prior to the closing date, in each case, on the terms and subject to the conditions set forth in the debt commitment letter. We refer to the senior secured asset-based revolving credit facility and the senior secured increasing rate bridge loan facility, collectively, as the debt facilities. The availability of the debt facilities is subject to a number of customary conditions, including, among others:

•

consummation of the merger in accordance with the terms of the merger agreement substantially concurrently with the initial funding of the debt facilities (without giving effect to any amendments, modifications or waivers to the merger agreement that are materially adverse to the financing sources that will be party to the definitive documentation governing the debt financing without the consent of the lead arrangers of the debt financing);

•

since December 31, 2011, there not having occurred a company material adverse effect (as defined in the merger agreement), except as set forth in the corresponding section of the disclosure letter delivered by TPC Group to Parent before execution of the merger agreement;

•	consummation of the equity financing contemplated by the equity commitment letters substantially concurrently with the initial funding of the debt facilities;

•

execution and delivery of definitive documentation with respect to the debt facilities and delivery of certain customary closing documents (including, among others, a solvency certificate and customary legal opinions), specified items of collateral, certain financial statements relating to TPC Group and its subsidiaries and certain compliance information related to TPC Group;

•	accuracy of certain specified representations and warranties;

•

the consummation of the redemption or other purchase of, satisfaction or discharge of, or consent solicitation for, our existing notes and the repayment in full of and termination of all commitments under our existing revolving credit facility;

•	payment of certain costs, fees and expenses to the lenders; and

•

with respect to the senior secured increasing rate bridge loan facility, (x) commercially reasonable efforts to deliver a customary offering memorandum with respect to the senior secured notes offering and (y) expiration of a 15 consecutive business day marketing period (with customary blackout periods) following the date clause (x) is satisfied.

The debt commitment letter is not subject to a due diligence condition or a “market out” condition which would allow the lenders not to fund their respective commitments if the financial markets are materially adversely affected. The commitment of the lenders under the debt commitment letter expires upon the earlier to occur of (1) February 24, 2013 or (2) the termination of the merger agreement in accordance with its terms. Please see “The Merger Agreement — Financing.”

Limited Guarantees

Pursuant to the limited guarantees delivered by the sponsors in favor of TPC Group, dated August 24, 2012, each of the sponsors has agreed to guarantee the due and punctual performance and discharge of such sponsor’s respective percentage (in proportion to such sponsor’s share of the total equity commitments made pursuant to such sponsor’s equity commitment letter) of:

•

the obligation of Parent under the merger agreement to pay the termination fee of $45 million to TPC Group in the event that TPC Group terminates the merger agreement under certain specified circumstances, and

•	Parent’s obligations to pay certain expense reimbursement and indemnification obligations of Parent under the merger agreement.

We refer to the expense reimbursement and indemnification obligations set forth in the second bullet above as the expense obligations and, together with the payment obligations set forth in the first bullet above, as the guaranteed obligations.

The sponsors’ obligations under the limited guarantees are subject to an aggregate cap equal to the amount of the $45 million termination fee, with each sponsor being responsible for its pro rata share of the cap amount, in proportion to such sponsor’s share of the total equity commitments made pursuant to such sponsor’s equity commitment letter.

Subject to certain exceptions, the limited guarantees will terminate upon the earliest of:

•	the closing of the merger;

•

the termination of the merger agreement in accordance with its terms in circumstances where the $45 million termination fee does not become payable and in which Parent has no outstanding expense obligations;

•

the twelve-month anniversary of any termination of the merger agreement in accordance with its terms in circumstances where the $45 million termination fee would become payable if, by such twelve-month anniversary, TPC Group has not presented a claim in writing for payment of any obligation to either Parent, as applicable, or the sponsor (unless TPC Group has properly presented a claim in writing by the twelve-month anniversary of any such termination of the merger agreement, in which case the relevant date will be the date such claim is finally satisfied or resolved); and

•

the six-month anniversary of any termination of the merger agreement in accordance with its terms in circumstances where the $45 million termination fee does not become payable but where Parent may have outstanding expense obligations if, by such six-month anniversary, TPC Group has not presented a claim in writing for payment of any obligation to either Parent, as applicable, or the sponsor (unless TPC Group has properly presented a claim in writing by the six-month anniversary of any such termination of the merger agreement, in which case the relevant date will be the date such claim is finally satisfied or resolved).

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (as described under “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. However, if the marketing period (as described under “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period”) has not ended at the time of the satisfaction or waiver of the conditions set forth in the merger agreement (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), then the closing will occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) any business day before or during the marketing period as may be specified by Parent on no less than two business days’ prior written notice to TPC Group, and (ii) the business day immediately following the final day of the marketing period.

Voting and Support Agreements

Concurrently with the execution of the merger agreement, Parent executed voting and support agreements with each of QVT Fund LP, Quintessence Fund LP, One East Partners Master, LP, Michael E. Ducey, James A. Cacioppo, Jeffrey A. Strong, K’Lynne Johnson, Richard B. Marchese, Jeffrey M. Nodland and Eugene R. Allspach. Each of Messrs. Ducey, Cacioppo, Strong, Marchese, Nodland and Allspach and Ms. Johnson is a director of TPC Group. As of the date of this proxy statement, the stockholders party to the voting agreements collectively owned approximately 22% of the outstanding common stock.

Pursuant to the voting agreements, each of the stockholders has agreed that until the termination of the voting agreements, each stockholder will vote his, her or its shares of common stock:

•	in favor of the proposal to adopt the merger agreement and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement, and

•

against certain other proposals and alternative transactions and any other action that would reasonably be expected to impede, interfere with, delay, postpone, frustrate the purposes of or adversely affect the merger or any of the transactions contemplated by the merger agreement or result in a breach of the merger agreement by TPC Group under the merger agreement.

In addition, each of the stockholders has agreed, among other things, not to:

•	subject to certain exceptions, sell, transfer, pledge, encumber, assign or otherwise dispose of his, her or its shares of common stock; or

•

directly or indirectly (i) initiate, solicit or knowingly encourage any inquiries regarding, or the making of, any proposal or offer that constitutes, or would reasonably be expected to lead, to an acquisition proposal (as defined in the merger agreement), (ii) engage or participate in any discussions or negotiations regarding, or provide any non-public information or data concerning TPC Group or its subsidiaries to, any person relating to, or that would reasonably be expected to lead to, any acquisition proposal (other than contacting and engaging in discussions with such person for the sole purpose of clarifying such acquisition proposal and informing such person of the existence such restrictions), (iii) otherwise knowingly facilitate (including by providing information) any effort or attempt to make an acquisition proposal, (iv) make, or in any manner participate in a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of our common stock intending to facilitate any acquisition proposal or cause our stockholders not to vote to adopt the merger agreement or approve the merger or any other transaction contemplated by the merger agreement or (v) become a member of a group with respect to any voting securities of TPC Group that takes any action in support of an acquisition proposal, except that the stockholder may engage or participate in any discussions or negotiations, or provide non-public information, in connection with an acquisition proposal to the extent that TPC Group is permitted to engage or participate in such discussions or negotiations or provide such information pursuant to the procedures described in the third paragraph under “The Merger Agreement — Acquisition Proposals”.

Each voting agreement will terminate upon the earliest of (i) February 24, 2013, (ii) the effective time of the merger, (iii) the date on which the merger agreement is terminated in accordance with its terms (including as a result of a superior proposal) and (iv) at any time upon the written agreement of Parent and the stockholder.

Appraisal Rights

If the merger is adopted by TPC Group stockholders, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of TPC Group common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of TPC Group held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of TPC Group common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock of TPC Group who do not vote in favor of the adoption of the merger agreement, who continuously are the record holders of such shares through the effective time of the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of TPC Group common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes TPC Group’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of common stock of TPC Group who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, TPC Group believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand

Any holder of common stock of TPC Group wishing to exercise appraisal rights must deliver to TPC Group, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the merger agreement. A holder of shares of common stock of TPC Group wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of TPC Group stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of TPC Group common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of TPC Group should be executed by or on behalf of the holder of record, and must reasonably inform TPC Group of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to TPC Group at Sage Plaza at 5151 San Felipe, Houston, Texas 77056, Attention: General Counsel.

Any holder of common stock of TPC Group may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to TPC Group a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time of the merger, the surviving corporation will notify each holder of common stock of TPC Group who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of common stock of TPC Group who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence on appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of shares of common stock of TPC Group. Accordingly, any holders of common stock of TPC Group who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of TPC Group within the time and in the manner prescribed in Section 262 and the failure of a holder of common stock of TPC Group to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any holder of common stock of TPC Group who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request for such a statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock of TPC Group and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the holders of common stock of TPC Group entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock of TPC Group, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262. Although TPC Group believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither TPC Group nor Parent anticipates offering more than the per share merger consideration to any stockholder of TPC Group exercising appraisal rights, and each of TPC Group and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of TPC Group is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock of TPC Group under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock of TPC Group will be deemed to have been converted at the effective time of the merger into the right to receive the per share merger consideration applicable to the shares. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights will be entitled to vote the common stock of TPC Group for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock of TPC Group, if any, payable to stockholders of TPC Group of record as of a time prior to the effective time of the merger; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time of the merger or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of TPC Group without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of TPC Group wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

Scope of Discussion

The following discussion is a summary of the material U.S. federal income tax consequences of the merger that are relevant to holders of TPC Group common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders of TPC Group common stock who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes). For purposes of this discussion, “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	tax-exempt organizations;

•	S corporations, entities or arrangements treated as partnerships or any other pass-through entities for U.S. federal income tax purposes;

•	insurance companies;

•	mutual funds;

•	dealers in stocks and securities;

•	traders in securities that elect the mark-to-market method of tax accounting for their securities;

•	holders that are subject to the alternative minimum tax provisions of the Code;

•	certain expatriates or former long-term residents of the United States;

•	U.S. Holders that have a functional currency other than the U.S. dollar;

•	regulated investment companies;

•	real estate investment trusts;

•	holders that hold shares as part of a hedge, conversion or constructive sale transaction, straddle, wash sale, or other risk reduction transaction;

•	holders that received their shares of TPC Group common stock in a compensatory transaction; or

•	holders who own an equity interest, actually or constructively, in Parent or the surviving corporation following the merger.

As used in this discussion, a “U.S. Holder” is a beneficial owner of TPC Group common stock that, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity created or organized under U.S. law (federal or state, including the District of Columbia) and treated as a corporation for U.S. federal income tax purposes;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of TPC Group common stock (other than a partnership) that is not a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of TPC Group common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of shares of TPC Group common stock should consult their tax advisors.

This discussion does not address U.S. federal taxes other than income tax or the tax considerations arising under the laws of any foreign, state, or local jurisdiction. No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE MERGER. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF YOUR OWN SITUATION.

U.S. Holders

The receipt of cash by a U.S. Holder in exchange for TPC Group common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. A U.S. Holder’s adjusted tax basis will generally equal the holder’s purchase price for the shares. Gain or loss will be determined separately for each block of shares of TPC Group common stock (i.e., shares acquired at the same price per share in a single transaction). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized pursuant to the merger unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by such holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a foreign corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•

the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year in which the merger is completed and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•

(1) we are or have been a “United States real property holding corporation” at any time during the shorter of (a) the Non-U.S. Holder’s holding period in the TPC Group common stock and (b) the five-year period preceding the merger, and (2) the Non-U.S. Holder owned, actually or constructively, more than 5% of the TPC Group common stock at any time during the five-year period preceding the merger.

For purposes of the third bullet above, we believe we are not and have not been a “United States real property holding corporation” at any time during the past five years.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to cash payments made in connection with the merger. Backup withholding will not apply, however, to a holder that (1) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form), (2) provides a certification of such holder’s foreign status on IRS Form W-8 (or a substitute or successor form), or (3) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

General

TPC Group and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. These approvals include approval under, or notifications pursuant to, the HSR Act and the competition laws of the European Union and the Republic of Turkey.

HSR Act

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until TPC Group and Parent each file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws

Consummation of the merger is conditioned on approval under, or filing of notices pursuant to, the competition laws of the European Union and the Republic of Turkey.

Under Council Regulation (EC) No 139/2004 (the “EUMR”), the merger cannot be completed until Parent files a notification with the European Commission and the Commission has approved the merger under the EUMR. A transaction notifiable under the EUMR may not be completed until the expiration of a 25-working-day waiting period following the party’s filing of the Form CO notification form. The initial Phase I 25-working-day review period will start the day after the notification is filed. The Phase I review period can be extended from 25 to 35 working days if the party offers remedies. If at the end of Phase I the European Commission has serious doubts about the compatibility of the merger with the internal market, then it will initiate an extended Phase II investigation.

Under the Law on Protection of Competition No. 4054 dated December 13, 1994 (the “Competition Law”), the merger cannot be completed until the filing of a notification with the Turkish Competition Authority and the Authority has approved the merger under the Competition Law. A transaction notifiable under the Competition Law may not be completed until the expiration of a 30 day waiting period following the party’s filing of the required notification form. The initial Stage 1 30-day waiting period will start the day after the notification is filed, but the 30-day review period may restart if the Turkish Competition Authority requests missing information from the party’s filing. The Turkish Competition Authority can seek a Stage 2 investigation if it requires additional time to investigate the merger, which can take up to six months and may be extended once, for an additional period of up to six months.

Legal Proceedings Regarding the Merger

On September 4, 2012, following the announcement of the merger agreement, a purported class action, Alvin Smilow, Trustee for the Herman Smilow 2011 Irrevocable Trust v. TPC Group Inc., et al., C.A. No. 7829-             (Sept. 4, 2012), was filed in the Court of Chancery of the State of Delaware against TPC Group, each member of the Board of Directors, Parent and Merger Sub challenging the merger. The suit alleges, among other things, that (i) the individual defendants breached their fiduciary duties to TPC Group’s stockholders by, among other things, allegedly failing to take steps to maximize the value of the company to its stockholders and improperly putting their personal interests ahead of the interests of the stockholders, and (ii) all defendants aided and abetted the breaches of fiduciary duty allegedly committed by the individual defendants. The suit seeks equitable relief including, among other things, an injunction against consummation of the merger and rescission of the merger, and actual and punitive damages if the merger is consummated, along with attorney’s fees, experts’ fees and expenses. TPC Group believes that the action is without merit and intends to vigorously defend against all claims asserted.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement and may be subject to important qualifications, limitations and supplemental information agreed to by TPC Group, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between TPC Group, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of TPC Group, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of TPC Group, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosures to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding TPC Group or our business. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding TPC Group and our business. Please see “Where You Can Find More Information” beginning on page 100.

The Merger

The agreement and plan of merger, dated August 24, 2012, among TPC Group, Parent and Merger Sub, as it may be amended from time to time, contemplates a merger whereby Merger Sub, a wholly owned subsidiary of Parent, will merge with and into TPC Group. TPC Group will survive the merger as a wholly owned subsidiary of Parent.

At the effective time of the merger, the certificate of incorporation of TPC Group will be amended in the form agreed among TPC Group, Parent and Merger Sub, until subsequently amended in accordance with its terms or by applicable law. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation, until amended in accordance with their terms or by applicable law, except that they will be amended to change the name of the surviving corporation to “TPC Group Inc.”

The directors of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors of the surviving corporation. Our officers immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of the surviving corporation.

Closing and Effective Time of the Merger; Marketing Period

The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as TPC Group, Parent and Merger Sub agree and specify in the certificate of merger. The closing of the merger will take place no later than the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (as described under “— Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. However, if the marketing period (as described below) has not ended at the time of the satisfaction or waiver of those conditions, then the closing will occur, subject to the satisfaction or waiver of such conditions, on the date that is the earlier to occur of (i) any business day before or during the marketing period as specified by Parent on not less than two business days’ prior written notice to TPC Group, and (ii) the business day immediately following the final day of the marketing period.

The term “marketing period” means the first period of 15 consecutive business days, subject to certain black-out periods described below, throughout which (i) Parent has received all the required financial information specified in the merger agreement and such information is compliant at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, and (ii) the mutual conditions to the parties’ obligations to consummate the merger have been satisfied (other than those conditions that by their nature can only be satisfied at the closing) and nothing has occurred and no condition exists that would cause any of the closing conditions applicable to Parent and Merger Sub to fail to be satisfied, assuming that the closing date were to be scheduled for any time during the 15 consecutive business day period.

If TPC Group stockholders have not adopted the merger agreement because the special meeting of stockholders called for the purpose of adopting the merger agreement has not been held but all the other conditions described in clauses (i) and (ii) of the preceding paragraph have been satisfied, then the marketing period will begin on the date that is five business days before the date of the special meeting so long as the meeting is held on that date and TPC Group stockholders adopt the merger agreement on that date. However, the following black-out periods apply: (a) the marketing period will not begin before September 4, 2012, (b) if the marketing period has not ended on or before December 19, 2012, then the marketing period will begin on or after January 2, 2013 and (c) the days between November 21, 2012 and November 25, 2012 will not be counted towards the 15 consecutive business day period. Further, the marketing period will not be deemed to begin if, prior to the completion of the marketing period, certain requirements regarding TPC Group’s financial statements or SEC filings are not satisfied. The marketing period will end on any earlier date on which the debt financing is obtained.

Conversion of Shares

Except for (i) any shares owned by Parent, Merger Sub or any other subsidiary of Parent, (ii) shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (iii) shares owned by TPC Group in treasury or by direct or indirect wholly owned subsidiaries of TPC Group (which we refer to collectively as the “Excluded Shares”), all shares of TPC Group common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $40.00 in cash, without interest and less any applicable withholding tax.

Each share of our common stock owned by us in treasury and any share of our common stock owned by Parent, Merger Sub or any other subsidiary of Parent will be canceled and no payment will be made with respect to such shares, subject to the right of record holders of dissenting shares to demand appraisal with respect to their dissenting shares. Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one validly issued, fully paid and nonassessable share of common stock of TPC Group as the surviving corporation in the merger.

Treatment of Stock Plans

Options and SARs

Except as otherwise agreed between Parent and a holder thereof, at the effective time of the merger, each then-outstanding option to purchase shares of common stock and each stock appreciation right, or SAR, granted under TPC Group’s equity plans, whether or not vested or exercisable, will become fully vested and exercisable and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to the option or SAR, as applicable, immediately prior to the effective time of the merger multiplied by the amount, if any, by which $40.00 exceeds the exercise price or grant price, as applicable, per share under the option or SAR, as applicable, less any applicable withholding taxes and without interest.

Restricted Stock

At the effective time of the merger, each then-outstanding share of restricted stock granted under TPC Group’s equity plans will become fully vested and will no longer be subject to any restrictions and will be considered a share of common stock under the merger agreement entitling the holder to the per share merger consideration less any applicable withholding taxes and without interest.

Restricted Stock Units

Except as otherwise agreed between Parent and a holder thereof, at the effective time of the merger, each then-outstanding restricted stock unit, or RSU, granted under TPC Group’s equity plans, whether or not vested, will become fully vested and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to such RSU immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest.

Performance Share Units

At the effective time of the merger, each then-outstanding performance share unit, or PSU, granted under TPC Group’s equity plans, to the extent not already vested, will become vested with respect to the number of shares of common stock to which the holder of such PSU is entitled in accordance with and pursuant to the terms of the applicable equity plan and award agreement governing the PSU, and will be canceled and converted into the right to receive an amount in cash equal to the product of the number of such vested shares of common stock, if any, subject to such PSU immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest.

In addition, each additional PSU that would not have become vested at the effective time of the merger pursuant to the terms of the applicable equity plan and award agreement governing such PSU due to the application of certain proration provisions in the applicable award agreement, if any will be canceled, and the holders of such additional PSUs will become entitled to receive an amount in cash equal to the product of the number of shares of common stock, if any, subject to the additional PSUs immediately prior to the effective time of the merger multiplied by $40.00, less any applicable withholding taxes and without interest, except that payment of 50% of the after-tax amount payable to any such holder of additional PSUs, which we refer to as the investment amount, will be conditioned on the holder’s agreement to use the investment amount to acquire equity securities of Parent or one of its affiliates on pricing terms consistent with the equity commitment letters. If the holder does not agree in writing prior to the effective time of the merger to use the investment amount to acquire equity securities of Parent or one of its affiliates, then the corresponding additional PSUs will be canceled without payment and will have no further force or effect.

Dissenting Shares

If the merger agreement is adopted by TPC Group stockholders, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. If any holder of such dissenting shares fails to perfect or withdraws or effectively loses the right to appraisal under Section 262 of the DGCL, then each dissenting share will be deemed to have been converted into the right to receive the per share merger consideration provided in the merger agreement.

TPC Group is required to give Parent prompt notice of any demands for appraisal of TPC Group common stock and afford Parent the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

For further information about appraisal rights, please see “The Merger — Appraisal Rights.”

Procedures for Exchange of Shares, Unclaimed Amounts and Lost, Stolen or Destroyed Certificates

Promptly after the effective time of the merger and in any event not later than the third business day following the effective time of the merger, the surviving corporation will cause to be mailed to each record holder, as of the effective time, of an outstanding stock certificate that immediately prior to the effective time of the merger represented outstanding shares of common stock a form of letter of transmittal in customary form and reasonable instructions for use in effecting the surrender of the stock certificates. Upon surrender to the paying agent of a stock certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of the stock certificate will be entitled to receive in exchange therefor the per share merger consideration for each share formerly represented by the stock certificate and the stock certificate will then be canceled.

Promptly after the effective time and in any event not later than the third business day following the effective time (or, solely if delivery of a letter of transmittal in customary form by each record holder of book-entry shares is required by the paying agent, promptly following the paying agent’s receipt of such letter of transmittal), the paying agent will issue and deliver to each record holder of uncertificated shares represented by book entry a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to the merger agreement in respect of such book-entry shares, and such book-entry shares will then be canceled.

No interest will be paid or accrued for the benefit of holders of the stock certificates or book-entry shares on the per share merger consideration payable in respect of the stock certificates or book-entry shares.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Following the date that is nine months after the effective time of the merger, any portion of the funds held by the paying agent that remain unclaimed by former TPC Group stockholders, including the proceeds from investment thereof, will be delivered to the surviving corporation. Thereafter, former TPC Group stockholders may look only to the surviving corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof for payment with respect to the per share merger consideration.

At the effective time of the merger, TPC Group’s stock transfer books will be closed and there will be no further registration of transfers of common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, such certificates will be canceled and exchanged for payment of the per share merger consideration.

If any certificate has been lost, stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to comply with the replacement requirements established by the paying agent, including making an affidavit to that effect and, if required by Parent or the surviving corporation, posting a bond in a customary amount sufficient to protect Parent or the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

In the merger agreement TPC Group has made a number of representations and warranties to Parent and Merger Sub. These representations and warranties are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. These representations and warranties relate to, among other things:

•	existence, good standing and corporate authority;

•	due authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby;

•	capitalization;

•	subsidiaries, including ownership of subsidiary securities and the absence of restrictions or encumbrances with respect to capital stock of subsidiaries;

•	compliance with laws applicable to us, and the possession of permits and licenses required to conduct business;

•

absence of any conflict with or violation of organizational documents, applicable law and certain contracts as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	financial statements and SEC filings, disclosure controls and procedures and internal control over financial reporting;

•	absence of undisclosed liabilities;

•	absence of litigation, investigations and governmental orders;

•	conduct of business, including the absence of certain changes or events;

•	tax matters;

•	employee benefit plans;

•	labor and employment matters;

•	environmental matters;

•	intellectual property;

•	absence of governmental fines, injunctions or decrees;

•	insurance policies;

•	fees payable to brokers, finders or investment banks in connection with the merger;

•	the opinion of TPC Group’s financial advisor and approval of the merger agreement by the Board;

•	absence of any other vote or approval requirement to consummate the merger;

•	material contracts, including certain restrictions imposed by such material contracts;

•	inapplicability of restrictions on takeovers under applicable law and organizational documents;

•	title, ownership and related matters relating to inventory, equipment and other property;

•	affiliate transactions;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and United States sanctions; and

•	energy regulatory matters.

Parent and Merger Sub made a number of representations and warranties to TPC Group in the merger agreement. These representations and warranties are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. These representations and warranties relate to, among other things:

•	existence, good standing and corporate authority;

•	due authorization, execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement;

•

absence of any conflict with or violation of their organizational documents, applicable law and certain contracts as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby;

•	absence of litigation, investigations and governmental orders;

•

sufficiency of Parent’s financing commitments to provide funds to pay the aggregate per share merger consideration, required payments in respect of equity-based awards, all fees and expenses payable by Parent and Merger Sub under the merger agreement and the refinancing of TPC Group’s existing credit facility and existing notes;

•	the commitment letters;

•	indebtedness;

•	capitalization of Merger Sub;

•	fees payable to brokers, finders or investment banks in connection with the merger;

•	the solvency of the surviving corporation immediately following the effective time of the merger;

•	the limited guarantees;

•

except for the voting agreements described under “The Merger — Voting and Support Agreements,” absence of agreements, arrangements or understandings between Parent or its affiliates, on one hand, and TPC Group’s stockholders, management or directors, on the other hand;

•	Parent’s and Merger Sub’s ownership of TPC Group common stock;

•	absence of interests in competitors; and

•	non-reliance on other representations and warranties.

TPC Group’s, Parent’s and Merger Sub’s representations and warranties do not survive the effective time of the merger.

Material Adverse Effect

Many of TPC Group’s representations and warranties are qualified as to materiality or by exceptions related to the absence of a “company material adverse effect.”

The term “company material adverse effect” means any change, event, occurrence, effect or development that (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of TPC Group and its subsidiaries, taken as a whole or (ii) prevents or materially impedes, materially interferes with or materially delays the consummation of the merger and the other transactions contemplated by the merger agreement, except that none of the following items, and no change, event, occurrence, effect or development to the extent arising out of or resulting from the following items, will constitute or be taken into account in determining whether a “company material adverse effect” has occurred or would reasonably be expected to occur:

(1)	changes, events, occurrences or effects generally affecting:

(a)	the industries in which TPC Group and its subsidiaries operate, including changes in commodity prices (including prices for butadiene, unleaded regular gasoline, butane and refinery grade propylene) and in general market prices;

(b)	changes in prices for feedstocks, including crude C4s, chemical grade propylene, high purity isobutylene, methanol and hydrogen; or

(c)	general economic conditions, political conditions or credit, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; or

(2)	changes, events, occurrences or effects arising out of, resulting from or attributable to:

(a)	changes or proposed or prospective changes after the date of the merger agreement in applicable law, governmental regulations, generally accepted accounting principles, or GAAP, or accounting rules or standards (including the accounting rules and regulations of the SEC), or any changes or proposed or prospective changes after the date of the merger agreement in the interpretation or enforcement of any of the foregoing;

(b)	the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement, including the impact thereof on contractual or other relationships with TPC Group’s customers, suppliers, distributors, partners, employees (including the loss or departure of officers or other employees) or regulators, or any stockholder or other litigation (or settlement thereof) relating to the merger agreement or the transactions contemplated by the merger agreement;

(c)	hostilities, acts of war, sabotage or terrorism, or any escalation or worsening of any such hostilities, acts of war, sabotage or terrorism;

(d)	pandemics, earthquakes, hurricanes, tornados or other natural disasters;

(e)	any action taken at Parent’s or Merger Sub’s written request;

(f)	compliance by TPC Group or its subsidiaries with its covenants to sell or divest assets in connection with securing antitrust approval, to effect Parent’s financing of the merger, or to consummate the redemption or other purchase of, or consent solicitation for, TPC Group’s existing notes;

(g)	any change in TPC Group’s credit ratings;

(h)	any decline in the market price, or change in trading volume, of TPC Group stock; or

(i)	any failure to meet any internal or public projections, forecasts or estimates of TPC Group’s revenue, earnings or other financial or operating performance or results of operations for any period;

except that the changes described in the items (1)(a) through (c), (2)(a), (2)(c) and (2)(d) above may be taken into account in determining whether there has been or would reasonably be expected to be a company material adverse effect if and to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on TPC Group and its subsidiaries, taken as a whole, in relation to others in the industries in which TPC Group and its subsidiaries operate, and except that the underlying cause of any of the matters referred to in items (2)(g) through (i) above may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect.

Many of Parent’s and Merger Subs’ representations and warranties are qualified as to materiality or by exceptions related to the absence of a “parent material adverse effect.” Under the merger agreement, “parent material adverse effect” means any change, event, occurrence or effect that would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation by Parent and Merger Sub of the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Except with Parent’s written consent (which may not be unreasonably withheld, delayed or conditioned), as contemplated by the merger agreement or as required by applicable law, and excluding transactions among TPC Group and its wholly owned subsidiaries, TPC Group has agreed that, prior to the effective time of the merger, it and its subsidiaries will:

•	conduct their respective operations in all material respects in the ordinary course and in the same manner as previously conducted;

•	use reasonable best efforts to continue to pursue and develop certain expansion capital projects on substantially the basis disclosed to Parent prior to the date of the merger agreement;

•

use reasonable best efforts to continue to pursue the planned restart of one of TPC Group’s dehydrogenation units to produce isobutylene, and to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them; and

•	take any required actions with respect to any labor organizations prior to the consummation of the transactions contemplated by the merger agreement.

Except with Parent’s written consent (which may not be unreasonably withheld, delayed or conditioned) as contemplated by the merger agreement or as required by applicable law, and excluding transactions among TPC Group and its wholly owned subsidiaries, the merger agreement also places specific restrictions on the ability of TPC Group and its subsidiaries to, among other things:

•	amend or otherwise change its certificate of incorporation or bylaws or any similar governing documents;

•

issue shares of capital stock or other equity securities, effect a stock split or otherwise change its capitalization (except pursuant to the exercise of options or SARs or upon the settlement of RSUs or PSUs), grant any right to acquire any shares of its capital stock or other equity securities or amend any equity-based award or right to acquire shares of capital stock;

•	declare, set aside or pay any dividend or make any other distribution or payment with respect to shares of capital stock;

•

sell, assign, lease, mortgage, license, abandon or let lapse, pledge, encumber or otherwise dispose of any of its assets, except for sales of inventory, obsolete equipment or other assets in the ordinary course of business consistent with past practices or arm’s-length sales or other transfers of assets the total current value of which does not exceed $5 million in the aggregate;

•	acquire any business or entity or division thereof other than acquisitions involving an aggregate consideration of less than $5 million in the aggregate;

•	change their respective material accounting principles or practices except as required as a result of a change in GAAP or other applicable law;

•

make, change or rescind any material tax election or method of reporting items for tax purposes, settle or compromise any material tax claim or controversy, file any amended tax return, extend or waive the statute of limitations with respect to material taxes, enter into any closing agreement with respect to tax or surrender any right to claim a tax refund;

•

incur or materially modify the terms of any indebtedness or assume or guarantee any indebtedness other than borrowings under TPC Group’s existing credit facility in the ordinary course of business consistent with past practice and borrowings in an amount that does not exceed $10 million on a consolidated basis;

•

make any loans or capital contributions to, or investments in, any person or entity or enter into any swap or hedging transaction or other derivative agreement, in each case other than in an amount that does not exceed $5 million in the aggregate;

•

redeem, purchase or otherwise acquire, directly or indirectly, any shares of their respective capital stock other than in connection with satisfaction of tax withholding obligations in connection with the vesting or exercise of equity-based awards;

•

make or authorize any capital expenditures other than capital expenditures that do not exceed $5 million in the aggregate and capital expenditures that are contemplated by the forecast included in TPC Group’s disclosure schedules, including expenditures related to the planned restart of one of its dehydrogenation units to produce isobutylene;

•

increase the compensation or benefits payable to current or former employees, directors or independent contractors (except for increases in the ordinary course or required under existing employment agreements); enter into or amend any employment, consulting, change of control, retention, severance or similar agreement or establish, amend or terminate any benefit plan; grant any severance or termination pay or any equity or equity-based awards to any current or former employee, director or independent contractor; loan or advance any money or other property to any employee, director or independent contractor; except as required under any employment agreement existing on the date of the merger agreement or as may be required to implement the actions contemplated by the merger agreement, accelerate the vesting or payment of any compensation or benefit under any benefit plan; take any action to fund the payment of compensation or benefits under any benefit plan; or increase the funding obligation or contribution rate of any benefit plan subject to Title IV of ERISA except as required pursuant to the terms of any collective bargaining agreement;

•	enter into any collective bargaining agreement or other contract with a labor union or recognize any labor organization as the representative of any of their employees;

•

waive or settle any suit or claim against TPC Group or any of its subsidiaries or any of its officers and directors, except for waivers or settlements in amounts that do not exceed $25,000 per matter, do not prohibit or restrict TPC Group or any of its subsidiaries from operating its business in substantially the same manner as operated on the date of the merger agreement and do not result in the cancelation by the insurer of existing insurance policies or insurance coverage of TPC Group or any of its subsidiaries (excluding cancelation upon expiration or nonrenewal), or waive or settle any material claim by TPC Group or any of its subsidiaries;

•

enter into any agreement or arrangement that materially limits TPC Group or any of its subsidiaries or affiliates, any successor thereto or the surviving corporation, Parent or any of their respective affiliates, from engaging or competing in any line of business, in any location or with any person, other than restrictions that are part of the terms and conditions of any “requirements” or similar agreement under which TPC Group or any of its subsidiaries has agreed to procure goods or services exclusively from any person;

•

modify or amend any material contract on terms materially adverse in the aggregate to TPC Group or any of its subsidiaries, terminate any material contract or enter into any contract that, if entered into prior to the date of the merger agreement, would be a material contract;

•	enter into, amend, modify in any respect or terminate or engage in any transactions with certain members of senior management of TPC Group;

•	enter into any new line of business;

•

fail to renew or maintain existing insurance policies or comparable replacement policies, or prejudice any rights of recovery under any insurance policy, in each case, other than in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TPC Group or any of its subsidiaries;

•	enter into any agreement, arrangement, understanding or transaction with any affiliate that is not on an arm’s-length basis; and

•	authorize, commit or agree to take any of the foregoing actions.

Acquisition Proposals

Neither TPC Group nor any of its subsidiaries will, and TPC Group will use reasonable best efforts to cause its and its subsidiaries’ affiliates and representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage any inquiries regarding, or the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

•

engage or participate in any discussions or negotiations regarding, or provide any non-public information or data to, any person relating to, or that would reasonably be expected to lead to, any acquisition proposal (other than contacting and engaging in discussions with such person for the sole purpose of clarifying such acquisition proposal and informing such person of the existence of the restrictions described under “The Merger Agreement — Acquisition Proposals”); or

•	otherwise knowingly facilitate (including by providing information) any effort or attempt to make an acquisition proposal.

The term “acquisition proposal” means any proposal or offer by a third party with respect to (i) a merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions that would result in the acquisition by a third party of more than 20% of the total voting power of the capital stock or more than 20% of the consolidated assets (based on the fair market value thereof, as determined by the Board of Directors) of TPC Group and its subsidiaries or (ii) a transaction or a series of transactions that, if consummated, would result, directly or indirectly, in the acquisition by a third party of more than 20% of the total voting power of the capital stock or more than 20% of the consolidated assets (based on the fair market value thereof, as determined by the Board of Directors) of TPC Group and its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

However, prior to the adoption of the merger agreement by TPC Group’s stockholders, if TPC Group receives a written unsolicited bona fide acquisition proposal from any person, TPC Group or its representatives may:

•

provide information in response to a request therefor if such person has executed and delivered a confidentiality agreement containing provisions that are no less favorable to TPC Group than those contained in TPC Group’s confidentiality agreement with affiliates of First Reserve and SK Capital (except that the confidentiality agreement need not prohibit, condition or restrict the making or amendment of an acquisition proposal); provided that TPC Group promptly makes available to Parent any material non-public information provided to such person if not previously made available to Parent, and

•	engage or participate in discussions or negotiations with such person regarding the acquisition proposal,

in each case only if prior to taking such action the Board of Directors, or a special committee of the Board of Directors made up of members that are not affiliated with Parent or Merger Sub and are not members of TPC Group’s management, determines in good faith after consultation with its outside financial advisor and its outside legal counsel that (i) failure to take such action would reasonably likely be inconsistent with the directors’ fiduciary duties under applicable law and (ii) such acquisition proposal either constitutes a superior proposal (as defined below) or would reasonably be expected to lead to a superior proposal.

The term “superior proposal” means a bona fide acquisition proposal that would result in the acquisition by a third party of more than 50% of the total voting power of the capital stock or more than 50% of the consolidated assets (based on the fair market value thereof, as determined by the Board of Directors) of TPC

Group and its subsidiaries that the Board of Directors or any appropriate committee thereof has determined in its good faith judgment, after consultation with TPC Group’s outside financial advisor and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms, taking into account all legal, regulatory, financial, financing and timing and other aspects of the proposal and the person making the proposal and (ii) if consummated, would result in a transaction more favorable to TPC Group’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub in response to such proposal or otherwise pursuant to, the restrictions described in the next four paragraphs below).

The merger agreement provides that neither the Board of Directors nor any committee thereof will effect a change of recommendation (as defined below), cause or permit TPC Group or any of its subsidiaries to enter into any alternative acquisition agreement relating to an acquisition proposal or take any action to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal as provided below. However, at any time prior to the adoption of the merger agreement by TPC Group’s stockholders, the Board of Directors or a special committee of the Board of Directors may effect a change of recommendation (as defined below) (and, solely in connection with accepting a superior proposal, take action to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal as provided below), if:

•	there has been an intervening event (as defined below), or

•

the Board of Directors or special committee has received a written unsolicited bona fide acquisition proposal from any person that is not withdrawn and that the Board of Directors or such special committee believes in good faith after consultation with its outside financial advisor and outside legal counsel constitutes a superior proposal, but only if, prior to effecting the change of recommendation or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, the Board of Directors or the special committee determines in good faith after consultation with its outside legal counsel that failure to do so would, in the case of an intervening event, violate or, in the case of the matters described in the second bullet above, reasonably likely be inconsistent with its fiduciary duties under applicable law.

The term “change of recommendation” means to withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the recommendation that TPC Group stockholders adopt the merger agreement, or fail to include such recommendation in the proxy statement related to the special meeting of stockholders called for the purpose of adopting the merger agreement, or authorize, adopt, approve, recommend or otherwise declare advisable (or publicly propose to authorize, adopt, approve, recommend or otherwise declare advisable), any acquisition proposal.

The term “intervening event” means a material event, fact, circumstance, development or occurrence that does not relate to any acquisition proposal or any developments, circumstances or occurrences relating to Parent or any of its affiliates as a result of the merger agreement and was unknown and was not reasonably foreseeable to or by the Board of Directors on or prior to the date of the merger agreement (or if known, the magnitude or material consequences of which were not known and were not reasonably foreseeable by the Board of Directors on or prior to the date of the merger agreement).

Under the merger agreement, the Board of Directors cannot make a change of recommendation or terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal unless:

•

TPC Group has provided prior written notice to Parent and Merger Sub of its intention to effect a change of recommendation and/or to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, which notice must specify:

•	if the Board of Directors or the special committee believes that an intervening event has occurred, a reasonably detailed description of the intervening event, and

•

if the proposed change of recommendation is in respect of a superior proposal, the basis for such change of recommendation, including the identity of the party making the superior proposal (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of the merger agreement) and the material terms and conditions thereof; and in the event of any material amendment to the financial terms or any other material revisions to the superior proposal, TPC Group must deliver a new notice and must comply with the requirements described in the next bullet with respect to the new notice, except that the three business day period below will instead be a two business day period;

•

if any changes to the merger agreement, the financing letters and the limited guarantees have been offered in writing by Parent during the three business day period following Parent’s and Merger Sub’s receipt of the notice described in the preceding bullet in a manner that would form a binding contract if accepted by TPC Group, the Board of Directors or special committee must have considered such changes in good faith and determined, if the intended change of recommendation is the result of a superior proposal, that the superior proposal would continue to constitute a superior proposal even if such changes were to be given effect; and

•	the superior proposal did not result from a material breach by TPC Group of its obligations described under “The Merger Agreement — Acquisition Proposals.”

In addition, as further described below, TPC Group must pay the company termination fee if the Board of Directors or a special committee terminates the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal.

TPC Group has agreed that it will promptly (and, in any event, within one business day) notify Parent if it receives any acquisition proposal or any request for information or other inquiry that TPC Group believes is reasonably likely to lead to any acquisition proposal and, in connection with such notice, provide to Parent the identity of the person making the acquisition proposal or request or inquiry (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of the merger agreement) and a summary of the material terms and conditions of the acquisition proposal or request or other inquiry (unless the acquisition proposal or inquiry is in written form, in which case TPC Group will provide Parent copies of any written requests, proposals or offers and the proposed transaction agreements and financing commitments comprising or relating thereto). TPC Group has agreed to keep Parent reasonably informed, on a prompt basis (and, in any event, within one business day), of any material change to the terms of the acquisition proposal or request or inquiry (including any amendments thereto).

Meeting of TPC Group’s Stockholders; Recommendation of Board of Directors

The merger agreement provides that TPC Group will take all action necessary to convene a meeting of its stockholders, as soon as reasonably practicable after this proxy statement is cleared by the SEC for mailing to stockholders, for the purpose of considering and voting upon the adoption of the merger agreement. The merger agreement also provides, subject to the provisions described above regarding a change of recommendation, TPC Group will include in the proxy statement the recommendation of the Board of Directors in favor of the proposal to adopt the merger agreement and use its reasonable best efforts to obtain stockholder approval. Unless the merger agreement has been terminated, TPC Group will, subject to the right of the Board of Directors to modify its recommendation under the circumstances specified above, use reasonable best efforts to solicit from TPC Group stockholders proxies in favor of the proposal to adopt the merger agreement and approve the merger and to secure the adoption of the merger agreement by the stockholders.

Employee Benefit Matters

The surviving corporation will, for a period of 12 months following the closing of the merger, provide to (i) each non-union represented employee employed immediately prior to the effective time of the merger, a base salary and target bonus opportunity under annual cash incentive plans that are no less favorable than the base salary and target bonus opportunity provided to such employee immediately prior to the effective time of the merger and (ii) non-union represented employees, in the aggregate, employee benefits (excluding equity-based awards, executive welfare benefits, perquisites and certain other payments) that are no less favorable in the aggregate than those provided to such employees immediately prior to the effective time of the merger. With respect to union-represented employees, the surviving corporation will comply with the terms and conditions of all applicable collective bargaining agreements as in effect as of the effective time of the merger.

In addition to the foregoing, but subject to any employment agreements existing on the date of the merger agreement, the surviving corporation will provide to non-union represented employees whose employment terminates during the twenty-four month period following the effective time of the merger agreement, severance benefits, if any, at the levels and pursuant to the terms of TPC Group severance program and guidelines as in effect immediately prior to the effective time of the merger agreement.

As of the effective time of the merger, Parent will cause the surviving corporation to honor, fulfill and discharge TPC Group’s and its subsidiaries’ obligations under all benefit plans accrued as of the effective time of the merger.

Indemnification and Insurance

The merger agreement provides for director and officer indemnification and insurance following completion of the merger. Under the merger agreement,

•

the surviving corporation and Parent will indemnify and hold harmless and advance expenses to, to the fullest extent permitted by law, the present and former directors and officers of TPC Group or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or related to the indemnified party’s service as a director or officer of TPC Group or its subsidiaries at or prior to the effective time of the merger, or services performed at the request of TPC Group or its subsidiaries as a fiduciary under any company benefit plan or as a director or officer of another entity; and

•

for a period of six years following completion of the merger, the charter and bylaws of the surviving corporation in the merger will include provisions relating to indemnification, expense advancement and exculpation that are no less favorable than those currently contained in TPC Group’s certificate of incorporation and bylaws.

The merger agreement also provides that prior to closing of the merger, TPC Group will purchase a fully pre-paid six-year “tail” insurance policy to TPC Group’s directors’, officers’ and employee’s liability insurance policy and fiduciary liability insurance policy maintained at the time of execution of the merger agreement. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance. The tail insurance policy will cover a period from the effective time of the merger through and including the date that is six years after the closing of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger. The tail insurance will contain terms and conditions that are at least as favorable to the indemnified parties as TPC Group’s directors’, officers’ and employee’s liability insurance maintained at the time of execution of the merger agreement.

If we or the surviving corporation, as applicable, fail to obtain such “tail” insurance policies as of the effective time of the merger, then the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the merger the policies in place as of the date of the merger agreement, or to purchase comparable policies for such six-year period, in each case, that are at least as favorable to the indemnified parties as provided in our existing policies as of the date of the merger agreement. Parent’s or the surviving corporation’s obligation to provide this insurance will, however, be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

The indemnification and insurance rights described above will be in addition to any other rights available by contract or otherwise.

Further Action; Efforts

TPC Group and Parent and its affiliates have agreed to:

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make their respective filings under the HSR Act and the applicable competition or antitrust notification laws of the European Union and the Republic of Turkey (with Parent paying all filing fees relating thereto),

•	substantially comply with any request for additional information issued pursuant to the HSR Act as soon as reasonably practicable following the issuance of the request for additional information, and

•

use reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act and to obtain the required clearances and approvals under the applicable competition or antitrust notification laws of the European Union and the Republic of Turkey.

However, neither Parent nor Merger Sub will be obligated to, and TPC Group and its subsidiaries will not agree with a governmental authority without the prior written consent of Parent, to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of the business of TPC Group or any of its subsidiaries, if such divestiture or hold separate involves assets that are material to TPC Group and its subsidiaries on a consolidated basis or if such licensing or similar arrangement would materially adversely affect assets that are material to TPC Group and its subsidiaries on a consolidated basis.

TPC Group and Parent and its affiliates have also agreed to use reasonable best efforts to take all action and to do all things necessary, proper or advisable to ensure that the conditions to closing the merger are satisfied and to consummate the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including using reasonable best efforts to obtain any necessary authorizations, consents and approvals and effecting all necessary registrations and filings required for the consummation of the transactions contemplated by the merger agreement.

Financing

Parent and Merger Sub have agreed to use their reasonable best efforts to:

•	obtain the equity and debt financing on the terms and conditions described in the financing letters;

•	maintain in effect the financing letters in accordance with their terms;

•	negotiate and enter into, as soon as reasonably practicable, all definitive agreements with respect to the debt financing;

•	satisfy on a timely basis (taking into account the expected timing of the marketing period) all conditions that are applicable to Parent and Merger Sub;

•	comply with their obligations under the financing letters;

•

fully enforce their rights under the debt commitment letter and any such definitive agreements, including (at the request of TPC Group and subject to the terms of the merger agreement) by filing one or more lawsuits against the debt financing sources to fully enforce the debt financing sources’ obligations thereunder;

•

in the event that all conditions in the debt commitment letter (other than (i) the availability or funding of any equity financing, (ii) any conditions in the debt commitment letter that are within the control of Parent or Merger Sub, and (iii) those conditions in the debt commitment letter that by their nature cannot be satisfied until the closing date, but each of which, in the case of (iii), is capable of being satisfied on the closing date) have been satisfied, cause the lenders and other persons providing debt financing to fund on the closing date, the portion of the debt financing required to consummate the merger and the transactions contemplated by the merger agreement and pay all other amounts payable by Parent and Merger Sub under the merger agreement and the financing letters or in connection with any refinancing of indebtedness contemplated by the merger agreement or the financing letters;

•

fully enforce their rights, and the sponsors’ obligations, under the equity commitment letters, including (at the request of TPC Group and subject to the terms of the merger agreement) by filing one or more lawsuits against the sponsors to fully enforce the sponsors’ obligations thereunder; and

•

if any portion of the debt financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the debt commitment letter, arrange and obtain as promptly as practicable alternative debt financing from alternative debt sources on terms and conditions not less favorable, in the aggregate, to Parent and Merger Sub (in the reasonable judgment of Parent) than those contained in the debt commitment letter and in an amount at least equal to the amount of the debt financing or such unavailable portion thereof.

For a description of the terms and conditions in the debt and equity commitment letters, please see “The Merger — Financing of the Merger”.

Parent and Merger Sub acknowledge and agree in the merger agreement that the obtaining of the debt and equity financing is not a condition to the closing of the merger, such that if the debt or equity financing (or any alternative financing) has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger and the transactions contemplated by the merger agreement. TPC Group has agreed to use reasonable best efforts to provide to Parent and Merger Sub (at Parent’s sole expense) all cooperation reasonably requested by Parent or Merger Sub that is necessary in connection with the financing for the merger, including, among other things:

•	assisting with the preparation of offering and syndication documents and materials,

•	furnishing specified financial information about TPC Group to Parent, Merger Sub and their debt financing sources,

•	participating upon reasonable advance notice in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies,

•	using reasonable best efforts to obtain credit ratings from rating agencies,

•	using reasonable best efforts to obtain customary comfort letters, consents from auditors and legal opinions as reasonably required by Parent,

•	entering into one or more credit agreements or other definitive agreements as directed by Parent in connection with the debt financing,

•

facilitating the pledging of collateral in connection with the financing, including executing and delivering certain customary pledge and security documents and other documents that may be requested by Parent,

•	cooperating with consultants or others engaged to undertake field examinations and appraisals,

•

providing to the financing sources all documentation and other information reasonably requested by such financing sources under applicable “know your customer” and anti-money laundering rules and regulations,

•	using reasonable best efforts to permit the debt financing to benefit from TPC Group’s existing lending and investment banking relationships, and

•	assisting Parent in connection with its amendment of any of TPC Group’s or its subsidiaries’ hedging, swap or derivative arrangements on terms satisfactory to Parent.

All actions described above shall not be effective unless and until the effective time of the merger occurs.

Treatment of Existing Notes and Existing Credit Facility

Parent has agreed to take all actions necessary to consummate the redemption or other purchase of, or consent solicitation for, TPC Group LLC’s existing notes. If requested by Parent, TPC Group will use its reasonable best efforts to assist Parent or an affiliate of Parent or TPC Group, at Parent’s option, in commencing an offer to purchase, and related consent solicitation with respect to, the existing notes, on the terms and conditions specified by Parent in compliance with the indenture related to the existing notes, but only if closing of any such offer to purchase or consent solicitation is conditioned on the completion of the merger. In certain circumstances, if requested by Parent, TPC Group will use its reasonable best efforts to issue a notice of optional redemption for all or a portion of the outstanding principal amount of the existing notes in accordance with the terms and conditions applicable thereto, but only if the redemption can be conditioned on the consummation of the merger.

Parent has agreed to reimburse TPC Group for its reasonable out-of-pocket costs and expenses incurred in connection with TPC Group’s cooperation with the actions described above regarding the existing notes. Parent has also agreed, if the merger does not occur, to indemnify TPC Group, its subsidiaries and their respective officers and representatives from and against any and all losses incurred by them in connection with the actions described above.

TPC Group will use reasonable best efforts to deliver to Parent, at least three business days prior to the effective time of the merger, fully executed copies of payoff letters, in form and substance reasonably acceptable to Parent, from the administrative agent under TPC Group’s existing credit facility.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the fulfillment or waiver by each of the parties to the merger agreement at or prior to the effective time of the merger of the following conditions:

•	the adoption of the merger agreement by the requisite affirmative vote of TPC Group’s stockholders;

•

the expiration or termination of the applicable waiting period under the HSR Act, the approval by the European Commission applicable to the merger or the expiration or termination of any applicable waiting period related to that approval and the approval or clearance by the Turkish Competition Authority applicable to the merger or the expiration or termination of any applicable waiting period related to that approval; and

•	the absence of any decree, order, ruling or injunction of any governmental authority that prohibits the consummation of the merger.

Unless waived by Parent, the obligations of Parent and Merger Sub to effect the merger are subject to the fulfillment at or prior to the effective time of the merger of the following additional conditions:

•

certain representations and warranties of TPC Group contained in the merger agreement being true and correct at and as of the date of the merger agreement and as of the closing date as if made at and as of the closing date;

•

certain representations and warranties of TPC Group contained in the merger agreement being true and correct at and as of the date of the merger agreement and as of the closing date as if made at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except for de minimis inaccuracies;

•

the other representations and warranties of TPC Group contained in the merger agreement being true and correct (without giving effect to materiality or company material adverse effect qualifiers) at and as of the date of the merger agreement and as of the closing date as if made at and as of the closing date

(except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct does not constitute a company material adverse effect;

•	performance in all material respects by TPC Group of all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•

receipt by Parent of a certificate signed on behalf of TPC Group by a senior executive officer of TPC Group to the effect that the conditions specified in the preceding four bullets have been satisfied.

Unless waived by TPC Group, the obligations of TPC Group to effect the merger are subject to the fulfillment at or prior to the effective time of the merger of the following additional conditions:

•

certain representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct at and as of the date of the merger agreement and as of the closing date as if made at and as of the closing date;

•

the other representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct (without giving effect to materiality or parent material adverse effect qualifiers) at and as of the date of the merger agreement and as of the closing date as if made at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct does not constitute a parent material adverse effect;

•	performance in all material respects by each of Parent and Merger Sub of all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•

receipt by TPC Group of a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that the conditions specified in the preceding three bullets have been satisfied.

Termination of the Merger Agreement

Termination by Mutual Consent

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by TPC Group’s stockholders, by mutual written agreement of TPC Group and Parent through action of their respective boards of directors.

Termination by TPC Group or Parent

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by TPC Group’s stockholders, by action of either the Board of Directors or the Parent board of directors if:

•

the merger has not been consummated on or before February 24, 2013, provided that the right to terminate will not be available (i) to any party if the failure of that party to perform, in any material respect, any of its obligations under the merger agreement has materially contributed to the failure of the merger to be consummated on or before February 24, 2013 or (ii) to any party during the pendency of a legal proceeding to specifically enforce the merger agreement;

•

the TPC Group stockholders have failed to adopt the merger agreement at the special meeting of stockholders called for the purpose of adopting the merger agreement, provided that a party will not have a right to terminate if the failure to obtain the adoption of the merger agreement by the requisite affirmative vote of TPC Group’s stockholders primarily resulted from the failure of that party to perform, in any material respect, its obligations under the merger agreement; or

•

a governmental authority has issued a final and nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, provided, that the party seeking to terminate the merger agreement has complied with the provisions described under “— Further Action; Efforts,” if applicable, and, with respect to other matters not covered by such provisions, has used its reasonable best efforts to remove such injunction, order or decree.

Termination by TPC Group

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned by action of the Board of Directors:

•

at any time prior to the adoption of the merger agreement by the requisite affirmative vote of TPC Group’s stockholders, if (i) the Board of Directors or the special committee thereof authorizes TPC Group, subject to complying with the terms of the merger agreement, to enter into one or more alternative acquisition agreements with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement TPC Group enters into one or more alternative acquisition agreements with respect to a superior proposal and (iii) TPC Group immediately prior to or substantially concurrently with such termination pays or causes to be paid to Parent or its designees in immediately available funds the company termination fee;

•

at any time prior to the effective time of the merger, if Parent or Merger Sub has breached any representation, warranty, covenant or other agreement in the merger agreement or if any such representation (other than the representation related to solvency of the surviving corporation) and warranty has become inaccurate after the date of the merger agreement and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition to TPC Group’s obligations to effect the merger, if continuing on the closing date, being satisfied, and such breach or inaccuracy (i) cannot be cured by Parent or Merger Sub by February 24, 2013 or (ii) if capable of being cured, has not been cured on or before the earlier of 30 calendar days following receipt of written notice from TPC Group thereof or the expiration of any shorter period of time that remains between the date TPC Group provides written notice of such breach or inaccuracy and the date that is three business days prior to February 24, 2013, provided that TPC Group will not have the right to terminate the merger agreement if it is then in breach of any representation, warranty, covenant or other agreement under the merger agreement that would result in the failure of any condition to Parent and Merger Sub’s obligations to effect the merger to be satisfied; or

•

if (i) Parent and Merger Sub fail to consummate the closing on the date on which the closing is to occur as described under “— Closing and Effective Time of the Merger; Marketing Period,” (ii) all of the conditions to closing have been and continue to be satisfied or have been waived on the date on which the closing was to have occurred (other than those conditions that by their nature cannot be satisfied other than at the closing) and (iii) TPC Group stood ready and willing to consummate the closing on the date on which the closing was to occur.

Termination by Parent

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned by action of the Parent board of directors:

•

prior to the effective time of the merger, if (i) the Board of Directors or the special committee has made a change of recommendation (whether or not in compliance with the provisions of the merger agreement), (ii) the Board of Directors fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of TPC Group that constitutes an acquisition proposal (other than by Parent or any of its subsidiaries), including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders within ten business days after commencement or (iii) TPC Group has entered into, or publicly announced its intention to enter into, an alternative acquisition agreement; or

•

at any time prior to the effective time of the merger, if TPC Group has breached any representation, warranty, covenant or other agreement made by TPC Group or if any such representation and warranty has become inaccurate after the date of the merger agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition to Parent and Merger Sub’s obligations to effect the merger, if continuing on the Closing Date, being satisfied, and such breach or inaccuracy (x) cannot be cured by TPC Group by February 24, 2013 or (y) if capable of being cured, has not been cured on or before the earlier of 30 calendar days following receipt of written notice from Parent thereof or the expiration of any shorter period of time that remains between the date Parent provides written notice of such breach or inaccuracy and the date that is three business days prior to February 24, 2013, provided that Parent will not have the right to terminate the merger agreement if it is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition to TPC Group’s obligations to effect the merger to be satisfied.

Company Termination Fee

TPC Group will be required to pay Parent the company termination fee:

•	if the merger agreement is terminated by Parent pursuant to the first bullet under “— Termination of the Merger Agreement — Termination by Parent”;

•	if the merger agreement is terminated by TPC Group pursuant to the first bullet under “— Termination of the Merger Agreement — Termination by TPC Group”; or

•	if:

•

the merger agreement is terminated pursuant to the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by TPC Group or Parent” or pursuant to the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by Parent” (or pursuant to the provision described in the first bullet under “—Termination of the Merger Agreement — Termination by TPC Group or Parent” at a time when the merger agreement was terminable by Parent pursuant to the provision described in the second bullet thereunder or the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by Parent”);

•

an acquisition proposal is made (and, in the case of a termination pursuant to the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by TPC Group or Parent” or pursuant to the provision described in the first bullet thereunder at a time when the merger agreement was terminable by Parent pursuant to the provision described in the second bullet thereunder, publicly available) after the date of the merger agreement but prior to the date of the event giving rise to the right of termination and the acquisition proposal has not been publicly withdrawn prior to (i) the date of the event giving rise to such right of termination (in connection with a termination pursuant to the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by Parent” or pursuant to the provision described in the first bullet under “— Termination of the Merger Agreement — Termination by TPC Group or Parent” at a time when the merger agreement was terminable by Parent pursuant to the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by Parent”) or (ii) the special meeting of stockholders called for the purpose of adopting the merger agreement (in connection with a termination pursuant to the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by TPC Group or Parent” or pursuant to the provision described in the first bullet thereunder at a time when the merger agreement was terminable by Parent pursuant to the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by TPC Group or Parent”); and

•	prior to or within 270 days of such termination, TPC Group enters into any definitive agreement with respect to, or consummates, any acquisition proposal (in each case whether or not such acquisition proposal is the same acquisition proposal referred to in the second bullet above) (provided that the references to “20%” in the definition of “acquisition proposal” will be deemed to be references to “50%”).

The amount of the company termination fee is $19 million, less the amount of any Parent expenses previously paid by TPC Group pursuant to the merger agreement.

Parent Termination Fee

Parent will be required to pay TPC Group a termination fee of $45 million if the merger agreement is terminated by TPC Group pursuant to the second or third bullets under “— Termination of the Merger Agreement — Termination by TPC Group.”

Expense Reimbursement

If the merger agreement is terminated by either party pursuant to the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by TPC Group or Parent” (or a termination by TPC Group pursuant to the provision described in the first or third bullet thereunder at a time when the merger agreement was terminable pursuant to the provision described in the second bullet thereunder) or by Parent pursuant to the provision described in the second bullet under “— Termination of the Merger Agreement — Termination by Parent,” then TPC Group will pay up to $2.5 million of Parent’s reasonably documented out-of pocket expenses. Such amount will be deducted from any company termination fee subsequently payable to Parent.

Except for the termination fees and expense reimbursements described above, and subject to certain other exceptions, whether or not the merger is completed, each of TPC Group and Parent is responsible for all of its respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. In no event will either party be required to pay a termination fee on more than one occasion.

Amendment, Extension or Waiver of the Merger Agreement

The merger agreement may be amended in writing by the parties at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by TPC Group stockholders; however, after adoption of the merger agreement by TPC Group stockholders, no amendment, which by law requires stockholder approval, may be made without further stockholder approval if required.

At any time before the effective time of the merger, the parties to the merger agreement, by action taken by their respective boards of directors, may, by written instrument and to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties made by any other party in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions for the benefit of any other party contained in the merger agreement.

Specific Performance; Remedies

Subject to the provisions described below, TPC Group, Parent and Merger Sub are entitled to seek specific performance to prevent breaches of the merger agreement and to enforce the terms thereof.

TPC Group is entitled to seek specific performance of Parent’s and Merger Sub’s obligation to cause the equity financing to be funded, including by requiring Parent and/or Merger Sub to file one or more lawsuits against the sponsors to fully enforce the sponsors’ obligations under the equity commitment letters and Parent’s and/or Merger Sub’s rights thereunder, but only if (i) all the mutual conditions to the parties’ obligations to consummate the merger and the conditions to the obligations of Parent and Merger Sub to consummate the merger are satisfied (other than those conditions that by their nature cannot be satisfied until the closing date, but each of which conditions is capable of being satisfied upon the closing date), (ii) Parent and Merger Sub fail to complete the closing of the merger by the date the closing was to have occurred, (iii) the debt financing (or alternative financing, if applicable) has been funded or will be funded at the closing if the equity financing is funded at the closing and (iv) TPC Group has irrevocably confirmed that if specific performance is granted and the equity and debt financing funded, then the closing will occur.

TPC Group is also entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the debt commitment letter and the definitive documents therefor, including by requiring Parent and/or Merger Sub to file one or more lawsuits against the financing sources to fully enforce the financing sources’ obligations thereunder and Parent’s and/or Merger Sub’s rights thereunder, but only if (i) all the mutual conditions to the parties’ obligations to consummate the merger and the conditions to the obligations of Parent and Merger Sub to consummate the merger are satisfied (other than those conditions that by their nature cannot be satisfied until the closing date, but each of which conditions is capable of being satisfied on the closing date), (ii) Parent and Merger Sub fail to complete the closing of the merger by the date the closing was to have occurred and (iii) all of the conditions to the debt financing provided by the debt commitment letter (or, alternative financing commitment, if applicable) have been satisfied (other than (a) receipt of the equity financing, (b) any conditions that are within the control of Parent or Merger Sub, and (c) those conditions that by their nature cannot be satisfied until the closing date, but each of which conditions referenced in this clause (c) is capable of being satisfied on the closing date).

Limitations of Liability

Subject to the right to seek specific performance, TPC Group’s right to terminate the merger agreement and to receive the Parent termination fee will, upon full payment to TPC Group of the Parent termination fee, be the sole and exclusive remedies of TPC Group and its affiliates against the sponsors, Parent, Merger Sub, the financing sources and related parties thereto, and upon payment of such amount if and when due, such parties will not have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except that Parent will remain obligated with respect to certain indemnification and reimbursement obligations under the merger agreement.

Parent’s right to terminate the merger agreement and to receive the company termination fee will, upon full payment to Parent of the company termination fee, be the sole and exclusive remedies of Parent, Merger Sub, the sponsors and their respective affiliates against TPC Group and certain related parties thereto, and upon payment of such amount if and when due, such parties will not have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except that TPC Group will remain obligated with respect to certain reimbursement obligations under the merger agreement.

Subject to the provision described above, the termination of the merger agreement shall not relieve any party to the merger agreement of any liability for damages to any other party to the merger agreement resulting from any willful breach by such party.

Whether or not the merger agreement is terminated, under the merger agreement TPC Group will under no circumstances be entitled to monetary damages the aggregate amount of which, together with any portion of the Parent termination fee paid to TPC Group by Parent pursuant to the merger agreement, exceeds the amount of the Parent termination fee (plus certain expense reimbursement amounts).

Access

Subject to certain restrictions, we will, upon reasonable notice, afford Parent and its officers, representatives and financing sources reasonable access during normal business hours to TPC Group’s and its subsidiaries’ properties and other facilities and books, contracts, personnel files and records, and promptly furnish information concerning their business, properties and personnel as may reasonably be requested.

Governing Law

The merger agreement is governed by Delaware law.

ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of those shares of common stock present or represented by proxy at the special meeting and entitled to vote thereat.

The Board believes that it is in the best interests of TPC Group and its stockholders to be able to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The Board recommends that you vote “FOR” adjournment of the special meeting.

ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the compensation arrangements triggered by the merger for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger — Interests of the Directors and Executive Officers of TPC Group in the Merger” beginning on page 51.

We are asking our stockholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the section entitled “The Merger — Interests of the Directors and Executive Officers of TPC Group in the Merger” beginning on page 51 of this proxy statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of TPC Group’s overall compensation program for its named executive officers, which has been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of TPC Group Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger — Interests of the Directors and Executive Officers of TPC Group in the Merger” in TPC Group’s proxy statement for the special meeting.”

Stockholders should note that this proposal regarding certain merger-related executive compensation arrangements is merely an advisory vote which will not be binding on TPC, our Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger requires the affirmative vote of a majority of those shares of common stock present or represented by proxy at the special meeting and entitled to vote thereat.

The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

MARKET PRICES AND DIVIDEND DATA

TPC Group’s common stock is listed on the NASDAQ Capital Market under the symbol “TPCG.” Prior to May 4, 2010, TPC Group’s shares were quoted on the Pink OTC Markets under the symbol “TXPI.”

The following table sets forth, for the indicated periods, the high and low sales prices, or bid information of TPC Group’s common stock as reported by the NASDAQ Capital Market with respect to periods from and after May 4, 2010, and by Pink OTC Markets with respect to prior periods (quotations on Pink OTC Markets reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions):

	High	Low
Year Ended December 31, 2010
First Quarter	$12.00	$7.50
Second Quarter	18.43	12.00
Third Quarter	24.73	14.76
Fourth Quarter	31.44	23.62
Year Ended December 31, 2011
First Quarter	$33.02	26.48
Second Quarter	43.43	28.49
Third Quarter	44.00	18.27
Fourth Quarter	27.65	16.27
Year Ended December 31, 2012
First Quarter	$47.61	$23.63
Second Quarter	46.62	38.80
Third Quarter (through September 7, 2012)	42.99	33.32

The closing price of our common stock on the NASDAQ Capital Market on July 24, 2012, the last unaffected trading day prior to media reports of a possible acquisition of TPC Group, was $ 33.47 per share. The closing price of the common stock on the NASDAQ Capital Market on August 24, 2012, the last trading day prior to our public announcement that we had entered into the merger agreement, was $39.59 per share. On [—], 2012, the closing price of our common stock on the NASDAQ Capital Market was $[—] per share. You are encouraged to obtain current market quotations for the common stock.

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act. As a result, following the merger we will no longer file periodic reports with the SEC on account of TPC Group’s common stock.

We did not pay a cash dividend on our common stock in the fiscal year ended December 31, 2011 and have not paid a cash dividend this year. Under the merger agreement, we have agreed not to pay any cash dividends on our common stock before completion of the merger or the earlier termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 5, 2012 (except as otherwise noted below), by: (i) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such stockholders, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. Restricted stock is included in the table below, although transferability of such shares may be restricted. The address of each director and officer is the same as the address for our executive offices.

Name	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
5% Stockholders:

QVT Fund LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036	2,705,145	(2)	17.1%

Ramius LLC. 599 Lexington Avenue, 20th Floor New York, NY 10022	1,476,405	(3)	9.3%

Thomas E. Sandell 40 West 57th Street, 26th Floor New York, NY 10019	1,109,816	(4)	7.0%

Directors and Executive Officers:

James A. Cacioppo	679,403	(5)	4.3%
Michael E. Ducey	65,791		*
K’Lynne Johnson	3,130		*
Richard B. Marchese	11,639		*
Jeffrey M. Nodland	23,264		*
Jeffrey A. Strong	11,639		*
Michael T. McDonnell	—		—
Eugene R. Allspach	1,410		*
Miguel A. Desdin	—		—
Russell T. Crockett Jr.	10,000		*
Michael S. White	—		*
Shelly S. Heuser	—		—

Directors and executive officers as a Group (14 persons)	822,006		5.2%

*	Indicates beneficial ownership not exceeding 1.0%.
(1)	The percentage beneficially owned is calculated based on 15,854,503 shares of our common stock issued and outstanding as of September 5, 2012.
(2)	QVT Fund LP: Based on information set forth in a Schedule 13G filed February 14, 2011 by QVT Associates GP LLC (the “GP”) and QVT Fund LP (the “Fund”). The Fund directly beneficially owns 2,477,506 shares and Quintessence Fund L.P. (“Quintessence”) directly beneficially owns 227,639 shares. The GP, as general partner of the Fund and Quintessence, may be deemed to beneficially own the shares directly owned by the Fund and Quintessence. Accordingly, the GP may be deemed to be the indirect beneficial owner of 2,705,145 shares. Each of the GP and the Fund disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.
(3)	Ramius LLC: Based on information set forth in a Schedule 13D/A (Amendment No. 1) and a Statement of Changes of Beneficial Ownership on Form 4 each filed April 8, 2010 by Ramius Credit Opportunities

Master Fund Ltd, Ramius Enterprise Master Fund Ltd, RCG PB, Ltd, Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC, C4S & Co. LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss.

Includes 1,451,405 shares held directly by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares held by Ramius Enterprise Master Fund Ltd. Each other reporting person disclaims beneficial ownership of the shares reported except to the extent of its pecuniary interest in such shares. Ramius Credit Opportunities Master Fund Ltd has sole voting and dispositive power over 1,451,405 shares. Ramius Enterprise Master Fund Ltd has sole voting and dispositive power over 25,000 shares. RCG PB, Ltd has no voting or dispositive power over the shares reported. Each of Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC and C4S & Co. LLC has sole voting and dispositive power over 1,476,405 shares. Each of Messrs. Cohen, Stark, Solomon and Strauss has shared voting and dispositive power over 1,476,405 shares. Ramius Advisors LLC is the investment advisor of each of Ramius Enterprise Master Fund Ltd and Ramius Credit Opportunities Master Fund Ltd. Ramius LLC is the sole member of Ramius Advisors LLC. Cowen is the sole member of Ramius LLC. RCG Holdings LLC is a significant shareholder of Cowen Group Inc. C4S & Co. LLC is the managing member of RCG Holdings LLC. Messrs. Cohen, Stark, Solomon and Strauss are the sole managing members of C4S &Co. LLC.

On September 15, 2008, 1,451,405 shares reported as beneficially owned by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares reported as beneficially owned by Ramius Enterprise Master Fund Ltd (collectively, the “Frozen Shares”) were frozen in Ramius Credit Opportunities Master Fund Ltd’s and Ramius Enterprise Master Fund Ltd’s prime brokerage accounts, respectively, as a result of the administration of Lehman Brothers International (Europe) (“LBIE”), which, through certain of its affiliates, was a prime broker for each of Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd. The current status of the Frozen Shares under LBIE’s administration proceedings has not been determined. Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd claim beneficial ownership over the Frozen Shares until such time as a final determination concerning the Frozen Shares is made.

(4)	Based on information set forth in a Schedule 13D filed September 5, 2012 by Castlerigg Master Investments Ltd. (“Castlerigg Master Investment”), Castlerigg International Limited (“Castlerigg International”), Castlerigg International Holdings Limited (“Castlerigg Holdings”), Castlerigg Offshore Holdings, Ltd. (“Castlerigg Offshore Holdings”), Castlerigg Merger Arbitrage and Equity Event Fund, Ltd. (“CMAEE Fund”), Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P. (“CMAEE Intermediate”), Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd. (“CMAEE Master”), Castlerigg UCITS Funds plc (“UCITS”), Sandell Investment Services, L.L.C. (“SIS”), LumX Castlerigg Merger Arbitrage Fund Limited (“LumX”), Sandell Asset Management Corp. (“SAMC”), and Thomas E. Sandell. Each of Castlerigg Master Investment, Castlerigg International, Castlerigg Holdings and Castlerigg Offshore Holdings has shared voting and dispositive power over 796,815 shares. Each of CMAEE Fund, CMAEE Intermediate and CMAEE Master has shared voting and dispositive power over 137,365 shares. Each of UCITS and SIS has shared voting and dispositive power over 97,071 shares. LumX has shared voting and dispositive power over 78,565 shares. SAMC has shared voting and dispositive power over 1,012,745 shares. Mr. Sandell has shared voting and dispositive power over 1,109,816 shares. By virtue of investment management agreements with Castlerigg Master Investment, CMAEE Fund and LumX, SAMC has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 1,012,745 shares of Common Stock beneficially owned by Castlerigg Master Investment, CMAEE Fund and LumX. By virtue of an investment management agreement with UCITS, SIS has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 97,071 shares of Common Stock beneficially owned by UCITS. By virtue of his direct and indirect control of SAMC and SIS, Mr. Hall is deemed to have shared voting power and shared dispositive power with respect to all Common Stock as to which SAMC or SIS has voting power or dispositive power.

(5)	James A. Cacioppo: Includes 624,008 shares of Common Stock held by One East Partners Master, LP (the “Partners Fund”). Mr. Cacioppo is a managing member of the general partner of the Partners Fund and as such may be deemed to be a beneficial owner of Partners Fund’s shares. Mr. Cacioppo has disclaimed beneficial ownership of the Partners Fund’s shares to the extent he does not have a pecuniary interest in such shares.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of TPC Group. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the merger is not completed and any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2013 Annual Meeting of Stockholders, the stockholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must be received at our corporate offices at 5151 San Felipe, Suite 800, Houston, Texas 77056 not later than December 27, 2012. In addition, a stockholder’s proposal submitted outside the processes of Rule 14a-8 may be brought before the 2013 Annual Meeting so long as notice of the proposal is delivered in writing to the attention of our Corporate Secretary and received at our corporate offices at 5151 San Felipe, Suite 800, Houston, Texas 77056 not later than March 12, 2013. We will consider only proposals that meet the requirements of applicable SEC rules and our bylaws.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following TPC Group filings with the SEC are incorporated by reference:

•	TPC Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	TPC Group’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012;

•	TPC Group’s Current Reports on Form 8-K dated as of June 8, 2012 and August 27, 2012; and

•	TPC Group’s Definitive Proxy Statement for its 2012 annual meeting.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

TPC Group Inc.

Investor Relations Department

5151 San Felipe, Suite 800

Houston, Texas 77056

(713) 627-7474

If you would like to request documents from us, please do so by [—], 2012, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website, www.tpcgrp.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Stockholders, call toll-free: 888-750-5834

Banks and brokers, call collect: 212-750-5833

MISCELLANEOUS

TPC Group has supplied all information relating to TPC Group, and Parent has supplied, and TPC Group has not independently verified, all of the information relating to Parent and Merger Sub contained in “Summary — Parties to the Merger,” “Summary — Financing,” “The Merger — Parties to the Merger” and “The Merger — Financing of the Merger.”

You should not send in your TPC Group stock certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [—], 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

TPC GROUP INC.,

SAWGRASS HOLDINGS INC.

and

SAWGRASS MERGER SUB INC.

Dated August 24, 2012

A-i

A-ii

A-iii

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined

Acceptable Confidentiality Agreement	Section 6.4(b)
Acquisition Proposal	Section 6.4(c)
Affected Employee	Section 6.14(a)
Affected Non-Union Employee	Section 6.14(a)
Affiliate	Section 9.9(c)
Agreement	Preamble
Alternate Debt Financing	Section 6.12(c)
Alternative Acquisition Agreement	Section 6.4(d)(ii)
Applicable Laws	Section 4.5(a)
Available Financing	Section 6.13(a)
Book-Entry Shares	Section 3.2(b)(i)
business day	Section 9.9(d)
Bylaws	Section 2.2
Certificate	Section 3.1(a)
Certificate of Merger	Section 1.1(b)
Change of Recommendation	Section 6.4(d)(i)
Charter	Section 2.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.2(g)
Company	Preamble
Company Benefit Plans	Section 4.11(a)
Company Board	Recitals
Company Bylaws	Section 4.1
Company Charter	Section 4.1
Company Common Stock	Section 4.3
Company Disclosure Letter	Article 4 Preface
Company Employees	Section 4.11(a)
Company Material Adverse Effect	Section 9.9(f)
Company Option	Section 3.3(a)
Company Permits	Section 4.5(b)
Company PSU	Section 3.3(d)
Company Real Property	Section 4.5(c)
Company Recommendation	Section 4.18
Company Reports	Section 4.7(a)
Company RSU	Section 3.3(c)
Company SAR	Section 3.3(a)
Company Securities	Section 4.3
Company Stockholder Approval	Section 4.19
Company Stockholders Meeting	Section 6.3
Confidentiality Agreement	Section 9.9(e)
Debt Commitment Letter	Section 5.5(b)
Debt Financing	Section 5.5(b)
Debt Offer	Section 6.18(a)
Debt Offer Documents	Section 6.18(b)
DGCL	Section 1.1(a)
Dissenting Shares	Section 3.2(f)
Dissenting Stockholders	Section 3.2(f)

A-iv

DTC	Section 3.2(b)(ii)
DTC Payment	Section 3.2(b)(ii)
D&O Insurance	Section 6.10(c)
Effective Time	Section 1.1(b)
Engagement Letter	Section 6.12(c)
Environmental Laws	Section 4.13
Equity Financing	Section 5.5(b)
Equity Financing Letter	Section 5.5(b)
ERISA	Section 4.11(a)
ERISA Affiliate	Section 4.11(b)
EUMR	Section 7.1(b)
European Commission	Section 6.5(a)(i)
Existing Credit Facility	Section 5.5(a)
FCPA	Section 4.25
Exchange Act	Section 3.5
Exchange Fund	Section 3.2(a)
Excluded Share	Section 3.1(a)
Fairness Opinion	Section 4.18
Fee Letter	Section 5.5(b)
Financing	Section 5.5(b)
Financing Letters	Section 5.5(b)
Financing Offering Documents	Section 6.13(a)(i)
Financing Sources	Section 6.13(a)(ii)
Governing Documents	Section 9.9(g)
Guarantors	Recitals
Governmental Authority	Section 4.6(b)
Hazardous Materials	Section 4.13
HSR Act	Section 4.6(b)
Indemnified Parties	Section 6.10(a)
Indenture	Section 6.18(a)
IRS	Section 4.11(a)
Intellectual Property	Section 4.14
Intervening Event	Section 6.4(d)
Liens	Section 4.4
Limited Guaranties	Recitals
Marketing Period	Section 6.12(d)
Material Contract	Section 4.20(a)
Maximum Premium	Section 6.10(c)
Measurement Date	Section 4.3
Merger	Recitals
Merger Sub	Preamble
Merger	Recitals
New Debt Commitment Letter	Section 6.12(e)
Notes	Section 6.18(a)
Notice of Proposed Change of Recommendation	Section 6.4(d)
OFAC	Section 4.25
Parent	Preamble
Parent Disclosure Letter	Article 5 Preface
Parent Expenses	Section 8.6
Parent Fee	Section 8.5(c)
Parent Material Adverse Effect	Section 9.9(h)
Paying Agent	Section 3.2(a)

A-v

PBGC	Section 4.11(b)
Perella Weinberg	Section 4.17
Permitted Liens	Section 4.22
Per Share Merger Consideration	Section 3.1(a)
Person	Section 3.2(d)
Proceedings	Section 4.8
Proxy Statement	Section 4.23
Real Property Agreements	Section 4.5(c)
Record Holder	Section 3.1(b)
Regulatory Filings	Section 4.6(b)
Related Party	Section 8.5(e)
Representatives	Section 6.4(a)
Requisite Parent Vote	Section 5.2
Restricted Share	Section 3.3(b)
Returns	Section 4.10(r)
Required Information	Section 6.13(a)(ii)
Sarbanes-Oxley Act	Section 4.7(b)
SEC	Article 4 Preface
Securities Act	Section 4.6(b)
Share	Recitals
Solvent	Section 5.9
Special Committee	Section 9.9.(i)
Stock Plans	Section 3.3(a)
Subsidiary	Section 9.9(j)
Superior Proposal	Section 6.4(c)
Surviving Corporation	Section 1.1(a)
Takeover Statutes	Section 4.21
tax	Section 4.10(r)
Termination Date	Section 8.2(a)
Termination Fee	Section 8.5(b)
Third Party	Section 6.4(c)
to the knowledge of	Section 9.9(b)
Transactions	Section 3.5
U.S. GAAP	Section 4.7
Voting Agreement	Recitals

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated August 24, 2012, is by and among TPC Group Inc., a Delaware corporation (the “Company”), Sawgrass Holdings Inc., a Delaware corporation (“Parent”), and Sawgrass Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) and the respective boards of directors of Parent and Merger Sub have each determined that it is in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth herein, and have each approved and declared advisable this Agreement and the Merger.

WHEREAS, the Company Board and the respective boards of directors of Parent and Merger Sub have each unanimously (in the case of the Company Board, with two members abstaining) approved and declared advisable this Agreement and the Merger, whereby, except as expressly provided in Article 3, each share of common stock, par value $0.01 per share, of the Company (each, a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Per Share Merger Consideration.

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into voting agreements, each dated as of the date hereof, with certain directors, members of senior management and stockholders of the Company (collectively, the “Voting Agreements”), pursuant to which, subject to the terms thereof, the parties thereto have agreed, among other things, to vote the Shares held by them in favor of the adoption of this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of FR XII Alpha AIV, L.P., FR XII-A Alpha AIV, L.P. and SK Capital Partners III, L.P. (collectively, the “Guarantors”) is entering into a limited guaranty in favor of the Company (collectively, the “Limited Guaranties”) pursuant to which the Guarantors are guaranteeing certain obligations of each of Parent and Merger Sub in connection with this Agreement.

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing sentence and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Closing, the parties hereto shall cause the Merger to be consummated by causing a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time or date as the parties shall agree and specify in the Certificate of Merger in accordance with Applicable Laws (the “Effective Time”).

Section 1.2 The Closing. Subject to Article 7, unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002, at 9:00 a.m., local time, no later than the second business day following the day on which the last to be satisfied or waived of the conditions set forth in Article 7 shall be satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 7 (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (A) any business day before or during the Marketing Period as may be specified by Parent on no less than two business days’ prior written notice to the Company, and (B) the business day immediately following the final day of the Marketing Period. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

ARTICLE 2

CERTIFICATE OF INCORPORATION AND BYLAWS;

DIRECTORS AND OFFICERS

Section 2.1 Certificate of Incorporation of the Surviving Corporation. As of the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as set forth in Exhibit A and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by Applicable Laws (subject to Section 6.10(f)).

Section 2.2 Bylaws of the Surviving Corporation. As of the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be amended to change the name of the Surviving Corporation to TPC Group Inc., and as so amended shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein, by the Charter or by Applicable Laws (subject to Section 6.10(f)).

Section 2.3 Board of Directors. The directors of Merger Sub, as of the Effective Time, shall, and the parties hereto shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE 3

EFFECT OF THE TRANSACTIONS ON CAPITAL STOCK

Section 3.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other Subsidiary of Parent, (ii) Dissenting Shares (as defined below), and (iii) Shares owned by the Company in treasury or by any direct or indirect wholly owned Subsidiary of the Company (each Share referred to in clause (i) through (iii) above being an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $40.00 in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares that have been converted into the right to receive the Per Share Merger Consideration as provided in this Section 3.1 shall cease to be outstanding, shall be automatically canceled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration multiplied by the number of such Shares formerly represented thereby, without interest.

(b) Treatment of Excluded Shares. Except as provided in the second sentence of this Section 3.1(b), each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be automatically canceled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holders of any Dissenting Shares to demand appraisal with respect to such Dissenting Shares or to receive the Per Share Merger Consideration as contemplated by Section 3.2(f). Each Excluded Share that is owned by any direct or indirect wholly owned Subsidiary of the Company shall remain outstanding, and no cash or other consideration shall be delivered in exchange therefor. As used in this Article 3, the term “Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.2 Payment.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 3.1(a). At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (ii) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $750 million, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 3.1(a) shall be promptly returned to Parent (or its designee). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 3.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 3.1(a).

(b) Payment Procedures.

(i) Promptly after the Effective Time and in any event not later than the third business day following the Effective Time, the Surviving Corporation shall cause to be mailed to each Record Holder, as of the Effective Time, of an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Per Share Merger Consideration with respect thereto, a form of letter of transmittal in customary form and reasonable instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the third business day following the Effective Time (or, solely if delivery of a letter of transmittal (which letter of transmittal shall be in customary form and shall have such provisions as the Company and Parent may reasonably agree) by each Record Holder of Book-Entry Shares is required by the Paying Agent, promptly following the Paying Agent’s receipt of such letter of transmittal), the Paying Agent shall issue and deliver to each Record Holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) of this Agreement in respect of such Book-Entry Shares, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Per Share Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of Parent or the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(b), each Certificate (other than with respect to Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration as contemplated by this Article 3.

(ii) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 10:30 a.m. (Houston time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares other than Excluded Shares held of record by DTC or such nominee as of the Effective Time multiplied by the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 10:30 a.m. (Houston time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(c) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or Paying Agent any Certificates for transfer or any transfer instructions relating to Shares canceled in the Merger, such Person shall be given a copy of the letter of transmittal referred to in Section 3.2(b)(i) and told to comply with the instructions in that letter of transmittal in order to receive any cash to which such Person is entitled pursuant to this Article 3.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares for nine months after the Effective Time shall be delivered to the Surviving Corporation (or its designee). Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as a general creditor thereof for payment of the Per Share Merger Consideration for such Shares upon compliance with the instructions in the form of letter of transmittal referred to in Section 3.2(b)(i), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with customary replacement requirements reasonably established by the Paying Agent, including the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by Parent or the Surviving Corporation as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver the Per Share Merger Consideration payable in respect of the Shares represented by such lost, stolen or destroyed Certificate pursuant to this Article 3.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead such holder shall be entitled only to such rights as are accorded under Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such Share, in accordance with Section 3.1, without interest. The Company shall give Parent prompt notice of any demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to Applicable Laws that are received by the Company relating to Company stockholders’ rights of appraisal. Parent shall have the right to participate in all negotiations and proceedings with respect to demands for appraisal by Company stockholders under the DGCL. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable in respect of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or non-U.S. tax law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be (i) timely remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the Record Holder of Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be.

Section 3.3 Treatment of Stock Plans.

(a) Options and SARs. Except as otherwise agreed after the date of this Agreement by Parent and a holder of Company Options or Company SARs (each as defined below), as of the Effective Time, each option to purchase Shares (a “Company Option”) and each stock appreciation right (a “Company SAR”) granted under the TPC Group Inc. 2004 Stock Award Plan and the TPC Group Inc. 2009 Long-Term Incentive Plan (collectively, the “Stock Plans”), which, in each case, is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable and, at the Effective Time, shall be canceled by the Company and converted into the right to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay), promptly following the Effective Time (but in no event later than the third business day following the Effective Time), in consideration for such cancellation, an amount in cash equal to (i) the product of (x) the total number of Shares subject to the Company Option or Company SAR, as applicable, immediately prior to the Effective Time times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price or grant price, as applicable, per Share under such Company Option or Company SAR, as applicable, less (ii) any amounts required to be withheld or deducted with respect to such payment and without interest. In the event that the exercise price or grant price of any Company Option or Company SAR, as applicable, is equal to or greater than the Per Share Merger Consideration, such Company Option or Company SAR, as applicable, shall be cancelled as of the Effective Time without payment therefor and have no further force or effect.

(b) Restricted Stock. Each Share granted subject to vesting or other lapse restrictions pursuant to any Stock Plan (a “Restricted Share”) which is outstanding immediately prior to the Effective Time shall become fully vested and no longer subject to such restrictions as of the Effective Time and as a result shall be considered a Share for purposes of Section 3.1.

(c) Restricted Stock Units. Except as otherwise agreed after the date of this Agreement by Parent and a holder of Company RSUs (as defined below), each restricted stock unit granted under a Stock Plan (a “Company RSU”), which is outstanding immediately prior to the Effective Time, whether or not vested, shall become fully vested and, at the Effective Time, shall be canceled by the Company and converted into the right to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay), promptly following the Effective Time (but in no event later than the third business day following the Effective Time), in consideration for such cancellation, an amount in cash equal to the product of (x) the total number of Shares subject to such Company RSU immediately prior to the Effective Time times (y) the Per Share Merger Consideration, less any amounts required to be withheld or deducted with respect to such payment and without interest.

(d) Performance Share Units. Each performance share unit granted under a Stock Plan (a “Company PSU”) which is outstanding immediately prior to the Effective Time, to the extent not already vested, shall become vested, if at all, with respect to the number of Shares to which the holder of such Company PSU is entitled in accordance with and pursuant to the terms of the applicable Stock Plan and award agreement governing such Company PSU as in effect at the Effective Time, and any such vested Company PSU, if any, which is outstanding immediately prior to the Effective Time shall be canceled by the Company and converted into the right to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay), promptly following the Effective Time (but in no event later than the third business day following the Effective Time), in consideration for such cancellation, an amount in cash equal to the product of (x) the number of such vested Shares, if any, subject to such Company PSU immediately prior to the Effective Time times (y) the Per Share Merger Consideration, less any amounts required to be withheld with respect to such payment and without interest. In addition to the foregoing, the number of additional Company PSUs that would have become vested as of the Effective Time in accordance with and pursuant to the terms of the applicable Stock Plan and award agreement governing such Company PSUs as in effect at the Effective Time in the absence of the application of the proration provision of the applicable award agreement (such Company PSUs, the “Additional Company PSUs”), if any, shall be canceled by the Company and the holders of such Additional Company PSUs shall become entitled to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay), promptly following the Effective Time (but in no event later than the third business day following the Effective Time), an amount in cash equal to the product of (x) the number of Shares, if any, subject to the Additional Company PSUs immediately prior to the Effective Time times (y) the Per Share Merger Consideration, less any amounts required to be withheld with respect to such payment and without interest; provided, that payment of 50% of the after-tax amount payable to any such holder of Additional Company PSUs (the “Investment Amount”) shall be conditioned on such holder’s agreement to use the Investment Amount to acquire equity securities of Parent or an Affiliate pursuant to the terms of a subscription agreement, in form and substance reasonably acceptable to Parent and provided to such holder prior to the Effective Time, on pricing terms consistent with the Equity Commitment Letters. If such holder does not agree in writing prior to the Effective Time to use the Investment Amount to acquire equity securities of Parent or an Affiliate, then, notwithstanding anything herein to the contrary, the corresponding Additional Company PSUs shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee thereof, as applicable, shall take all actions necessary in order to implement the provisions of this Section 3.3.

Section 3.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

Section 3.5 Rule 16b-3 Approval. Prior to the Closing, the Company and the Company Board or a committee thereof, shall use its reasonable best efforts to take all actions to cause any dispositions of Company equity securities (including derivative securities) resulting from the transactions contemplated by this Agreement (the “Transactions”) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the disclosure letter delivered to Parent and Merger Sub by the Company at or prior to the execution of this Agreement (the “Company Disclosure Letter”) and making reference to the particular sections or subsection of this Agreement (provided that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof where its relevance to such other section is reasonably apparent) or (ii) disclosed or included in the Company Reports filed with, or furnished to, the United States Securities and Exchange Commission (the “SEC”) by the Company since January 1, 2012 and publicly available prior to the date hereof and only as and to the extent disclosed or included therein (excluding, in each case, any disclosures set forth in any “risk factor” section, in any section relating to forward-looking statements and any other disclosures included therein, in each case to the extent that they are cautionary, predictive or forward-looking in nature) (it being acknowledged that this clause (ii) shall not apply to Sections 4.3, 4.9(i) and the second sentence of Section 4.7(a)), the Company represents and warrants to Parent and Merger Sub that:

Section 4.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, does not constitute a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company has heretofore furnished or otherwise made available to Parent true, complete and correct copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) as in effect on the date hereof. The Company Charter and the Company Bylaws are in full force and effect.

Section 4.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreements and, upon receipt of the Company Stockholder Approval, to consummate the Transactions. The execution of this Agreement and the Voting Agreements and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Voting Agreements or to consummate the Transactions other than, with respect to the Merger, the receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and the Voting Agreements. Assuming this Agreement and the Voting Agreements have been duly authorized, executed and delivered by Parent and Merger Sub, this Agreement and the Voting Agreements constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing.

Section 4.3 Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of common stock, par value $ 0.01 per share (the “Company Common Stock”). As of August 23, 2012 (the “Measurement Date”): (i) 15,854,503 shares of Company Common Stock were issued and outstanding (of which an aggregate of 9,342 were Restricted Shares); (ii) 177,345 shares of Company Common Stock were held in treasury; (iii) an aggregate of 5,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Options; (iv) an aggregate of up to 103,774 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company SARs; (v) there were outstanding Company RSUs that could be settled in up to 102,641 shares of Company Common Stock; and (vi) there were outstanding Company PSUs that could be settled in up to 311,058 shares of Company Common Stock. All issued and outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the Measurement Date, except for this Agreement and as set forth above, (i) there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities convertible into or exchangeable for shares of capital stock or other voting securities of the Company or (C) options, warrants, calls or other rights to acquire from the Company or any of its Subsidiaries, or commitments which obligate the Company or any of its Subsidiaries to issue, transfer, sell or register, any shares of capital stock or other voting securities of the Company (the items in clauses (A), (B) and (C) are referred to collectively as “Company Securities”), and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, or guarantee or provide a credit enhancement to, any Person. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All Company Options and Company SARs have been granted having an exercise price or grant price, as applicable, per Share at least equal to the fair market value of one Share on the date of grant of such Company Option or Company SAR. From the Measurement Date to the date of this Agreement, no shares of Company Common Stock have been issued.

Section 4.4 Subsidiaries. A true, complete and correct list of all of the Subsidiaries of the Company is set forth in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Each of the Company’s Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, does not constitute a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Applicable Laws), and are owned by the Company or another wholly-owned Subsidiary of the Company free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (“Liens”) other than Permitted Liens. Except for the capital stock of its Subsidiaries, the Company does not own any capital stock or other equity or voting interest in any Person.

Section 4.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect:

(a) Neither the Company nor any Subsidiary of the Company is, and since January 1, 2010 none of the Company or any of its Subsidiaries has been, in violation of any applicable law, rule, regulation, code, governmental determination, order, decree, judgment, treaty or convention, U.S. or non-U.S. (collectively, “Applicable Laws”), and no claim, investigation or proceeding is pending or, to the knowledge of the Company, threatened with respect to any such matters.

(b) The Company and each Subsidiary of the Company hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory entities necessary for the lawful conduct of their respective businesses (the “Company Permits”). All Company Permits are in full force and effect, and there exists no default thereunder or breach thereof, and none of the Company or any of its Subsidiaries has notice or actual knowledge that such Company Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given notice to the Company or any of its Subsidiaries that it has taken or intends to take any action to terminate, suspend, cancel or reform any Company Permit.

(c) Section 4.5(c) of the Company Disclosure Letter contains a true and complete list of all material real property owned, leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (the “Company Real Property”). The Company and its Subsidiaries possess all permits, deeds, leases, licenses, easements, rights of way, surface rights, operating authorities, orders, exemptions, franchises, variances, consents, approvals and such other similar agreements granting rights in real property or other authorizations (“Real Property Agreements”) required for the present ownership and operation of all Company Real Property. The Company or the applicable Subsidiary has good, valid and marketable fee title to all Company Real Property owned in fee, subject to Permitted Liens, and, with respect to all other Company Real Property, has good and valid leasehold, easement, right of way, license or other interest or otherwise has a valid right of possession, use or access which is sufficient to permit the Company to operate or conduct its business as is currently conducted or carried. Each Real Property Agreement is a valid and binding agreement of the Company or the applicable Subsidiary and, to the knowledge of the Company (provided that for purposes of this Section 4.5(c), the term “knowledge” shall not require any inquiry of any Person that is not a director, officer or employee of the Company or any of its Subsidiaries), as of the date of this Agreement, the other party thereto, and, except for expirations in accordance with the terms thereof, is in full force and effect and enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing, as of the date of this Agreement neither the Company nor any of its Subsidiaries has received any notice of any default on the part of the Company or any of its Subsidiaries under any Real Property Agreement, and to the knowledge of the Company, there is no default on the part of the other party or parties under the provisions of any Real Property Agreement. None of the Company or any Subsidiary of the Company has received notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending or, to the knowledge of the Company, threatened in writing, with respect to any portion of any Company Real Property.

Section 4.6 No Conflict.

(a) Neither the execution and delivery by the Company of this Agreement or the Voting Agreements nor the consummation by the Company of the Transactions in accordance with the terms hereof will (i) subject to receipt of the Company Stockholder Approval conflict with or result in a breach of any provisions of the Company Charter or Company Bylaws or other equivalent organizational documents of the Company or its Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties, assets or rights of the Company or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, sublease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 4.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries or by which its or any their respective properties, assets or rights are bound, except for such matters, in the case of matters described in clause (ii) or (iii), that do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) Neither the execution and delivery by the Company of this Agreement or the Voting Agreements nor the consummation by the Company of the transactions in accordance with the terms hereof or thereof will require any consent, approval, qualification, authorization or permit of, action by, filing or registration with, or notification to, any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory (including any securities exchange), administrative or judicial authority (a “Governmental Authority”) or any other Person; other than (i) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act, the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or applicable state securities and “Blue Sky” laws, (ii) filings and notifications required under applicable Non-U.S. Antitrust Laws (such filings and notifications referred to in clauses (i) and (ii), collectively, “Regulatory Filings”), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) any filing, consent, approval, qualification, authorization, permit, decision or action, the failure of which to obtain, and for any such filing, registration or notification, the failure of which to make, does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.7 SEC Documents.

(a) The Company and its Subsidiaries have timely filed with, or furnished to, the SEC all forms, schedules, reports, registration statements, certifications and other documents (together with all exhibits, amendments and supplements thereto, the “Company Reports”) required to be so filed with or furnished by them to the SEC since January 24, 2010 and have paid all fees and assessments due and payable by them in connection therewith. As of its respective date of filing with the SEC (or (x) in the case of any Company Report that is a registration statement, as of its effective date, or (y) if amended, supplemented or superseded by a subsequent filing (which subsequent filing, if made in relation to a report filed prior to the date hereof, shall have been filed prior to the date hereof), as of the date of such subsequent filing), (i) each Company Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder applicable to such Company Report, and (ii) none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC and the Company and any of its Subsidiaries occurring since January 24, 2010 and prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries (other than TPC Group LLC) is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Each of the financial statements included in the Company Reports (including related notes and schedules) complied as to form, as of its date of filing with the SEC (or (x) in the case of any Company Report that is a registration statement, as of its effective date, or (y) if amended, supplemented or superseded by a subsequent filing (which subsequent filing, if made in relation to a report filed prior to the date hereof, shall have been filed prior to the date hereof), as of the date of such subsequent filing), in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presented in all material respects the consolidated financial position, the consolidated results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries (or such entities as indicated therein) as of the dates and for the periods set forth therein (in each case subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments none of which is expected to be material), in each case in accordance with United States generally accepted accounting principles (“U.S. GAAP”) consistently applied during the periods involved, except as may be noted therein. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other appropriate legal and accounting requirements. Except for those liabilities that are reflected or reserved for in accordance with U.S. GAAP in the consolidated balance sheet of the Company and its Subsidiaries included in the most recent Company Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, neither the Company nor any of its Subsidiaries has any liabilities or obligations other than liabilities or obligations (i) arising under this Agreement and the Transactions, (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

(b) Since January 24, 2010, the chief executive officer and chief financial officer of the Company have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct. The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company Reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time period and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure in accordance with Applicable Laws. Since January 24, 2010, subject to any applicable grace periods, the Company has been and is in compliance with (i) all applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market. The Company (A) has, since January 24, 2010, disclosed to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and (B) has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since January 24, 2010. As of the date hereof, there are no material weaknesses in the design or operation of its internal controls over financial reporting. As of the date of this Agreement, there is no reason to believe that the Company’s auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2012.

(c) The Company has not received any credible and material complaints since January 24, 2010 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. Since January 24, 2010, none of the independent public accountants of the Company or any of its Subsidiaries has resigned or been dismissed as independent public accountants of the Company or any of its Subsidiaries as a result of or in connection with any disagreement with the Company or any of its Subsidiaries on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Neither the Company nor its Subsidiaries has, since January 24, 2010, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. No loan or extension of credit is maintained by the Company or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 4.8 Litigation. There are no actions, suits, proceedings or investigations pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any of their respective properties, rights or assets, or any of their respective directors, officers or employees in their capacity as such, or, to the knowledge of the Company, any other Person to whom the Company or any of its Subsidiaries may be liable by way of indemnity or guarantee or similar arrangement (provided that for purposes of this Section 4.8, the term “knowledge” shall not require any inquiry of any Person that is not a director, officer or employee of the Company or any of its Subsidiaries), in each case, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body (collectively, “Proceedings”), that, individually or in the aggregate, constitute a Company Material Adverse Effect. Section 4.8 of the Company Disclosure Letter lists, as of the date of this Agreement, each proceeding that involves damages sought in an amount in excess of $2 million.

Section 4.9 Absence of Certain Changes. From January 1, 2012 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice. Since December 31, 2011, there has not been (i) any change, event, occurrence, effect or development that, individually or in the aggregate, constitutes a Company Material Adverse Effect or (ii) without limiting the first sentence of this Section 4.9 (A) except as required by U.S. GAAP or by Applicable Laws, any material change by the Company or any of its Subsidiaries in any of its accounting methods, principles or practices applicable to the Company or any of its Subsidiaries; (B) any declaration, setting aside or payment of any dividend or distribution in respect of the Company’s or any of its

Subsidiaries’ capital stock or any redemption, purchase or other acquisition of any of its or its Subsidiaries’ equity securities; (C) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; or (D) any damage to or any destruction or loss of physical properties owned or used by the Company or any of its Subsidiaries, whether or not covered by insurance, that constitutes a Company Material Adverse Effect.

Section 4.10 Taxes.

(a) All material Returns filed or required to be filed by or with respect to the Company or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Company or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate Governmental Authorities and all such Returns are complete and correct in all material respects. All income and other material taxes that have become due (regardless of whether reflected on any Return) have been duly and timely paid or deposited in full on a timely basis or, where payment is not yet due, adequately reserved for in accordance with generally accepted accounting principles.

(b) No audit or other administrative proceeding or court proceeding is presently pending or currently in progress with regard to any material tax or material Return of the Company or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim.

(c) No Governmental Authority is now asserting or has asserted or proposed in writing any deficiency, assessment or claim for taxes or any adjustment to taxes with respect to which the Company or any of its Subsidiaries may be liable with respect to income and other material taxes which have not been fully paid or finally settled.

(d) Neither the Company nor any of its Subsidiaries (i) has any liability for any tax of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. tax law, or as a transferee or successor, by contract, or otherwise, or (ii) is or has ever been a member of an affiliated group (except for the affiliated group of which the Company is the common parent), within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local, or non-U.S. tax law.

(e) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any material tax upon the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local, or non-U.S. tax law.

(g) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement pursuant to which the Company or its Subsidiaries could be liable for a material amount of tax (other than with respect to any such agreement or arrangement among the Company and any of its Subsidiaries).

(h) Since December 31, 2011, the Company has not made or rescinded any material election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material taxes, or except as may be required by Applicable Laws, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns.

(i) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(j) Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which any of the Transactions is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(e)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(k) There are no Liens for a material amount of taxes (other than statutory Liens for taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings) upon any of the assets of the Company or any of its Subsidiaries.

(l) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the past five years.

(m) Within the past two years, no written claim has been made by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Returns that it is or may be subject to taxation by that jurisdiction.

(n) All material taxes required to be withheld, collected or deposited by or with respect to the Company or any of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(o) Neither the Company nor any of its Subsidiaries will be required to include material amounts in income, or exclude material items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) deferred gains arising prior to the Closing Date, (v) an intercompany transaction entered into on or prior to the Closing Date, or (vi) an election under Section 108(i) of the Code (or any corresponding or similar provision of state or local tax laws).

(p) For U.S. federal income tax purposes, (i) TPC Group Inc. has been from the date of its formation, and currently is, treated as a corporation, (ii) Texas Petrochemicals Netherlands B.V. has been from its inception, and currently is, treated as a corporation, and (iii) TPC Group LLC has been from the date of its formation, and currently is, disregarded as an entity separate from its owner, TPC Group Inc.

(q) For purposes of this Agreement, (i) “tax” or “taxes” means all federal, state, local, or non-U.S. net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, alternative or add on minimum, estimated, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.), and (ii) “Return” or “Returns” means all returns, statements, reports, declarations, estimates, information returns, attached schedules, claims for refund, amended returns, and forms filed or required to be filed with respect to any tax.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter contains a true and complete list of all material Company Benefit Plans. The term “Company Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, “multiemployer plans” within the meaning of Section 3(37) of ERISA, whether or not U.S.-based plans, and all other bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, retention, consulting, collective bargaining, employee loan, change in control, welfare (including post-employment medical and life insurance), fringe benefit and all other employee benefit plans, programs, practices, arrangements or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, under which (i) any current or former employee, director or consultant of the Company or any of its Subsidiaries (the “Company Employees”) has any present or future rights to benefits and which are sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or (ii) the Company or any of its Subsidiaries has or has had in the six years preceding the Effective Time any present or future liabilities. The Company has made available to Parent true and complete copies (or, to the extent no such copy exists, an accurate description) of each material Company Benefit Plan and, if applicable, amendments thereto and any related trust or custodial agreements or other funding arrangements and the most recent Forms 5500 and accompanying schedules, summary plan descriptions, funding statements, annual reports, actuarial reports and Internal Revenue Service (the “IRS”) determination or opinion letters for each such plan.

(b) Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect: (i) each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) there are no breaches of fiduciary duty in connection with the Company Benefit Plans; (iv) there are no pending or, to the knowledge of the Company, threatened actions, suits, claims or other litigation against or otherwise involving any Company Benefit Plan (excluding routine claims for benefits incurred in the ordinary course of Company Benefit Plan activities) and, to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits, claims or other litigation; (v) all contributions required to be made to the Company Benefit Plans have been made or provided for with respect to any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by the Company, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”); (vi) neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom; (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (viii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions; and (ix) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other Governmental Authorities are pending or in progress (including, without limitation, any routine requests for information from the PBGC) or, to the knowledge of the Company, threatened.

(c) To the knowledge of the Company, no event has occurred and, except as would not be reasonably expected to result in material liability, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Laws.

(d) No Company Benefit Plan is (i) a “multiemployer plan”, (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code and neither the Company, its Subsidiaries nor any ERISA Affiliate has at any time sponsored or contributed to, or has any liability or obligation in respect of any such plan.

(e) Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any Company Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise as may be required pursuant to any other Applicable Law.

(f) Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the Transactions could cause any payments, rights or benefits to any Company Employee to be either subject to an excise tax or non-deductible under Sections 4999 and 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, right or benefit to be triggered.

(g) Except as provided in Section 3.3, neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) (x) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Company Employee or (y) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any of the Company Benefit Plans.

Section 4.12 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization, (ii) as of the date of this Agreement, to the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened, nor have any such activities been conducted in the previous three years, and (iii) neither the Company nor any of its Subsidiaries has experienced any labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in the previous three years, and none is now in effect or, to the knowledge of the Company, threatened.

(b) (i) No action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of any Company Employees is pending or, to the knowledge of the Company, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $300,000; (ii) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Government agency relating to employees or employment practices; and (iii) the Company and each of its Subsidiaries is in material compliance with all Applicable Laws, agreements, contracts, policies, plans, and programs relating to employment.

Section 4.13 Environmental Matters. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries is and within the applicable statute of limitations has been in compliance with all applicable orders of any Governmental Authority or arbitration board or tribunal and any Applicable Law, ordinance, rule, regulation or other legal requirement (including common law) related to the environment, natural resources or (to the extent relating to exposure to harmful or deleterious substances) human health or safety (“Environmental Laws”); (b) the Company and each of its Subsidiaries possesses and is and within the applicable statute of limitations has been in compliance with all Company Permits required under Environmental Law for the conduct of their respective operations, and hold valid air emission allowances in an amount equal to or exceeding the amount of their emissions requiring such allowances under the applicable emissions trading program for their respective current and past operations; (c) there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of, or liability under or relating to, any Environmental Law; (d) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim, notice of violation or citation concerning any violation or alleged violation of, or liability or alleged liability under, any Environmental Law within the applicable statute of limitations; (e) there is and has been no release or threatened release of any Hazardous Materials at, on, under or about any property currently or formerly owned, leased or operated by the Company or any Subsidiary of the Company, or, to the knowledge of the Company, any other location, and none of the Company or any Subsidiary of the Company has disposed or, to the knowledge of the Company, arranged for disposal of any Hazardous Materials, in each case, that would reasonably be expected to result in liability to the Company under any Environmental Law; (f) none of the Company or any of its Subsidiaries has entered into any consent decree or other agreement with any Governmental Authority, and none of the Company or its Subsidiaries is subject to any judgment, decree, order or similar requirement, in either case relating to any Environmental Laws or to Hazardous Materials; and (g) neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any third party that would reasonably be expected to result in liability to the Company under any Environmental Laws or concerning any Hazardous Materials. For purposes of this Agreement, “Hazardous Materials” means any (i) chemical, product, substance, waste, pollutant, physical agent, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or that could result in liability pursuant to, any Environmental Law; (ii) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (iii) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof.

Section 4.14 Intellectual Property. The Company and its Subsidiaries exclusively own, free of all Liens (other than Permitted Liens), their proprietary Intellectual Property and own or possess adequate licenses or other valid rights to use all other Intellectual Property used in their businesses, except where the failure to own or possess such licenses and other rights, individually or in the aggregate, does not constitute a Company Material Adverse Effect. All material Intellectual Property applications and registrations owned by the Company and its Subsidiaries are subsisting and unexpired and, to the knowledge of the Company, valid and enforceable, and there are no assertions or claims challenging the validity or enforceability of any material Intellectual Property owned by the Company or its Subsidiaries or their right to use any Intellectual Property except, in each case, as would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with or infringe any Intellectual Property of any other Person, except as would not, individually or in the aggregate constitute a Company Material Adverse Effect. The Company and its Subsidiaries take reasonable actions to maintain and protect their Intellectual Property (including any that is confidential in nature) and the integrity and operation of their systems and software, and there have been no violations, interruptions or outages of same except, in each case, where the failure to take such actions and the occurrence of such violations, interruptions or outages would not, individually or in the aggregate, constitute a Company Material Adverse Effect. There is no infringement of any Intellectual Property owned by or licensed by or to the Company or any of its Subsidiaries, except for such infringements that, individually or in the aggregate, do not constitute a Company Material Adverse Effect. For the purposes of this Agreement, “Intellectual Property” means all worldwide intellectual property and industrial property rights, including all patents, patent rights, know-how, trade secrets, inventions, technology, processes, trademarks, trademark rights, service marks, domain names, trade dress, and other source indicators, copyrights, works of authorship, computer software and systems, and trade secrets, and any applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisional of the foregoing.

Section 4.15 Decrees, Etc. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Authority or any arbitral or other dispute resolution body has been issued or entered against the Company or any Subsidiary of the Company that continues to be in effect that affects the ownership or operation of any of their respective assets and (b) no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Authority has been issued against the Company or any Subsidiary of the Company that continues to be in effect.

Section 4.16 Insurance.

(a) Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance coverage with financially responsible insurance companies against such risks and in such amounts as are customary in the industries in which the Company and its Subsidiaries operate and (ii) each insurance policy of the Company and its Subsidiaries outstanding is in full force and effect. The Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past three years. No insurance provider has issued any reservation right letters for any claims pending or, to the knowledge of the Company, threatened.

(b) Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer, and no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any Subsidiary of the Company. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, no event has occurred, including the failure by the Company or any Subsidiary of the Company to give any notice or information or by giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any Subsidiary of the Company under any such excess liability or protection and indemnity insurance policies in effect on the date of this Agreement.

Section 4.17 No Brokers. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, Parent or Merger Sub to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions, except that the Company has retained Perella Weinberg Partners L.P. (“Perella Weinberg”) as its financial advisor. True, correct and complete copies of all agreements with Perella Weinberg relating to any such fees or other payments have been furnished to Parent prior to the date of this Agreement.

Section 4.18 Opinion of Financial Advisor and Board Approval. The Company Board has received the opinion of Perella Weinberg (the “Fairness Opinion”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations relating to such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than the Affiliates of Parent), it being agreed that neither Parent nor Merger Sub has any rights with respect to such opinion. A true, complete and correct copy of the Fairness Opinion will be provided to Parent, for informational purposes only, as promptly as reasonably practicable following the execution of this Agreement. The Company Board, at a meeting duly called and held, unanimously (with two members abstaining) (i) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of the Company; (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement (the “Company Recommendation”).

Section 4.19 Vote Required. The only vote of the holders of any class or series of capital stock of the Company that may be necessary to adopt this Agreement is the affirmative vote in favor of the adoption of this Agreement by holders of at least a majority of the outstanding Shares entitled to vote thereon (the “Company Stockholder Approval”).

Section 4.20 Certain Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) that has not been filed or incorporated by reference in the Company Reports; (ii) that generates revenues to the Company or any of its Subsidiaries in excess of $20 million on an annual basis or requires payment by the Company or any of its Subsidiaries in excess of $20 million on an annual basis (it being understood that the foregoing does not include any contracts between the Company or any Subsidiary of the Company); (iii) that obligates the Company or any of its Subsidiaries to make any capital commitment or capital expenditure, other than acquisitions of inventory, in excess of $2 million annually; (iv) that relates to Intellectual Property (excluding commercially available off-the-shelf non-exclusive licenses for software) with aggregate annual payments in excess of $1 million; (v) that provides for annual borrowings in excess of $10 million or that relates to a swap or hedging transaction or other derivative agreement for an annual net amount in excess of $5 million; (vi) that contains restrictions on the right of the Company or any of its Subsidiaries (or which, following the Closing, would contain restrictions that would purport to restrict the ability of Parent or its Affiliates) to engage in activities competitive with any Person or to solicit customers or suppliers anywhere in the world, other than restrictions that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person; (vii) that provides the Company or its Subsidiaries rights as to operation, management or control of a partnership, joint venture or similar arrangement, unless immaterial to the Company and its Subsidiaries, taken as a whole; (viii) that relates to any acquisition of a business by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has any material continuing “earn out” or other contingent or fixed payment obligations; (ix) that is a settlement or similar contract with any Governmental Authority or that is any other settlement or similar contract pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in excess of $100,000; or (x) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of guarantees by the Company or any Subsidiary of the Company. Each contract, arrangement, commitment or understanding of the type described in this Section 4.20(a), whether nor not set forth in Section 4.20(a) of the Company Disclosure Letter, and any contract, arrangement, commitment or understanding of such type entered into after the date hereof and prior to the Closing, is referred to herein as a “Material Contract.” The Company has made available to Parent complete, true and correct copies of all Material Contracts in effect on the date of this Agreement.

(b) Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect:

(i) Each Material Contract is valid and binding on the Company or its Subsidiary party thereto and the Company and each of its Subsidiaries have performed all obligations required to be performed by it under each Material Contract to which it is a party.

(ii) Neither the Company nor any of its Subsidiaries (A) is in violation or default under any Material Contract or (B) has received notice of (x) any asserted violation or default by the Company or its Subsidiary party thereto under any Material Contract or (y) the desire of the party or parties to any such Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder.

(iii) No event or condition exists which with the passage of time or the giving of notice or both would result in such a violation or default under any Material Contract, and no other party to such Material Contract is in default in any respect thereunder.

(iv) Each Material Contract is enforceable by the Company or its Subsidiary party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing.

Section 4.21 Takeover Statutes; Rights Plans. The restrictions on “business combinations” set forth in Section 203 of the DGCL or other takeover provisions under Applicable Laws and the Governing Documents (a “Takeover Provision”) shall not apply to the Merger, the Voting Agreements or the Transactions.

As of the date of this Agreement, the Company does not have any preferred share purchase rights plan or similar rights plan in effect.

Section 4.22 Title, Ownership and Related Matters. The Company and its Subsidiaries have, free and clear of all Liens except for Permitted Liens, defensible title to their respective inventory, equipment and other tangible and intangible property, rights and assets, in each case as necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted. As used in this Agreement, the term “Permitted Liens” shall mean routine statutory Liens securing liabilities and Liens for taxes not yet due and payable; and Liens existing or expressly permitted pursuant to indentures and credit facilities of the Company and its Subsidiaries existing as of the date of this Agreement or refinancings thereof or Liens that would be permitted under Section 6.1 hereof; Liens imposed or promulgated by Applicable Laws with respect to real property and improvements, including zoning regulations, none of which are violated by the current use and operation of any Company Real Property; Liens disclosed on existing title reports or existing surveys (in either case, copies of which title reports and surveys have been delivered to or made available to Parent prior to the date hereof); and Liens which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property (or interest therein) as it is presently used.

Section 4.23 Proxy Statement.

(a) The proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will comply as to form in all material respects with the requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement (or any amendments or supplements thereto) is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Notwithstanding anything in Section 4.23(a) to the contrary, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.24 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, (iii) Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of the Company, on the other hand, except agreements, contracts, plans, arrangements or other transactions among the Company and/or its Subsidiaries and those of a type available to employees of the Company generally.

Section 4.25 FCPA and OFAC Matters. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or their respective agents or representatives has, in the course of its actions for, or on behalf of, any of them (a) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (c) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”) or other similar laws of other jurisdictions or (d) violated any provision of the UK Bribery Act or other similar laws of other jurisdictions. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of their respective agents or representatives has, in the course of its actions for, or on behalf of any of them, directly or indirectly taken any action in violation of any applicable export control laws, anti-boycott regulations, embargo regulations or other similar applicable United States or foreign laws. To the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ directors, officers, employees, agents or representatives is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, neither the Company nor any Subsidiary of the Company has engaged in any business with any Person with whom, or in any country in which, it is prohibited for a United States Person to engage under applicable law or under applicable United States sanctions administered by OFAC.

Section 4.26 Energy Regulatory Matters. None of the Company or any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended, and the rules and regulations thereunder. The cogeneration facility owned and operated by the Company (and any of its Subsidiaries) has a capacity of less than 50 megawatts and is fundamentally used for its own industrial uses with any excess electric energy sold exclusively within the Electric Reliability Council of Texas (ERCOT) region of Texas.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered to the Company by Parent at or prior to the execution of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular section or subsection of this Agreement (provided that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof where its relevance to such other section is reasonably apparent), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 5.1 Existence; Good Standing; Corporate Authority. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the transaction of its business requires such qualification, except where the failure to be so qualified, or in good standing, individually or in the aggregate, does not constitute a Parent Material Adverse Effect. Each of Parent and Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Each of Parent and Merger Sub has heretofore furnished or otherwise made available to the Company true, complete and correct copies of its certificate of incorporation and bylaws as in effect as of the date hereof. The organizational and governing documents of Parent and Merger Sub are in full force and effect.

Section 5.2 Authorization, Validity and Effect of Agreements. No vote of the holders of capital stock of Parent is necessary to approve this Agreement and the Transactions. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreements, and, upon receipt of the Requisite Parent Vote, to consummate the Transactions. The execution of this Agreement and the Voting Agreements and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Voting Agreements or to consummate the Transactions, other than, with respect to the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (the “Requisite Parent Vote”), which will occur immediately following the execution of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement and the Voting Agreements. Assuming this Agreement and the Voting Agreements have been duly authorized, executed and delivered by the Company, this Agreement and the Voting Agreements constitute the valid and legally binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing.

Section 5.3 No Conflict.

(a) Neither the execution and delivery by Parent and Merger Sub of this Agreement or the Voting Agreements nor the consummation by Parent and Merger Sub of the transactions in accordance with the terms hereof or thereof will (i) subject to receipt of the Requisite Parent Vote conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Parent and Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties, assets or rights of Parent or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, sublease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their respective properties, assets or rights may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 5.3(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries or by which its or any their respective properties, assets or rights are bound, except for such matters, in the case of matters described in clause (ii) or (iii), that do not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(b) Neither the execution and delivery by Parent and Merger Sub of this Agreement or the Voting Agreements nor the consummation by Parent and Merger Sub of the Transactions in accordance with the terms hereof will require any consent, approval, qualification, authorization or permit of, action by, filing or registration with, or notification to, any Governmental Authority other than (i) Regulatory Filings and the filings and notifications required under applicable Non-U.S. Antitrust Laws in the jurisdictions listed in Section 5.3(b) of the Parent Disclosure Letter, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) any filing, consent, approval, qualification, authorization, permit, decision or action, the failure of which to obtain, and for any such filing, registration or notification the failure of which to make, does not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

Section 5.4 Litigation. As of the date of this Agreement, there are no actions, suits, proceedings or investigations pending against Parent or Merger Sub or, to Parent’s knowledge, threatened against Parent or Merger Sub or against any of their respective properties, rights or assets, or any of their respective directors, officers or employees in their capacity as such, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, that, individually or in the aggregate, constitute a Parent Material Adverse Effect.

Section 5.5 Financing.

(a) Assuming the accuracy of the representations and warranties set forth in Sections 4.3, 4.7(a) and 4.17, the performance by the Company of its obligations under this Agreement and the funding of the Financing in accordance with the Financing Letters, the amount of funds contemplated to be provided pursuant to the Financing Letters together with any available Company cash shall on the Closing Date be sufficient (i) to acquire all of the outstanding Shares in accordance with the terms of the Merger, to pay all cash amounts to be paid with respect to the Company’s outstanding equity compensation awards pursuant to Section 3.3 and to pay all fees and expenses payable by Parent and Merger Sub under this Agreement and the Financing Letters and (ii) to consummate the transactions described in Section 6.18 and the refinancing of the Amended and Restated Revolving Credit Agreement dated as of April 29, 2010 among TPC Group LLC, the other borrowers named therein, Deutsche Bank Trust Company Americas, as administrative agent, and the other lenders named therein, as amended (the “Existing Credit Facility”).

(b) Parent and Merger Sub have delivered to the Company complete and accurate copies, as of the date of this Agreement, of (i) an executed commitment letter, dated as of the date of this Agreement (the “Equity Financing Letter”), pursuant to which the investors party thereto have committed, upon the terms and subject to the conditions thereof, to invest the cash amounts set forth therein (the “Equity Financing”), and (ii) an executed commitment letter, dated as of the date of this Agreement, from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies Finance LLC, Morgan Stanley Senior Funding, Inc. (the “Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed to provide, upon the terms and subject to the conditions thereof, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent and Merger Sub also have delivered to the Company a true, complete and correct copy of any fee letter (the “Fee Letter”) and any engagement letter (the “Engagement Letter”) in connection with the Debt Commitment Letter (it being understood that any such Fee Letter or Engagement Letter provided to the Company may be redacted to omit the numerical fee amounts provided therein).

(c) As of the date hereof, neither of the Financing Letters nor the Fee Letter or Engagement Letter referenced in the Debt Commitment Letter has been amended, restated or otherwise modified, and no such amendment, restatement or modification is presently contemplated, and the commitments set forth in the Financing Letters have not been withdrawn, modified or rescinded in any respect. The Financing Letters, in the form so delivered to the Company on the date hereof, are in full force and effect and each constitutes a legal, valid and binding obligation of Parent or Merger Sub and (in the case of the Debt Commitment Letter, to the knowledge of the officers of Parent or Merger Sub) the other parties thereto, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Letters. Assuming the accuracy of the Company’s representations and warranties set forth herein, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or the investors party to the Equity Financing Letter, as applicable, or (to the knowledge of the officers of Parent) any other party thereto under any term or condition of the Financing Letters, except that no representation or warranty is made to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Assuming the accuracy of the Company’s representations and warranties contained herein, as of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the Closing Date. Except for any Fee Letter or any Engagement Letter, as of the date hereof there are no side letters or other written or oral agreements, contracts or arrangements to which Parent or Merger Sub or any Affiliate thereof is a party related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Letters delivered to the Company prior to the date hereof. Parent or Merger Sub has fully paid or caused to be paid any and all commitment and other fees, costs and expenses that have been incurred and are due and payable on or prior to the date hereof in connection with the Financing Letters.

Section 5.6 Indebtedness. Neither Parent nor any of its Subsidiaries has any existing indebtedness for borrowed money outstanding.

Section 5.7 Capitalization of Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, as of the Effective Time, will not have engaged in any activities other than in connection with the Transactions. Immediately prior to the Effective Time, Merger Sub will have 1,000 outstanding shares of its common stock, par value $0.01 per share.

Section 5.8 No Brokers. None of Parent and Merger Sub has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any finder’s fees, brokerage or other like payments prior to the Effective Time in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

Section 5.9 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation. Assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company contained herein (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Company Material Adverse Effect” qualification or exception) and compliance in all material respects by the Company with the covenants contained herein and (iii) any estimates, projections or forecasts of the Company and its Subsidiaries that have been provided by the Company to Parent or Merger Sub prior to the date hereof (as identified on Section 5.9 of the Company Disclosure Letter) have been prepared in good faith based upon assumptions that were reasonable at the date hereof, and after giving effect to the Transactions, including the Financing, any alternative financing permitted hereunder and the payment of the aggregate Per Share Merger Consideration, any amounts payable pursuant to Section 3.3, any other repayment or refinancing of debt contemplated by this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged as of such date or as proposed to be engaged and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature or become due. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature or become due” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10 Limited Guaranties. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Limited Guaranties. The Limited Guaranties are in full force and effect and are the valid, binding and enforceable obligation of the Guarantors, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Limited Guaranties.

Section 5.11 Absence of Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written) (other than the Voting Agreements), (i) pursuant to which any stockholder of the Company would be entitled to receive in respect of any Share consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the Transactions.

Section 5.12 Stock Ownership. Neither Parent nor Merger Sub owns any shares of capital stock of the Company.

Section 5.13 Interests in Competitors. As of the date hereof, neither Parent nor Merger Sub owns any interest(s) representing a greater than 5% equity interest, nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act or any applicable Non-U.S. Antitrust Laws own any such interests, in any entity or Person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under Item 1. Business-Overview. As of the date hereof, (i) First Reserve XII Advisors, L.L.C. and its Affiliates do not own any interest(s) representing a greater than 5% equity interest in any entity or Person that derives a substantial portion of its revenues in the Republic of Turkey from a line of business within the principal lines of business in the Republic of Turkey of any entity or Person in which SKCP Fund Management LLC or its Affiliates own an interest, and (ii) SKCP Fund Management LLC and its Affiliates do not own any interest(s) representing a greater than 5% equity interest in any entity or Person that derives a substantial portion of its revenues in the Republic of Turkey from a line of business within the principal lines of business in the Republic of Turkey of any entity or Person in which First Reserve XII Advisors, L.L.C. or its Affiliates own an interest.

Section 5.14 Certain Agreements. There are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to, or are in connection with, the Transactions.

Section 5.15 Proxy Statement. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement (or any amendments or supplements thereto) is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.16 No Other Company Representations or Warranties. Except for the representations and warranties of the Company set forth in this Agreement and any certificate or document delivered in connection with this Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub in connection with the Transactions, the Financing or any Debt Offer. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives of, and such Persons are not relying on, any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, including in certain data sites or management presentations in anticipation or contemplation of any of the Transactions.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business. Prior to the Effective Time, except (i) as set forth in Section 6.1 of the Company Disclosure Letter or as any other provision of this Agreement expressly contemplates, permits or provides, (ii) as required by Applicable Laws, (iii) to the extent Parent has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, or (iv) for transactions between or among the Company and its wholly-owned Subsidiaries or between or among the wholly-owned Subsidiaries of the Company, the Company:

(a) shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects in the ordinary course and in the same manner as heretofore conducted;

(b) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to (i) continue to pursue and develop the project known as “Project Phoenix” on substantially the basis disclosed to Parent prior to the date hereof and (ii) preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those Persons having business relationships with them;

(c) shall not, and shall cause each of its Subsidiaries not to, amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents, whether by merger, consolidation or otherwise;

(d) shall not, and shall cause each of its Subsidiaries not to, (i) issue any shares of its capital stock or other equity securities, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, except pursuant to the exercise of Company Options or Company SARs or upon the settlement of Company RSUs or Company PSUs, in each case, existing on the date of this Agreement and disclosed in this Agreement or the Company Disclosure Letter, (ii) grant, confer or award any option, equity-based award, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its capital stock or other equity securities, or grant or issue any securities, or (iii) amend or otherwise modify any option, equity-based award or other right to acquire any shares of its capital stock existing on the date of this Agreement;

(e) shall not declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock, property or otherwise) with respect to any shares of its capital stock;

(f) shall not, and shall cause each of its Subsidiaries not to, sell, assign, lease, mortgage, license, abandon or let lapse, pledge, encumber or otherwise dispose of, or enter into a contract to sell, assign, lease, mortgage, license, abandon or let lapse, pledge, encumber or otherwise dispose of, any of its assets (including Intellectual Property and capital stock of Subsidiaries), except for (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of other assets or encumbrances effected in the ordinary course of business consistent with past practice or pursuant to contracts (true, complete and correct copies of which have been made available to Parent prior to the date hereof) existing as of the date of this Agreement that were entered into in the ordinary course of business consistent with past practice, (iii) sales, leases, licenses, encumbrances or dispositions as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the Transactions in accordance with Section 6.5, (iv) abandonment or amendment of pending applications for registration of Intellectual Property in the ordinary course of business consistent with past practice or (v) arm’s-length sales or other transfers of assets, rights or properties not described in clauses (i) through (iv) the total current value of which does not exceed $5 million;

(g) shall not, and shall cause each of its Subsidiaries not to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions and agreements that involve an aggregate consideration of less than $5 million for all such acquisitions or agreements, or (ii) acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act or any Non-U.S. Antitrust Law;

(h) shall not, and shall cause its Subsidiaries not to, change any of the material accounting principles or practices used by it or them except as may be required as a result of a change in U.S. GAAP or other Applicable Laws;

(i) shall not, and shall cause each of its Subsidiaries not to, (i) make, change or rescind any material election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make, change or rescind such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes except to the extent of any reserve reflected on the Company’s consolidated balance sheet as of December 31, 2011 as filed with the SEC in its Annual Report on Form 10-K for the year then ended relating to such matter, (iii) change in any material respect any of its or their methods of reporting any item for tax purposes from those employed in the preparation of its or their Returns for the most recent taxable year for which a Return has been filed, except as may be required by Applicable Laws, (iv) file any amended Return, (v) agree to an extension or waiver of the statute of limitations with respect to material taxes, (vi) enter into any closing agreement with respect to tax, or (vii) surrender any right to claim a tax refund;

(j) shall not, and shall cause each of its Subsidiaries not to, incur any net increase in (or modify in any material respect the terms of) any indebtedness for borrowed money, from that existing on the date of this Agreement, issue or sell any debt securities or warrants or rights to acquire any of its debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any such indebtedness, debt securities, warrants or rights of any other Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person, other than (i) borrowings from the Company’s or its Subsidiaries’ revolving credit facility in the ordinary course of business consistent with past practice or (ii) other borrowings or indebtedness in an amount not to exceed $10 million on a consolidated basis;

(k) shall not, and shall cause each of its Subsidiaries not to, make any loans or capital contributions to, or investments in, any Person, or enter into any swap or hedging transaction or other derivative agreement, in each case, other than in an amount not to exceed $5 million in the aggregate;

(l) shall not, and shall cause each of its Subsidiaries not to, redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, capital stock or interests in any of its Subsidiaries, other than shares of the Company’s capital stock purchased or acquired solely to satisfy withholding obligations in connection with the vesting or exercise (as applicable) of Company Options, Restricted Shares, Company SARs, Company RSUs and Company PSUs by the grantees thereof;

(m) shall not, and shall cause each of its Subsidiaries not to, make or commit to make any capital expenditure other than capital expenditures that are (i) contemplated by the forecast set forth on Section 6.1(m) of the Company Disclosure Letter or (ii) not in excess of $5 million in the aggregate;

(n) shall not, and shall not permit any of its Subsidiaries to, (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to any Company Employee, except (x) for increases in the ordinary course or (y) as may be required under employment agreements existing on the date of this Agreement that are disclosed in Section 4.11(a) of the Company Disclosure Letter, (ii) enter into or amend any employment, consulting, change of control, retention, severance or similar agreement with, or establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, policy, program, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement (other than ordinary course changes to any ERISA plan other than severance plans), (iii) grant any severance or termination pay or any equity or equity-based awards to any Company Employee, (iv) loan or advance any money or other property to any Company Employee, (v) except as required under any employment agreement existing on the date of this Agreement and disclosed in Section 4.11(a) of the Company Disclosure Letter or as may be required to implement the actions contemplated by this Agreement, including Section 3.3, accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or any plan, agreement, policy, program, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (vi) take any action to fund the payment of compensation or benefits under any Company Benefit Plan, or (vii) increase the funding obligation or contribution rate of any Company Benefit Plan subject to Title IV of ERISA except as required pursuant to the terms of any collective bargaining agreement in effect on the date hereof;

(o) shall not, and shall not permit any of its Subsidiaries to, enter into any collective bargaining agreement or other contract with a labor union, works council or other labor organization, or recognize any labor organization as the representative of any of their employees, and shall use reasonable best efforts to take any and all actions necessary or required by Applicable Law or contract with respect to any labor organizations precedent to the consummation of the transaction contemplated herein;

(p) shall not, and shall cause each of its Subsidiaries not to, (i) waive, settle, satisfy or compromise any suit, action, arbitration, investigation, claim or litigation against the Company or any of its Subsidiaries or any of their officers and directors in their capacities as such (which shall include any pending or threatened action), except for a waiver, settlement, satisfaction or compromise of such suit, action, arbitration, investigation, claim or litigation that (A) is solely for monetary damages for an amount not to exceed $25,000 per matter, (B) does not prohibit or restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement and (C) does not result in the cancelation or a right of cancelation by the insurer of existing insurance policies or insurance coverage of the Company or any of its Subsidiaries (excluding cancelation upon expiration or nonrenewal), or (ii) waive, settle, satisfy or compromise any material claim by, or material rights of, the Company or any of its Subsidiaries;

(q) shall not, and shall cause each its Subsidiaries not to (A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, other than restrictions that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person, (B) (x) modify or amend on terms materially adverse in the aggregate to the Company or any of its Subsidiaries any Material Contract, (y) terminate any Material Contract or (z) enter into any contract which, if entered into prior to the date of this Agreement, would be a Material Contract or (C) enter into, amend, modify in any respect or terminate or engage in any transactions with the individuals set forth on Section 6.1(q) of the Company Disclosure Letter;

(r) shall not, and shall cause each of its Subsidiaries not to, enter into any new line of business;

(s) shall not, and shall cause each of its Subsidiaries not to, fail to renew or maintain existing insurance policies or comparable replacement policies, or prejudice any rights of recovery under any insurance policy, in each case, other than in the ordinary course of business consistent with past practice;

(t) shall not, and shall cause each of its Subsidiaries not to, adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(u) shall not, and shall cause each of its Subsidiaries not to, enter into any agreement, arrangement, understanding or transaction with any Affiliate that is not on an arm’s length basis; and

(v) shall not, and shall cause each its Subsidiaries not to, authorize, commit or agree in writing or otherwise to take any of the prohibited actions described in this Section 6.1.

Section 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall, in consultation with Parent, prepare and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the SEC (or the staff of the SEC) as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after comments are received from the SEC (or the staff of the SEC) thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and file any required amendments to the Proxy Statement with the SEC. The Company shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement and any request by the SEC (or the staff of the SEC) for any amendment to the Proxy Statement or for additional information and shall consult with Parent regarding, and provide Parent with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response. If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Applicable Laws, disseminated to the stockholders of the Company. The Company shall as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement mail to the stockholders of the Company the Proxy Statement and all other proxy materials for the Company Stockholders Meeting. The Company and Parent shall make any necessary filings with respect to the Merger, the Voting Agreements and the Transactions under the Exchange Act.

Section 6.3 Company Stockholders Meeting. The Company, acting through the Company Board (or a committee thereof), shall (i) as soon as reasonably practicable following confirmation by the SEC (or the staff of the SEC) that it has no further comments on the Proxy Statement take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and (ii) subject to Section 6.4, include in the Proxy Statement the Company Recommendation and use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall cause the Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholders Meeting as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement. Unless the Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board to modify its recommendation in a manner adverse to Parent under the circumstances specified in Section 6.4(d), use reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the proposal to adopt this Agreement and approve the Merger and to secure the Company Stockholder Approval (it being understood that the foregoing shall not require the

Company Board to recommend in favor of the adoption of this Agreement, if a Change of Recommendation has been effected in accordance with Section 6.4(d)). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, solely to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company with adequate time to review or (ii) with the consent of Parent (such consent not to be unreasonably withheld), if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

Section 6.4 Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.4, the Company shall not, and shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 8, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries regarding, or the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or provide any non-public information or data to, any Person relating to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than contacting and engaging in discussions with such Person for the sole purpose of clarifying such Acquisition Proposal and informing such Person of the existence of this Section 6.4) or (iii) otherwise knowingly facilitate (including by providing information) any effort or attempt to make an Acquisition Proposal. For purposes of this Agreement, the term “Representatives” shall mean the affiliates, investment bankers, attorneys, accountants and other advisors or representatives of any Person.

(b) Notwithstanding anything to the contrary contained in Section 6.4(a), at any time prior to obtaining the Company Stockholder Approval, if the Company receives a written unsolicited bona fide Acquisition Proposal from any Person or group of Persons, then (A) the Company and its Representatives may provide information, including non-public information (which may be by posting to the “virtual data room” available to Parent and its Representatives) in response to a request therefor by such Person or group of Persons if such Person or group of Persons has executed and delivered to the Company a confidentiality agreement containing provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood, however, that the confidentiality agreement need not prohibit, condition or restrict the making or amendment of an Acquisition Proposal) (an “Acceptable Confidentiality Agreement”), provided that any material non-public information that the Company made available to such Person or group of Persons has previously been made available to Parent or is promptly (and in any event within 24 hours after the time it is provided to such Person or group of Persons) made available to Parent, and (B) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person or group of Persons regarding such Acquisition Proposal, if and only if prior to taking any action described in clause (A) or (B) above, the Company Board or the Special Committee determines in good faith, after consultation with its outside financial advisor and its outside legal counsel, that (x) failure to take such action would reasonably likely be inconsistent with the directors’ fiduciary duties under Applicable Laws and (y) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

(c) For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer by a Third Party with respect to (i) a merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions which would result in the acquisition by a Third Party of more than 20% of the total voting power of the capital stock or more than 20% of the consolidated assets (based on the fair market value thereof, as determined by the Company Board) of the Company and its Subsidiaries or (ii) a transaction or a series of transactions that, if consummated, would result, directly or indirectly, in the acquisition by a Third Party of more than 20% of the total voting power of the capital stock or more than 20% of the consolidated assets (based on the fair market value thereof, as determined by the Company Board) of the Company and its Subsidiaries, in each case other than the Transactions.

“Superior Proposal” means a bona fide Acquisition Proposal which would result in the acquisition by a Third Party of more than 50% of the total voting power of the capital stock or more than 50% of the consolidated assets (based on the fair market value thereof, as determined by the Company Board) of the Company and its Subsidiaries that the Company Board or any appropriate committee thereof has determined in its good faith judgment, after consultation with the Company’s outside financial advisor and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms, taking into account all legal, regulatory, financial, financing and timing and other aspects of the proposal and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub in response to such proposal or otherwise pursuant to, Section 6.4(d)).

“Third Party” means any Person or group other than (i) the Company or any of its Subsidiaries or (ii) Parent or any of its Subsidiaries or Affiliates.

(d) Except as set forth in this Section 6.4(d), neither the Company Board nor any committee thereof shall:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or fail to include the Company Recommendation in the Proxy Statement, or authorize, adopt, approve, recommend or otherwise declare advisable (or publicly propose to authorize, adopt, approve, recommend or otherwise declare advisable), any Acquisition Proposal (each action described in this clause (i), a “Change of Recommendation”);

(ii) cause or permit the Company or any Subsidiary of the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement or any letter of intent, memorandum of understanding or agreement in principle with respect thereto, in each case together with any ancillary agreements (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or

(iii) take any action pursuant to Section 8.3(a).

Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board or the Special Committee may effect a Change of Recommendation (and, solely in connection with accepting a Superior Proposal as contemplated thereby, take action pursuant to Section 8.3(a) of this Agreement), if (A) there has been a material event, fact, circumstance, development or occurrence that (1) does not relate to any Acquisition Proposal or any developments, circumstances or occurrences relating to Parent or any of its Affiliates as a result of this Agreement and (2) is unknown and is not reasonably foreseeable to or by the Company Board on or prior to the date of this Agreement (or if known, the magnitude or material consequences of which were not known and were not reasonably foreseeable by the Company Board on or prior to the date hereof) (such event, fact, circumstance, development, occurrence, magnitude or consequence, an “Intervening Event”) or (B) the Company Board or the Special Committee has received a written unsolicited bona fide Acquisition Proposal from any Person or group of Persons that is not withdrawn and that the Company Board or the Special Committee believes in good faith after consultation with its outside financial advisor and outside legal counsel constitutes a Superior Proposal, but only if, in each case of clauses (A) and (B), prior to effecting the Change of Recommendation or taking action pursuant to Section 8.3(a) the Company Board or the Special Committee determines in good faith after consultation with its outside legal counsel that failure to do so would, in the case of clause (A), violate or, in the case of clause (B), reasonably likely be inconsistent with its fiduciary duties under Applicable Laws; provided that the Company shall not be entitled to effect any Change of Recommendation or to take action pursuant to Section 8.3(a) of this Agreement unless:

(x) the Company shall have provided prior written notice (a “Notice of Proposed Change of Recommendation”) to Parent and Merger Sub of its intention to effect a Change of Recommendation and/or to take action pursuant to Section 8.3(a) and such notice shall specify (1) if the Company Board or the Special Committee believes that an Intervening Event has occurred, a reasonably detailed description of the Intervening Event and (2) if the proposed Change of Recommendation is in respect of a Superior Proposal, the basis for such Change of Recommendation, including, the identity of the party making such Superior Proposal (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement) and the material terms and conditions thereof (unless such Superior Proposal is in written form, in which case the Company shall provide Parent copies of all written requests, proposals or offers and the proposed transaction agreements and any financing commitments comprising or relating thereto, which may be redacted, if necessary, to solely remove the identity of the Person making such Superior Proposal in order to comply with confidentiality obligations to such Person in effect prior to the execution of this Agreement);

(y) if any changes to this Agreement, the Financing Letters and the Limited Guaranties shall have been offered in writing by Parent during the three business day period following Parent’s and Merger Sub’s receipt of the Notice of Proposed Change of Recommendation in a manner that would form a binding contract if accepted by the Company, the Company Board or such committee shall have considered such changes in good faith and shall have determined, if the intended Change of Recommendation is the result of a Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal even if such changes were to be given effect; and

(z) the Superior Proposal did not result from a material breach by the Company of its obligations under this Section 6.4;

provided that, if the intended Change of Recommendation is the result of a Superior Proposal, in the event of any material amendment to the financial terms or any other material revisions to such Superior Proposal, the Company shall be required to deliver a new Notice of Proposed Change of Recommendation to Parent and Merger Sub and to comply with the requirements of this Section 6.4(d) with respect to such new Notice of Proposed Change of Recommendation, except that the reference to the three business day period above shall be deemed to be a reference to a two business day period.

(e) Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided that any Change of Recommendation may be made only in accordance with Section 6.4(d).

(f) In addition to the obligations of the Company set forth in this Section 6.4, from and after the date of this Agreement, the Company agrees that it will promptly (and, in any event, within one (1) business day) (i) notify Parent if the Company receives any Acquisition Proposal or any request for information or other inquiry that the Company believes is reasonably likely to lead to any Acquisition Proposal and (ii) in connection with such notice, provide to Parent the identity of the Person or group of Persons making such Acquisition Proposal or request or inquiry (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement) and a summary of the material terms and conditions of any such Acquisition Proposal or request or other inquiry (unless such Acquisition Proposal or inquiry is in written form, in which case the Company shall provide Parent copies of any written requests, proposals or offers and the proposed transaction agreements and financing commitments comprising or relating thereto, which may be redacted, if necessary, to remove the identity of the Person making the written requests, proposals or offers in order to comply with confidentiality obligations to such Person in effect prior to the execution of this Agreement). The Company shall keep Parent reasonably informed, on a prompt basis (and, in any event, within one (1) business day), of any material change to the terms of such Acquisition Proposal or request or inquiry (including any amendments thereto).

Section 6.5 Filings; Reasonable Best Efforts, Etc.

(a) Subject to the terms and conditions herein provided, the Company and Parent and its Affiliates shall (it being understood that any failure of any such Affiliate to comply with this Section 6.5(a) shall be deemed to constitute a breach of such section by the Company or Parent, as applicable), and shall cause their respective Subsidiaries to:

(i) as promptly as practicable, make (or cause to be made) their respective required filings under the HSR Act and any applicable non-U.S. competition, antitrust or premerger notification laws of the jurisdictions identified in Section 5.3(b) of the Parent Disclosure Letter (“Non-U.S. Antitrust Laws”) (and Parent shall pay all filing fees incident to all such filings by Parent, the Company or any of their respective Subsidiaries or Affiliates). Without limiting the foregoing, the Company, Parent and their respective Affiliates and Subsidiaries shall use reasonable best efforts to (A) submit all filings required under the HSR Act Act and, subject to Section 6.5(a)(i)(B)-(C), any filings required by Non-U.S. Antitrust Laws, not more than 10 business days from the date hereof; (B) submit a Case Team Allocation Request to the Merger Registry of the Directorate-General for Competition of the European Commission (“European Commission”) not more than 5 business days from the date hereof; (C) submit a draft Form CO to the European Commission within fifteen (15) business days from the date hereof and formally file the complete Form CO with the European Commission no later than two (2) business days following the date on which the relevant case team at the European Commission confirms the draft Form CO is ready for filing; (D) thereafter shall promptly make any other required submissions under the HSR Act or in the jurisdictions identified in Section 5.3(b) of the Parent Disclosure Letter;

(ii) promptly notify each other of any communication concerning this Agreement or the Transactions to that party or any of its Affiliates from any Governmental Authority and, to the extent not prohibited by Applicable Laws or such Governmental Authority, permit the other party to review in advance any proposed communication concerning this Agreement or the Transactions to any Governmental Authority and provide a reasonable opportunity for the other party to provide comments and for any such reasonable comments to be accounted for prior to their submission;

(iii) not participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by Applicable Laws or such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion;

(iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff, on the other hand, with respect to this Agreement and the Transactions, except any confidential information or business secrets, which information shall be provided to counsel on a counsel-to-counsel basis;

(v) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including the

Proxy Statement and any filings necessary or appropriate under the provisions of the HSR Act and applicable Non-U.S. Antitrust Laws;

(vi) subject to Section 6.5(c), “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act as soon as reasonably practicable following the issuance of the request for additional information; and

(vii) use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article 7 are satisfied and to consummate and make effective the Transactions as promptly as reasonably practicable, including using reasonable best efforts to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings.

(b) Without limiting Section 6.5(a), the Company, Parent and Parent’s Affiliates shall each use (it being understood that any failure of any such Affiliate to comply with this Section 6.5(b) shall be deemed to constitute a breach of such section by the Company or Parent, as applicable), and cause their respective Subsidiaries to use reasonable best efforts promptly to:

(i) cause the expiration or termination of the applicable waiting period under the HSR Act and to obtain required clearances and approvals under applicable Non-U.S. Antitrust Laws as promptly as reasonably practicable;

(ii) avoid the entry of any decree, order or judgment that would restrain, prevent or delay the Closing;

(iii) take, in the event that any permanent, preliminary or temporary decree, order or judgment is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would materially restrain, prevent or delay the Closing, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.5(b)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened decree, order or judgment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

(iv) take any and all steps necessary to obtain any consents or eliminate any impediments to the Merger.

(c) Notwithstanding anything in this Agreement to the contrary and subject to the last sentence of this Section 6.5(c), the obligations of Parent under this Section 6.5 shall include Parent committing to, as a condition to and in return for obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Authority necessary to consummate the Transactions under the Non-U.S. Antitrust Laws in the jurisdictions identified in Section 5.3(b) of the Parent Disclosure Letter: (i) agreeing to sell, divest or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (ii) agreeing to permit the Company to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; and (iii) licensing, holding separate or entering into similar arrangements with respect to the assets of the Company or conduct of business arrangements or terminating any and all joint venture, strategic partnership and other similar agreements, in each case, to the extent such action is necessary to avoid, prevent, eliminate or remove the issuance or enactment of any order, decree, decision, determination, judgment or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of Transactions by any Governmental Authority. No actions taken pursuant to clauses (i) through (iii) of this Section 6.5(c) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Merger Sub be obligated to, and the Company and its Subsidiaries shall not agree with a

Governmental Authority without the prior written consent of Parent, to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of the business of the Company or any of its Subsidiaries, if such divestiture or hold separate involves assets that are material to the Company and its Subsidiaries on a consolidated basis or if such licensing or similar arrangement would materially adversely affect assets that are material to the Company and its Subsidiaries on a consolidated basis.

(d) Nothing in this Agreement shall require the Company or any of its Subsidiaries to take or agree to take any of the actions referred to in clauses (i) through (iii) of Section 6.5(c) with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Nothing in this Agreement shall require Parent or any of its Affiliates to sell, divest or otherwise convey any of their respective assets, categories, portions or parts of assets or businesses (other than assets or businesses of the Company or any of its Subsidiaries to the extent provided in Section 6.5(c)) at any time or to license, hold separate or enter into similar arrangements with respect to their respective assets or conduct of business arrangements or to terminate any of their respective existing relationships or contractual rights or obligations as a condition to obtaining any expiration of waiting periods under the HSR Act or consents from Governmental Authorities necessary to consummate the Transactions.

(e) Parent and its Affiliates shall not (it being understood that any failure of any such Affiliate to comply with this Section 6.5(e) shall be deemed to constitute a breach of such section by Parent) make any investment or acquisition if, individually or in the aggregate, such investment or acquisition would reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Merger or the Transactions (except, for the avoidance of doubt, with respect to assets or businesses of the Company or any of its Subsidiaries as provided in Section 6.5(c)).

Section 6.6 Access and Reports.

(a) Subject to Applicable Laws then in effect and applicable contractual restrictions in effect on the date hereof, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers and other authorized Representatives of Parent and the Financing Sources of Parent, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its and its Subsidiaries’ officers and its and its Subsidiaries’ properties, offices and other facilities and its and its Subsidiaries’ books, contracts, personnel files and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly all information concerning its and its Subsidiaries’ business, properties and personnel as may reasonably be requested by Parent and its Representatives and Financing Sources from time to time; provided that any such access shall be coordinated through one of the persons listed on Section 6.6 of the Company Disclosure Letter and provided further that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) (A) to permit any inspection that, in the reasonable judgment of the Company, would be materially disruptive to the business or operations of the Company or its Subsidiaries, or (B) to disclose any information that would, in the reasonable judgment of the Company, result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose any information of the Company or any of its Subsidiaries that would, in the reasonable judgment of the Company, be prohibited by Applicable Laws or waive the protection of attorney-client, work product or other legal privilege, (iii) to provide access to or otherwise make available any information relating to the process conducted by the Company that led to the execution of this Agreement or (iv) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information could in the judgment of the Company based on advice of counsel violate Applicable Law. The parties will use reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, neither Parent nor any of its Representatives shall have the right to conduct any surface or subsurface soil or surface or ground water sampling, monitoring, borings or testing on any properties owned or leased by the Company or any of its Subsidiaries. Without limiting the generality of this Section 6.6, from the date of this Agreement until the Effective Time (or the termination of this Agreement in accordance with its terms), the Company will furnish to Parent promptly after becoming available, monthly financial statements including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date as well as any update of its outlook for the quarter or the balance of the fiscal year, each as it may prepare for management’s internal use. All such information shall be governed by the terms of the Confidentiality Agreement; provided that notwithstanding the terms of the Confidentiality Agreement, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders (including the Financing Sources) and investors during syndication of the Available Financing subject to the execution of customary confidentiality agreements with such Persons regarding such information.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) of any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, and (iii) if such party becomes aware of any facts or circumstances that would reasonably be expected to cause any condition set forth in Article 7 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6(b) shall not cure any breach of, or non-compliance with, any other provision of this Agreement.

Section 6.7 Publicity. Unless and until a Change of Recommendation has occurred in connection with Section 6.4(d), the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements (other than routine employee communications) with respect to the Merger and the other Transactions and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange or interdealer quotation service or by the request of any Governmental Authority. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 6.8 Stock Exchange Delisting; Deregistration. Each of the Company and Parent shall cause the Company’s securities to be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.9 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article 3. Except as set forth in the immediately preceding sentence or as otherwise provided in Section 8.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense, except that Parent shall pay or reimburse the Company for (a) Parent’s reimbursement obligations pursuant to Sections 6.13(c) and 6.18(e), (b) Parent’s indemnification obligations pursuant to Sections 6.13(d) and 6.18(e) and (c) Parent’s payment obligations pursuant to Section 6.5(a)(i). Any amounts that may be owed by Parent for reimbursement pursuant to clause (a) of the preceding sentence shall be payable in one lump-sum following final calculation and reasonable documentation of the total amount of such fees and expenses incurred.

Section 6.10 Indemnification and Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under Applicable Laws (and shall also pay or advance expenses as incurred, to the fullest extent permitted under Applicable Laws, to), each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, liabilities or amounts that are paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director or officer of the Company or its Subsidiaries at or prior to the Effective Time or services performed by such Indemnified Party, at the request of the Company or its Subsidiaries, as a fiduciary under any Company Benefit Plan or as a director or officer of another Person at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, but not limited to, in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party in effect on the date hereof and copies of which have been made available to Parent prior to the date hereof. In the event of any such claim, action, suit, proceeding or investigation, Parent and the Surviving Corporation shall reasonably cooperate in or use reasonable best efforts in the vigorous defense of any such matter; provided, however, that Parent and the Surviving Corporation shall not be liable for any settlement effected without their respective prior written consent. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, expenses and disbursements, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.10.

(b) Without limiting the generality of Section 6.10(a), if any Indemnified Party becomes involved in any actual or threatened claim, action, suit, proceeding or investigation covered by this Section 6.10 after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by Applicable Laws, advance to such Indemnified Party his or her legal or other expenses (including attorneys’ fees, expenses and disbursements and the cost of any investigation and preparation incurred in connection therewith) within ten business days of receipt by Parent and the Surviving Corporation from the Indemnified Party of a request therefor, subject to such Indemnified Party providing Parent and the Surviving Corporation with an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Party is not entitled thereto, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the non-cancelable extension of (i) the directors’, officers’ and employees’ liability coverage of the Company’s existing directors’, officers’ and employees’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director, officer or employee of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”) (which annual amount the Company represents and warrants is set forth on Section 6.10(c) of the Company Disclosure Letter). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date hereof, or the

Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of the Maximum Premium; and provided, further, that if the annual premiums of such insurance coverage exceed the Maximum Premium, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 are (i) expressly intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The provisions of this Section 6.10 shall survive the consummation of the Merger.

(f) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the Transactions) now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries as provided in any agreement in effect on the date hereof and made available to Parent prior to the date hereof between the Company or any of its Subsidiaries, on the one hand, and any current or former director or officer of the Company or any Company Subsidiary, on the other hand, will be assumed by the Surviving Corporation without further action, as of the Effective Time, and will survive the Merger and will continue in full force and effect in accordance with their terms. The Charter and the Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Charter and the Company Bylaws, which provisions shall not be amended or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of such director or officer, unless such modification is required by Applicable Laws during such period.

(g) Notwithstanding anything herein to the contrary, in the case of Sections 6.10(c) and 6.10(f) in the event that any claim for indemnification is asserted or made on or prior to the sixth anniversary of the Effective Time, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

Section 6.11 Takeover Provisions. If any Takeover Provision is or may become applicable to the Merger, the Voting Agreements or the Transactions, the Company and the members of the Company Board shall grant such approvals and take such actions as are necessary so that the Merger, the Voting Agreements and the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Provision on any of the Merger, the Voting Agreements or the Transactions.

Section 6.12 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letters (including, in the case of the Debt Financing, alternative or additional debt financing consistent with the Debt Commitment Letter) and any related Fee Letter and Engagement Letter and shall not agree to any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Letters or any Fee Letter or Engagement Letter without the prior written consent of the Company if such amendments, modifications or waivers (or, in the case of the Debt Commitment Letter, alternative or additional debt financing) would (i) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Financing Letters, or (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or other terms in a manner that would be reasonably likely to (x) materially delay or prevent the Closing, or (y) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to any Financing Letter when required pursuant to this Agreement or the definitive agreements with respect thereto. For purposes of clarification, the foregoing shall not prohibit Parent from replacing or amending the Debt Commitment Letter and any related Fee Letter or Engagement Letter solely to add additional lenders, lead arrangers, bookrunners, syndication agents or similar entities, so long as the addition of such additional parties would not reasonably be expected, individually or in the aggregate, to (x) materially delay or prevent the Closing, or (y) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to any Financing Letter when required pursuant to this Agreement or the definitive agreements with respect thereto. Any reference in this Agreement to (A) “Financing” shall include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 6.12 and (B) “Financing Letters” or “Debt Commitment Letter” shall include such documents as amended or modified in compliance with this Section 6.12.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with their terms, (ii) negotiate and enter into, as soon as reasonably practicable, all definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter and any related Fee Letter and Engagement Letter (or on terms no less favorable, in the aggregate (other than with respect to conditionality or amount, which must be no less favorable in any respect), to Parent and Merger Sub than the terms and conditions in the Debt Commitment Letter and any related Fee Letter and Engagement Letter), (iii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions that are applicable to Parent and Merger Sub, including the payment of any commitment, engagement, placement or other fees required as a condition to the Financing and consummate at or prior to the Closing the portion of the Debt Financing required for the Closing, if all of the conditions to the consummation of the Debt Financing provided for by the Debt Commitment Letter have been satisfied (other than receipt of (A) the Equity Financing, (B) any conditions that are within the control of Parent or Merger Sub, and (C) those conditions that by their nature cannot be satisfied until the Closing Date, but each of which conditions referenced in this clause (C) shall be capable of being satisfied on the Closing Date), (iv) comply with its obligations under the Financing Letters, the Engagement Letter and any related Fee Letter and any definitive agreements relating to the Debt Financing, (v) fully enforce its rights under the Debt Commitment Letter and any such definitive agreements (including, at the request of the Company and subject to Section 9.12(c) by filing one or more lawsuits against the Financing Sources to fully enforce the Financing Sources’ obligations thereunder), (vi) in the event that all conditions in the Debt Commitment Letter (other than (A) the availability or funding of any Equity Financing, (B) any conditions in the Debt Commitment Letter that are within the control of Parent or Merger Sub, and (C) those conditions in the Debt Commitment Letter that by their nature cannot be satisfied until the Closing Date, but each of which, in the case of (C), shall be capable of being satisfied on the Closing Date) have been satisfied, cause the lenders and other Persons providing Debt Financing to fund on the Closing Date, the portion of the Debt Financing required to consummate the Merger and the Transactions and pay all other amounts payable by Parent and Merger Sub under this Agreement and the Financing Letters or in connection with any refinancing of indebtedness contemplated by this Agreement or the Financing Letters and (vii) fully enforce the rights of Parent and Merger Sub, and the Guarantors’ obligations, under the Equity Financing Letter, including (at the request of the Company and subject to Section 9.12(b) by filing one or more lawsuits against the Guarantors to fully enforce the Guarantor’s obligations thereunder. Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all executed definitive documents related to the Debt Financing (provided that any Fee Letter or Engagement Letter may be redacted as contemplated by Section 5.5(b)). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any material breach, material default, termination or repudiation by any party to any Financing Letter or definitive document related to the Financing of which Parent or Merger Sub become aware, (y) of the receipt by Parent or Merger Sub of any notice or other communication from any party to any Financing Letters with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Letters or any definitive document related to the Financing, with respect to the obligation to fund the Financing, including any condition with respect to the obligations to fund the Financing, or the amount to be funded at the Closing Date, and (z) if Parent or Merger Sub will not be able to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms, in the manner or from the sources contemplated by the Financing Letters or the definitive documents related to the Financing.

(c) Subject to the terms and conditions of this Agreement, if any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange and obtain as promptly as practicable alternative debt financing from alternative debt sources on terms and conditions not less favorable, in the aggregate, to Parent and Merger Sub (in the reasonable judgment of Parent) than those contained in the Debt Commitment Letter and any related Fee Letter or Engagement Letter and in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which shall replace the existing Debt Commitment Letter, a true, complete and correct copy of which (together with any related Fee Letter and Engagement Letter (it being understood that any such Fee Letter or Engagement Letter provided to the Company may be redacted to omit the numerical fee amounts therein)) shall be promptly provided to the Company. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement (other than with respect to representations and warranties made by Parent and Merger Sub as of the date hereof) to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement (other than with respect to representations and warranties made by Parent and Merger Sub as of the date hereof) to the “Financing Letters” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect, (iii) any reference in this Agreement to “Financing Sources” shall be deemed to include the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (as modified pursuant to clause (i) above) or other financings in connection with the Transactions, including the parties to the Debt Commitment Letter (as modified pursuant to clause (ii) above) and any definitive credit agreements relating thereto, (iv) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and any fee letter relating to New Debt Commitment Letters to the extent then in effect and (v) any reference in this Agreement to “Engagement Letter” shall be deemed to include any engagement letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and any engagement letter relating to New Debt Commitment Letters to the extent then in effect. For the avoidance of doubt, in no event shall any Guarantor be required to provide financing in excess of the amount set forth in its respective Equity Financing Letter and in no event shall Parent or Merger Sub be required to seek or obtain equity financing other than the Equity Financing.

(d) For purposes of this Agreement, “Marketing Period” shall mean the first period of fifteen (15) consecutive business days throughout which (x) Parent shall have all of the Required Information and during which period such information shall remain compliant at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (y) the conditions set forth in Section 7.1 shall be satisfied

(other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive business day period; provided that, if all the conditions set forth in clauses (x) and (y) above have been satisfied (and continue to be satisfied throughout the fifteen consecutive business day period) except that the condition set forth in Section 7.1(a) has not been satisfied because the Company Stockholders Meeting has not yet been held, then the Marketing Period shall be deemed to have commenced on the date that is five business days prior to the date of the Company Stockholders Meeting so long as the Company Stockholders Meeting is held on such date and the Company Stockholders Approval is obtained on such date as contemplated in Section 7.1(a) (and, for the avoidance of doubt, the Marketing Period shall not end prior to the date that is fifteen consecutive business days following such commencement); provided, further, that (i) such consecutive 15 business day period shall (x) commence no earlier than September 4, 2012, (y) either end on or prior to December 19, 2012 or, if such period has not ended on or prior to December 19, 2012, then such period shall commence no earlier than January 2, 2013 and (z) exclude the days between November 21, 2012 and November 25, 2012 and (ii) the Marketing Period will not be deemed to have commenced if (w) the financial statements included in the Required Information that is available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X for a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to have commenced until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X for a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, (x) the Company’s accountants shall have withdrawn their audit opinion with respect to any financial statements contained in the audited financial statements of the Company, in which case the Marketing Period shall not be deemed to have commenced unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent, (y) the Company issues a public statement indicating its intent to restate any of its historical financial statements or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to have commenced unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (z) the Company shall have been delinquent in filing any Form 10-K or Form 10-Q or any other material SEC filing, in which case the Marketing Period shall not be deemed to have commenced unless and until all such delinquencies have been cured; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained.

(e) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to the Closing. For the avoidance of doubt, if the Financing has not been obtained, Parent and Merger Sub shall continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in Article 7, to consummate the Transactions.

Section 6.13 Financing Cooperation.

(a) Prior to the Effective Time, the Company shall (and the Company shall cause each of its Subsidiaries to) use its reasonable best efforts to provide, and shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to cause their respective Representatives, including legal and accounting Representatives, to provide, in each case, at Parent’s sole expense (in accordance with the reimbursement provisions below), all cooperation reasonably requested by Parent or Merger Sub that is necessary in connection with the arranging and obtaining by Parent and Merger Sub of the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing”), including:

(i) assisting Parent and Merger Sub with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, bank information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials required in connection with the Available Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Available Financing and the delivery of one or more customary representation letters) (all such documents and materials, collectively, the “Financing Offering Documents”), but in each case solely with respect to information contained therein relating to the Company and its Subsidiaries;

(ii) preparing and furnishing Parent and Merger Sub and the entities that have committed to provide (directly or indirectly) or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the Transactions, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto (collectively, the “Financing Sources”), (A) (x) by a date that is not later than 40 calendar days after the end of any fiscal quarter after the date hereof that is not a fiscal year end, with the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income, stockholders’ equity and cash flows, which shall have been reviewed by the Company’s accountants as provided in SAS 100; provided that if the Debt Financing is commenced during the period beginning on October 22, 2012 until the date on which the Company files with the SEC its financial results for the fiscal quarter ending September 30, 2012 on Form 10-Q, the Company shall reasonably cooperate to furnish Parent and Merger Sub and the Financing Sources certain financial data for the quarter ending September 30, 2012 of the type customarily included in private placements pursuant to Rule 144A under the Securities Act, (y) by a date that is not later than 60 calendar days after December 31, 2012, with the audited consolidated balance sheet of the Company as of December 31, 2012, and the related audited statements of income, stockholders’ equity and cash flows for the year then ended, and the notes and schedules thereto and such other financial and other information as Parent shall reasonably request in order to consummate the Debt Financing, including all Company information, financial statements and financial data of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations) and (z) drafts of comfort letters customary for private placements under Rule 144A under the Securities Act by auditors of the Company which such auditors are prepared to issue at the time of pricing of a debt securities offering and the closing thereof upon completion of customary procedures (information required to be delivered pursuant to this clause (A) being referred to as, the “Required Information”) and (B) as promptly as practicable with all other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Merger Sub to assist in preparation of the Financing Offering Documents and executing customary authorization and management representation letters (including, in the case of the public-side version, a representation to the arranger of the Available Financing that such public-side version does not include material non-public information about the Company and its Subsidiaries) and certificates;

(iii) participating upon reasonable advance notice in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, underwriters or agents for, and prospective lenders and purchasers of, the Available Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions (including bring-down diligence sessions), drafting sessions and sessions with rating agencies in connection with the Available Financing;

(iv) using reasonable best efforts to obtain credit ratings from rating agencies;

(v) using reasonable best efforts to obtain customary comfort letters from accountants, consents from the Company’s independent auditors and legal opinions as reasonably required by Parent;

(vi) in the case of the Company or its Subsidiaries, entering into, executing and delivering one or more credit agreements or other definitive agreements as directed by Parent in connection with the

Debt Financing immediately prior to or at the Effective Time to the extent direct borrowings or debt incurrences by the Company or by any of the Company’s Subsidiaries are contemplated by the Debt Commitment Letter;

(vii) facilitating the pledging of collateral in connection with the Available Financing to secure obligations under any agreement referenced in clause (vi) above, including, executing and delivering customary pledge and security documents (including security documents to be filed with the United States Copyright Office and the United States Patent and Trademark Office to register copyrights, patents and trademarks, as applicable, of the Company and its Subsidiaries to the extent required in connection with the Available Financing), currency or interest hedging arrangements or other definitive financing documents or other certificates (including borrowing base certificates), legal opinions, surveys, title insurance (including non-imputation title policy endorsements and affidavits reasonably required by the title company), and documents as may be reasonably requested by Parent, otherwise agreeing to pledge, grant security interests in, and otherwise grant Liens on, the Company’s assets, pursuant to such agreements as may be reasonably requested or taking commercially reasonable actions necessary to permit the Financing Sources of the Available Financing to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Available Financing;

(viii) using reasonable best efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the Available Financing and collateral arrangements, including lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements;

(ix) facilitating the consummation of the Available Financing, including facilitating the satisfaction of the conditions precedent to the Available Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent or Merger Sub to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time;

(x) cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory, equipment, property and other applicable assets and liabilities and assistance in preparation of a borrowing base certificate;

(xi) providing to the Financing Sources all documentation and other information reasonably requested by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(xii) using reasonable best efforts to permit the Debt Financing to benefit from the Company’s existing lending and investment banking relationships; and

(xiii) assisting Parent in connection with its amendment of any of the Company’s or its Subsidiaries’ hedging, swap or derivative arrangements on terms satisfactory to Parent;

provided, however, that (A) notwithstanding the foregoing, no obligations of the Company, its Subsidiaries or their Representatives under any agreement, certificate, document or instrument referred to in this Section 6.13 shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any such agreement, certificate, document or instrument that is not contingent upon the occurrence of the Effective Time, (B) neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent (other than reasonable out-of-pocket costs subject to reimbursement pursuant to Section 6.13(c)) or to incur any liability or provide any indemnities with respect to the Debt Financing prior to the Effective Time unless such action is contingent upon the consummation of the Transactions, (C) Section 6.6(a) shall apply to any access provided or information disclosed pursuant to this Section 6.13, and (D) none of the Company or any Subsidiary shall be required to take any action that will conflict with or violate any Applicable Laws.

(b) The Company and each of its Subsidiaries hereby consent to the use of its and its Subsidiaries’ trademarks, service marks and logos in connection with the Available Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all of its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.13.

(d) Without duplication of any amounts to be reimbursed by Parent pursuant to Section 6.13(c), if the Closing does not occur, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective officers and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Available Financing (including any action taken in accordance with this Section 6.13) or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf the Company or any of its Subsidiaries) to the fullest extent permitted by Applicable Laws.

(e) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.14 Employee Matters.

(a) The Surviving Corporation shall, during the period commencing at the Effective Time and ending on the 12-month anniversary of the Effective Time, provide to (x) each non-union represented employee who is employed by the Company or any of its Subsidiaries (including any such employee who is not actively at work on account of illness, disability or leave of absence) immediately prior to the Effective Time (each, an “Affected Non-Union Employee”) a base salary and target bonus opportunity under annual cash incentive plans that are no less favorable than the base salary and target bonus opportunity provided to such Affected Non-Union Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (y) Affected Non-Union Employees, in the aggregate, employee benefits (excluding equity-based awards, executive welfare benefits, perquisites and Quarterly Discretionary Contribution Payments) that are no less favorable, in the aggregate, than those provided to Affected Non-Union Employees by the Company and its Subsidiaries immediately prior to the Effective Time. With respect to union-represented employees (together with the Affected Non-Union Employees, the “Affected Employees”), the Surviving Corporation shall comply with the terms and conditions of all applicable collective bargaining agreements as in effect as of the Effective Time and disclosed in Section 4.11 of the Company Disclosure Letter. From and after the Effective Time, the Surviving Corporation shall or shall cause one of its Subsidiaries to assume and honor, in accordance with its terms, the Company Benefit Plans disclosed in Section 6.14(a) of the Company Disclosure Letter. Notwithstanding any other provision of this Agreement to the contrary, but subject to any employment agreements existing on the date of this Agreement and disclosed in Section 4.11(a) of the Company Disclosure Letter, (i) the Surviving Corporation shall provide, or cause to be provided, to Affected Non-Union Employees whose employment terminates during the twenty-four month period following the Effective Time, severance benefits, if any, at the levels and pursuant to the terms of the Company’s severance program and guidelines as in effect immediately prior to the Effective Time and disclosed in Section 4.11(a) of the Company Disclosure Letter and (ii) during such twenty-four month period following the Effective Time, severance benefits offered to Affected Non-Union Employees shall be determined without taking into account any reduction after the Effective Time in compensation paid to Affected Non-Union Employees. Nothing contained in this Section 6.14 shall (x) be deemed to grant any Affected Employees the right to continued employment after the Effective Time or affect the right of the Company or its Subsidiaries (or, following the Effective Time, the Surviving Corporation and its Subsidiaries) to terminate the employment of the Affected Employees, subject to Applicable Law and the terms and conditions of any applicable collective bargaining agreements and (y) prevent the amendment or termination of any Company Benefit Plans in accordance with their respective terms.

(b) The Surviving Corporation will cause any benefit plans in which the Affected Employees are entitled to participate after the Effective Time to take into account for purposes of eligibility, vesting and level of benefits and benefit accrual thereunder (but not benefit accruals under defined benefit pension plans other than Company Benefit Plans that are disclosed in Section 4.11(a) of the Company Disclosure Letter), service by the Affected Employees of the Company and its Subsidiaries as if such service were with the Surviving Corporation, to the same extent such service was credited under a comparable Company Benefit Plan (except to the extent it would result in a duplication of benefits).

(c) To the extent permitted under Applicable Laws and except to the extent it would result in a duplication of benefits, with respect to any employee benefit plans maintained by the Surviving Corporation or any of its Subsidiaries for the benefit of the Affected Employees, the Surviving Corporation will (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable Company Benefit Plans and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such Affected Employees during the calendar year in which Effective Time occurs under similar Company Benefit Plans.

(d) Parent shall cause the Surviving Corporation to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under all Company Benefit Plans disclosed in Section 4.11(a) of the Company Disclosure Letter accrued as of the Effective Time.

(e) Each of the parties to this Agreement hereby acknowledges that a “corporate change,” “change in control” or “change of control” (or similar phrase) within the meaning of each Company Benefit Plan disclosed in Section 6.14(e) of the Company Disclosure Letter will occur at the Effective Time.

(f) The provisions of this Section 6.14 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Affected Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.14) under or by reason of this Agreement nor shall any provision of this Section 6.14 constitute an amendment or modification of any of the Company Benefit Plans.

Section 6.15 Stockholder Litigation. Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers arising after the date hereof as a result of the Transactions.

Section 6.16 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.17 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.18 Senior Secured Notes Tender Offer; Consent Solicitation.

(a) Subject to the terms and conditions of this Agreement, Parent shall take all actions necessary to consummate the redemption or other purchase of, or consent solicitation for, all of the outstanding aggregate principal amount of the 8 1/4% Notes due 2017 of TPC Group LLC (the “Notes”) issued under the Indenture, dated as of October 5, 2010, by and among TPC Group LLC, the guarantors party thereto, Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent, paying agent, registrar and authentication agent (the “Indenture”), or the satisfaction and discharge of the Indenture with respect thereto, at or prior to the Effective Time. If requested by Parent, the Company shall use its reasonable best efforts to assist Parent or an Affiliate of Parent or the Company, at Parent’s option, in commencing an offer to purchase, and related consent solicitation with respect to, the Notes, on the terms and conditions specified by Parent in compliance with the Indenture and the Notes (the “Debt Offer”). Notwithstanding the foregoing, (i) the closing of any Debt Offer shall be conditioned on the completion of the Merger, (ii) no such consent solicitation shall result in a consent, amendment, supplement or waiver with respect to the Indenture that is effective prior to the Effective Time and (iii) any Debt Offer or consent solicitation shall otherwise be consummated in compliance with Applicable Laws and SEC rules and regulations. If requested by Parent in writing, in lieu of commencing a Debt Offer or consent solicitation for the Notes (or in addition thereto), the Company shall use its reasonable best efforts to, to the extent permitted by the terms and conditions applicable to the Notes (including the Indenture), issue a notice of optional redemption for the outstanding principal amount of the Notes in accordance with the terms and conditions applicable thereto (including the Indenture); provided that no action described in this sentence shall be required to be taken unless such redemption can be conditioned on the occurrence of the Effective Time. If requested by Parent in writing, the Company shall use its reasonable best efforts, to the extent permitted by the terms and conditions applicable to the Notes (including the Indenture), to deliver an optional redemption notice to the trustee under the Indenture pursuant to the “equity claw” provision under the Indenture, along with any required documentation, 30 days prior to the Closing Date, conditioned in part on the Debt Offer not being consummated, to redeem up to 35% of the Company’s existing principal amount of Notes using a portion of the proceeds received by the Company as part of the Equity Financing; provided that no action described in this sentence shall be required to be taken unless such redemption can be conditioned on the occurrence of the Effective Time.

(b) The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute a supplemental indenture to the Indenture, which supplemental indenture shall implement the amendments described in the offer to purchase, related letter of transmittal and other related documents (collectively, the “Debt Offer Documents”) and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Effective Time, Parent shall cause the Company to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer.

(c) In the event that the Debt Offer is not consummated, the Company covenants and agrees that it will, to the extent permitted by the terms and conditions applicable to the Notes (including the Indenture), take all actions necessary to satisfy and discharge the Indenture under the terms thereof, including (i) substantially simultaneous with the Effective Time, irrevocably depositing funds provided by Parent or Merger Sub sufficient to pay off all indebtedness under the Indenture, including all accrued and unpaid interest, and providing irrevocable instructions to the paying agent under the Indenture, (ii) providing an appropriate officer’s certificate and opinion in form reasonably satisfactory to the trustee under the Indenture and (iii) providing appropriate optional redemption notices reasonably satisfactory to the trustee under the Indenture; provided that no action described in this sentence shall be required to be taken unless such redemption can be conditioned on the occurrence of the Effective Time.

(d) Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the necessary and appropriate documentation in connection with the Debt Offer Documents. The Debt Offer Documents (including all amendments or supplements) and all mailings to the holders of the Notes in connection with the Debt Offer shall be subject to the prior review of the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Debt Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent and the Company, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.18(d), the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other Applicable Law to the extent such laws are applicable in connection with the Debt Offer.

(e) Parent shall promptly, upon request by the Company, reimburse the Company for all of its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.18. Without duplication of any amounts to be reimbursed by Parent pursuant to the immediately preceding sentence, if the Closing does not occur, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective officers and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their compliance with this Section 6.18 or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf the Company or any of its Subsidiaries) to the fullest extent permitted by Applicable Laws.

(f) Without limiting the condition set forth in Section 7.2(b), Parent and Merger Sub acknowledge and agree that the pendency or consummation of any Debt Offer, consent solicitation or redemption with respect to the Notes is not a condition to the Closing.

Section 6.19 Existing Credit Agreement Matters. The Company shall use reasonable best efforts to deliver to Parent, at least three business days prior to the Effective Time, fully executed copies of payoff letters, in form and substance reasonably acceptable to Parent (including the total payoff amount required to fully satisfy all outstanding obligations thereunder and any daily accrual thereafter), from the administrative agent under the Company’s Existing Credit Facility which payoff letters shall provide that upon receipt of the applicable payoff amount there shall occur the release of all guarantees, Liens and other security over the Company’s and its Subsidiaries’ properties and assets securing its obligations under such Existing Credit Facility, together with the return of any collateral in the possession of the relevant administrative agent or the collateral agent, at or immediately prior to the Effective Time.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment or waiver by each of the parties to this Agreement at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained in accordance with Applicable Laws, the Company Charter and the Company Bylaws.

(b) (i) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) approval of the Transactions by the European Commission shall have been granted under Article 6(1)(b), 6(2), 8(1) or 8(2) of Council Regulation (EC) No 139/2004 of the European Union (the “EUMR”), as amended, or by failing to issue a decision by the time the relevant waiting period has expired approval of the Transactions by the European Commission shall be deemed to have been granted under Article 10(6) of the EUMR; provided that if the European Commission has adopted a decision under Article 9 of the EUMR to refer the Transactions in whole or in part to any competent authority of any Member State of the European Union or of the European Economic Area, all such competent authorities in each Member State of the European Union or of the European Economic Area to which the whole or part of the Transactions has been referred shall have approved the Transactions, or applicable waiting periods in respect of the Transactions shall have expired or been earlier terminated, provided, further, that, for the avoidance of doubt, if only part of the Transactions have been referred to any competent authority of a Member State of the European Union or of the European Economic Area, the European Commission shall have approved that part of the Transactions not so referred to such competent authority under Article 6(1)(b), 6(2), 8(1) or 8(2) of the EUMR, or by failing to issue a decision by the time the relevant waiting period has expired approval of that part of the Transactions not so referred to such competent authority by the European Commission shall be deemed to have been granted under Article 10(6) of the EUMR; and (iii) all required approvals or clearances in the jurisdictions identified in Section 5.3(b) of the Parent Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(c) There shall be no decree, order, ruling or injunction (whether temporary, preliminary or permanent) of any Governmental Authority that prohibits the consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The respective obligation of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in (A) Sections 4.2, 4.9(i), 4.17, 4.21 and the first sentence of Section 4.18 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, (B) Section 4.3 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except for de minimis inaccuracies and (C) any other Section of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties referred to in this clause (C) to be so true and correct does not constitute, individually or in the aggregate, a Company Material Adverse Effect, and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Section 7.2(a)(i) have been satisfied.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

Section 7.3 Conditions to Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in (A) Sections 5.2 and 5.8 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date and (B) any other Section of this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties referred to in this clause (B) to be so true and correct does not constitute, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that the conditions set forth in Section 7.3(a)(i) have been satisfied.

(b) Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 7.1 to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by the Company’s failure or either Parent’s or Merger Sub’s failure, respectively, to use the standard of efforts required from it pursuant to this Agreement to consummate the Merger and the other Transactions, including as required by and subject to Sections 6.5 and 6.12.

ARTICLE 8

TERMINATION

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Effective Time, whether before or after Company Stockholder Approval has been obtained by the mutual written consent of the Company and Parent, through action of their respective boards of directors.

Section 8.2 Termination by Parent or the Company. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained by action of either the Parent board of directors or the Company Board if:

(a) the Merger shall not have been consummated on or before the date that is six months after the date of this Agreement (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available (i) to any party if the failure of such party to perform, in any material respect, any of its obligations under this Agreement has materially contributed to the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso) or (ii) to any party hereto during the pendency of a legal proceeding described in Section 9.12.

(b) the Company Stockholders Meeting shall have been held and completed and the Company Stockholder Approval shall not have been obtained at such Company Stockholders Meeting or at any adjournment or postponement thereof; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 8.2(b) if the non-satisfaction of the condition in Section 7.1(a) primarily resulted from the failure of such party to perform, in any material respect, its obligations under this Agreement; or

(c) a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have complied with Section 6.5, if applicable, and, with respect to other matters not covered by Section 6.5, shall have used its reasonable best efforts to remove such injunction, order or decree.

Section 8.3 Termination by the Company. This Agreement may be terminated, and the Transactions may be abandoned, by action of the Company Board:

(a) at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board or the Special Committee authorizes the Company, subject to complying with the terms of this Agreement, to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal, (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal, and (iii) the Company immediately prior to or substantially concurrently with such termination pays or causes to be paid to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) at any time prior to the Effective Time, if Parent or Merger Sub shall have breached any representation, warranty, covenant or other agreement made by Parent or Merger Sub in this Agreement or if any such representation (other than the representations set forth in Section 5.9 hereof) and warranty shall have become inaccurate after the date of this Agreement and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), if continuing on the Closing Date, being satisfied, and such breach or inaccuracy (i) cannot be cured by Parent or Merger Sub by the Termination Date or (ii) if capable of being cured, shall not have been cured on or before the earlier of (x) 30 calendar days following receipt of written notice from the Company thereof or (y) the expiration of any shorter period of time that remains between the date the Company provides written notice of such breach or inaccuracy and the date that is three business days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.2 being satisfied; or

(c) if (i) Parent and Merger Sub shall have failed to consummate the Closing on the date on which the Closing is to occur pursuant to Section 1.2, (ii) all of the conditions set forth in Article 7 have been and continue to be satisfied or have been waived on the date on which the Closing was to have occurred pursuant to Section 1.2 (other than those conditions that by their nature cannot be satisfied other than at the Closing), and (iii) the Company stood ready and willing to consummate the Closing on the date on which the Closing was to occur pursuant to Section 1.2.

Section 8.4 Termination by Parent. This Agreement may be terminated, and the Transactions may be abandoned, by action of the board of directors of Parent:

(a) prior to the Effective Time, if (i) the Company Board or the Special Committee shall have made a Change of Recommendation (whether or not in compliance with Section 6.4), (ii) the Company Board fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by Parent or any of its Subsidiaries), including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten (10) business days after commencement, or (iii) the Company shall have entered into, or publicly announced its intention to enter into, an Alternative Acquisition Agreement; or

(b) at any time prior to the Effective Time, if the Company shall have breached any representation, warranty, covenant or other agreement made by the Company in this Agreement or if any such representation and warranty shall have become inaccurate after the date of this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition in Section 7.2(a) or Section 7.2(b), if continuing on the Closing Date, being satisfied, and such breach or inaccuracy (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured on or before the earlier of (A) 30 calendar days following receipt of written notice from Parent thereof or (B) the expiration of any shorter period of time that remains between the date Parent provides written notice of such breach or inaccuracy and the date that is three business days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if it is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.3 being satisfied.

Section 8.5 Effect of Termination.

(a) In the event of termination of this Agreement in accordance with its terms and the abandonment of the Transactions pursuant to this Article 8, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, that (i) except as otherwise provided herein and subject to Section 8.5(e) (including the limitation on liability set forth therein), no such termination of this Agreement in accordance with its terms shall relieve any party from any liability to pay the fees, expenses and other amounts set forth in this Section 8.5 or Section 8.6 if and when due pursuant to the provisions thereof, (ii) subject to Section 8.5(e) (including the limitation on liability set forth therein), no such termination shall relieve any party from liability for any willful breach by such party (it being understood that, for purposes of this Agreement, “willful breach” shall mean a material breach that is the consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge (actual or constructive) that the omission or taking or causing of such act would, or would be reasonably expected to, cause a breach of this Agreement), (iii) no such termination shall relieve Parent from any payment or reimbursement obligation under Sections 6.5(a)(i), 6.13(c), 6.18(e) or 8.5(d) or Parent’s indemnification obligations under Sections 6.13(d) and 6.18(e) and (iv) the provisions set forth in Sections 6.9 and 8.5 and Article 9, the Confidentiality Agreement (to the extent provided therein) and the Limited Guaranties (to the extent provided therein) shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) this Agreement is terminated by the Company or Parent pursuant to Section 8.2(b) or Section 8.4(b) (or pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.2(b) or Section 8.4(b)), (y) an Acquisition Proposal is made (and, in the case of a termination pursuant to Section 8.2(b) or pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.2(b), publicly available) after the date of this Agreement but prior to the date of the event giving rise to such right of termination and such Acquisition Proposal has not been publicly withdrawn prior to (1) the date of the event giving rise to such right of termination (in connection with a termination pursuant to Section 8.4(b) or pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.4(b)) or (2) the Company Stockholders Meeting (in connection with a termination pursuant to Section 8.2(b) or pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.2(b)), and (z) prior to or within 270 days of such termination, the Company enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of this clause (b), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall promptly (but in no event later than (A) in the case of clause (i) above, three business days after the date on which the Company consummates the Acquisition Proposal or after the date on which the Company enters into a definitive agreement with respect thereto, (B) in the case of clause (ii) above, three business days after the date of such termination and (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination) pay or cause to be paid to Parent or its designees the Termination Fee by wire transfer of same day funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $19.0 million (less any Parent Expenses previously paid by the Company pursuant to Section 8.6). Any Termination Fee paid to Parent or its designees pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to the Company for such purpose.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(b) or Section 8.3(c), then Parent shall promptly, but in no event later than three business days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds an amount equal to $45.0 million (the “Parent Fee”) (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion). It is agreed that the Parent Fee is liquidated damages and not a penalty, and the payment of the Parent Fee in the circumstances specified herein is supported by due and sufficient consideration.

(d) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the Transactions, and that without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.6, or if Parent fails to promptly pay the amounts due pursuant to Section 8.5(c) and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for any amounts due pursuant to Section 8.5(b) or Section 8.6, or a judgment against Parent or Merger Sub for any amounts due pursuant to Section 8.5(c), the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.12: (i) the Company’s right to terminate this Agreement and to receive the Parent Fee pursuant to this Section 8.5 (and the guarantee thereof by the Guarantors pursuant to the Limited Guaranties and the reimbursement obligations of Parent under Section 8.5(d) hereof) shall, upon full payment to the Company of the Parent Fee, be the sole and exclusive remedies of the Company and its Affiliates against the Guarantors, Parent, Merger Sub, the Financing Sources or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate, affiliated (or commonly advised) funds, representative, agent and assignee and successor of any of the foregoing (each, a “Related Party”) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement or in any certificate or other document delivered in connection herewith (including any Financing Letter) or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to Section 8.5(c), and upon payment of such amounts if and when due, none of the Guarantors, Parent, Merger Sub, the Financing Sources or any of

their Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that Parent shall remain obligated with respect to the indemnification and reimbursement obligations of Parent contained in Sections 6.5(a)(i), 6.13(c), 6.13(d), 6.18(e) and 8.5(d)), the Limited Guaranties, the Equity Commitment Letters, the Debt Commitment Letter or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise; and (ii) in connection with any loss suffered as a result of any breach of any representation, covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to Section 8.5(c), the Company agrees that the maximum aggregate liability of Parent and Merger Sub to the Company shall be limited to an amount equal to the amount of the Parent Fee, and in no event shall the Company seek to recover any money damages in excess of such amount. Notwithstanding anything to the contrary contained herein, under no circumstances will the Company be entitled to monetary damages the aggregate amount of which, together with any portion of the Parent Fee paid to the Company by Parent pursuant to Section 8.5(c), exceeds the amount of the Parent Fee (plus any amounts payable pursuant to Section 8.5(d)), and in no event shall the Company seek to recover monetary damages from any Related Party (other than Parent and Merger Sub and, in accordance with and subject to the terms and conditions of the Limited Guaranties, the Guarantors). Parent’s right to terminate this Agreement and to receive the Termination Fee pursuant to Section 8.5(b) shall, upon full payment to Parent of the Termination Fee, be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective Affiliates against the Company and any of its respective former, current, or future stockholders, directors, officers, employees, Affiliates, representatives or agents for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate or other document delivered in connection herewith or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, in any circumstance in which Parent is permitted to terminate this Agreement and receive the Termination Fee pursuant to Section 8.5(b), and upon payment of such amounts if and when due, none of the Company or any of its respective former, current, or future stockholders, directors, officers, employees, Affiliates, agents or representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except for any reimbursement and expense obligations of the Company pursuant to Section 8.5(d) and Section 8.6) or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and, in such case, the receipt of the Termination Fee shall be deemed to be liquidated damages and not a penalty (and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration) for any and all losses and damages suffered or incurred by Parent, Merger Sub and each of their Affiliates and any other Person in connection with this Agreement (and the termination hereof), the Merger and the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination and none of Parent, Merger Sub, their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any Affiliate of the Company arising out of or in connection with this Agreement, the Merger or any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis of such termination.

Section 8.6 Parent Expenses. Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by (i) either party pursuant to Section 8.2(b) (or a termination by the Company pursuant to a different section of Section 8.2 at a time when this Agreement was terminable pursuant to Section 8.2(b)) or (ii) Parent pursuant to Section 8.4(b), then the Company shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the Transactions up to a maximum amount of $2,500,000 (the “Parent Expenses”), by wire transfer of immediately available funds; provided, however, that in no event shall the Company have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by the Company pursuant to Section 8.3(b).

Section 8.7 Extension; Waiver. Subject to Section 9.5, at any time prior to the Effective Time, each party may by action taken by its board of directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made by any other party hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Survival. This Article 9 and the agreements of the Company, Parent and Merger Sub contained in Article 3 and Sections 6.8, 6.9, 6.10, 6.14 and 6.16 and the indemnification and reimbursement provisions of Section 6.13 shall survive the consummation of the Merger. All other representations, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

Section 9.2 Notices. Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile or electronic transmission, courier service (with proof of service) or hand delivery, addressed as follows:

(a)	if to the Company, to it at:

TPC Group Inc.

5151 San Felipe Suite 800

Houston, Texas 77056

Attention:    Rishi Varma

Facsimile:    (832) 415 0456

with a copy, which will not constitute notice for purposes hereof, to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002-4995

Attention:    M. Breen Haire

       Stephen A. Massad

Email: breen.haire@bakerbotts.com

Facsimile: (713) 229-2748

and

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana, Suite 6800

Houston, Texas 77002

Attention: Frank Bayouth

Facsimile: (713) 655-5200

Email: frank.bayouth@skadden.com

(b)	if to Parent or Merger Sub, to it at:

c/o First Reserve Corporation

600 Travis St., Suite 6000

Houston, Texas 77002

Attention:    Neil Wizel

Email:          nwizel@firstreserve.com

Facsimile:    (713) 655-0771

c/o SK Capital Partners

400 Park Avenue Ste 810

New York, New York 10022

Attention:    Jack Norris

Email:          jnorris@skcapitalpartners.com

Facsimile:    (212) 867-4525

with a copy, which will not constitute notice for purposes hereof, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: William E. Curbow

Facsimile: (212) 455-2502

Email: wcurbow@stblaw.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

Section 9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may without such consent, assign in writing, directly or indirectly, their respective rights and obligations hereunder to any of their respective wholly owned Subsidiaries (provided that no such assignment shall relieve such parties of their obligations hereunder); provided, further, however, that Parent may assign this Agreement to a newly formed parent holding company, which will assume all of Parent’s obligations hereunder, in connection with Parent’s reorganization (provided that no such assignment shall impair or delay the consummation of the Financing, Merger and the other Transactions or relieve Parent of its obligations under this Agreement); upon such assignment by Parent, all references in this Agreement to “Parent” shall be deemed references to such newly formed parent holding company. Any purported assignment in violation of this Agreement is void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.10 and this Section 9.3, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors and administrators any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than (i) the right of the stockholders of the Company to receive the aggregate Per Share Merger Consideration after the Closing (a claim that may not be made unless and until the Effective Time shall have occurred), (ii) the rights of the holders of Company Options, Company SARs, Restricted Shares, Company RSUs and Company PSUs to receive the amounts set forth in and pursuant to Section 3.3 (a claim that may not be made unless and until the Effective Time shall have occurred) and (iii) the right of the Company to pursue damages in the event of Parent’s or Merger Sub’s willful breach of this Agreement (a claim which shall be enforceable only by the Company, in its sole and absolute discretion), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub. In addition, the Financing Sources under the Debt Commitment Letter shall be considered third party beneficiaries with respect to Sections 8.5(a), 8.5(c), 8.5(d), 8.5(e), 9.3, 9.4, 9.11, 9.13 and 9.14 and the Related Parties shall be considered third party beneficiaries with respect to Section 8.5(e) and

Section 9.15. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.7 without notice or liability to any Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.4 Entire Agreement. This Agreement, the exhibits to this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Voting Agreements, the Limited Guaranties, the Confidentiality Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time prior to the Effective Time; provided, however, that after the Company Stockholder Approval, no amendment may be made without further stockholder approval which by law requires further approval by the holders of Shares. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.6 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

Section 9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 9.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.9 Interpretation. In this Agreement:

(a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(b) The phrase “to the knowledge of” and similar phrases relating to knowledge of the Company or Parent, as the case may be, unless otherwise indicated, shall mean the actual knowledge after due inquiry of the individuals listed on Section 9.9 of the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be.

(c) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this Agreement, each of First Reserve XII Advisors, L.L.C. and SKCP Fund Management LLC and their respective affiliates shall be deemed to be “Affiliates” of Parent and Merger Sub.

(d) “business day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.

(e) “Confidentiality Agreement” means the Confidentiality Agreement dated January 4, 2012 by and among the Company, First Reserve XII Advisors, L.L.C. and SKCP Fund Management LLC.

(f) “Company Material Adverse Effect” means any change, event, occurrence, effect or development that (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (y) prevents or materially impedes, materially interferes with or materially delays the consummation of the Transactions, including the Merger; provided, that, none of the following, and no change, event, occurrence, effect or development to the extent arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i) any changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its Subsidiaries operate (including changes in commodity prices (including prices for butadiene, unleaded regular gasoline, butane and refinery grade propylene) and in general market prices), (B) changes in prices for feedstocks, including crude C4s, chemical grade propylene, high purity isobutylene, methanol and hydrogen or (C) general economic conditions, political conditions or credit, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; or

(ii) any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) changes or proposed or prospective changes after the date hereof in Applicable Laws, applicable regulations of any Governmental Authority, generally accepted accounting principles or accounting rules or standards (including the accounting rules and regulations of the SEC), or any changes or proposed or prospective changes after the date hereof in the interpretation or enforcement of any of the foregoing, (B) the announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including the loss or departure of officers or other employees) or regulators, or any stockholder or other litigation (or settlement thereof) relating to this Agreement or the Transactions (provided that the exceptions in this clause (ii)(B) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.6 and, to the extent related thereto, the condition in Section 7.2(a)), (C) hostilities, acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any action taken by the Company or its Subsidiaries at Parent’s or Merger Sub’s written request or compliance by the Company or its Subsidiaries with Sections 6.5(c), 6.13, and 6.18, (F) any change in the Company’s credit ratings, (G) any decline in the market price, or change in trading volume, of any capital stock of the Company, or (H) any failure to meet any internal or public projections, forecasts or estimates of the Company’s revenue, earnings or other financial or operating performance or results of operations for any period;

provided, that (x) changes, events, occurrences or effects set forth in clauses (i)(A) through (C), (ii)A, (ii)(C) and (ii)(D) above may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate, and (y) the underlying cause of any failure referred to in clause (ii)(F), (ii)(G) or (ii)(H) (if not otherwise falling within any of the other exceptions provided by clause (i) and clause (ii) above) may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect.

(g) “Governing Documents” means the Company Charter, the Company Bylaws or other securityholders agreement or similar arrangement with securityholders of the Company addressing corporate governance matters.

(h) “Parent Material Adverse Effect” means any change, event, occurrence, or effect that would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation by Parent and Merger Sub of the Transactions.

(i) “Special Committee” means a committee of the Company Board, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Company Board with respect to, any proposal to engage in a transaction to acquire the Company (including the Merger), and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

(j) The term “Subsidiary,” when used with respect to any party, means any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such party or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

Section 9.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 9.11 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement, to the extent possible, in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Notwithstanding the foregoing, the parties hereto intend that the provisions of Article 8 and Section 9.12, including the remedies and limitations thereon (including Section 8.5(e)) be construed as an integral provision of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder or under the Financing Letters or the Limited Guaranties.

Section 9.12 Enforcement of Agreement.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article 8, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

(b) Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Sub’s obligation to cause the Equity Financing to be funded, including by requiring Parent and/or Merger Sub to file one or more lawsuits against the Guarantors to fully enforce the Guarantors’ obligations under the Equity Commitment Letters and Parent’s and/or Merger Sub’s rights thereunder; provided, however, that such right shall be available if, and only if, (w) all of the conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which conditions shall be capable of being satisfied upon the Closing Date) have been satisfied by the date the Closing is required to have occurred, (x) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (y) the Debt Financing provided for by the Debt Commitment Letter has been funded or will be funded at the Closing, if the Equity Financing is funded at the Closing, and (z) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

(c) Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Commitment Letter and the definitive documents therefor, including by requiring Parent and/or Merger Sub to file one or more lawsuits against the Financing Sources to fully enforce the Financing Sources’ obligations thereunder and Parent’s and/or Merger Sub’s rights thereunder; provided, however, that such right shall be available if, and only if, (x) all of the conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which conditions shall be capable of being satisfied on the Closing Date) have been satisfied by the date the Closing is required to have occurred, (y) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, and (z) all of the conditions to the consummation of the Debt Financing provided for by the Debt Commitment Letter have been satisfied (other than receipt of (i) the Equity Financing, (ii) any conditions that are within the control of Parent or Merger Sub, and (iii) those conditions that by their nature cannot be satisfied until the Closing Date, but each of which conditions referenced in this clause (iii) shall be capable of being satisfied on the Closing Date).

(d) Each of the parties agrees that it will not raise any objections to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, including objections on the basis that (x) either party has an adequate remedy at law or equity or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays the Parent Fee, the remedies available to the Company pursuant to this Section 9.12 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Fee pursuant to Section 8.5. The parties hereto further agree that nothing set forth in this Section 9.12 shall require any party hereto to institute any proceeding for specific performance under this Section 9.12 prior to or as a condition to exercising any termination right under Article 8 (and/or receipt of any amounts due pursuant to Section 8.5), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.12 or anything set forth in this Section 9.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8. For the avoidance of doubt, under no circumstances will the Company be entitled to monetary damages the aggregate amount of which, together with any portion of the Parent Fee paid to the Company by Parent pursuant to Section 8.5(c), exceeds the amount of the Parent Fee (plus any amounts payable pursuant to Section 8.5(d)).

Section 9.13 Consent to Jurisdiction and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if that court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute arises out of this Agreement or any of the Transactions and consents to service of process in the manner provided in Section 9.2, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this

Agreement or any of the Transactions in any court other than such court. The parties hereby further agree that New York state or United States federal courts sitting in New York, the borough of Manhattan, City of New York, shall have exclusive jurisdiction over any action brought against any Financing Source under the Debt Commitment Letter or any of their respective Affiliates in connection with the Transactions.

Section 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREFOR (INCLUDING IN RESPECT OF THE DEBT FINANCING AND DEBT COMMITMENT LETTER).

Section 9.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and, in accordance with and subject to the terms and conditions of the Limited Guaranties, the Guarantors, and no Related Party (other than the Guarantors in accordance with and subject to the terms and conditions of the Limited Guaranties) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and cause its Affiliates and its and its Affiliates’ Representatives not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Related Party (other than from the Guarantors in accordance with and subject to the terms and conditions set forth in the Limited Guaranties).

[Remainder of page intentionally left blank.]

The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TPC GROUP INC.

By:	/s/ Michael T. McDonnell
Name:	Michael T. McDonnell
Title:	President and CEO

SAWGRASS HOLDINGS INC.

By:	/s/ Neil A. Wizel
Name:	Neil A. Wizel
Title:	Co-President and Treasurer

By:	/s/ Jack Norris
Name:	Jack Norris
Title:	Co-President and Secretary

SAWGRASS MERGER SUB INC.

By:	/s/ Neil A. Wizel
Name:	Neil A. Wizel
Title:	Co-President and Treasurer

By:	/s/ Jack Norris
Name:	Jack Norris
Title:	Co-President and Secretary

Annex B

August 24, 2012

Members of the Board of Directors

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, TX 77056

Members of the Board of Directors:

We understand that TPC Group Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Sawgrass Holdings Inc., a Delaware corporation (“Parent”), will effect a merger involving the Company. Pursuant to a proposed Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Parent, Sawgrass Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, (a) Merger Sub will merge with and into the Company (the “Merger”) as a result of which the Company will become a wholly owned subsidiary of Parent, and (b) each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than, inter alia, (i) shares owned by Parent, Merger Sub or any subsidiary of Parent (the “Parent Group”) and (ii) shares owned by the Company in treasury or any direct or indirect wholly owned subsidiary of the Company, will be converted into the right to receive $40.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Parent is an affiliate of First Reserve Corporation and SK Capital Partners (together, with their respective affiliates and the Parent Group, the “Parent Affiliates”).

You have requested our opinion as to the fairness from a financial point of view to the holders of the Company Common Stock (other than any of the Parent Affiliates), of the Merger Consideration to be received by such holders in the proposed Merger.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

2.	reviewed certain internal financial statements, analyses, forecasts (the “Company Forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

3.	reviewed certain publicly available financial forecasts relating to the Company;

4.	discussed the past and current operations, financial condition and prospects of the Company with management of the Company and the Board of Directors of the Company;

5.	compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

6.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

7.	reviewed the historical trading prices and trading activity for the Company Common Stock, and compared such price and trading activity of the Company Common Stock with that of securities of certain publicly-traded companies which we believe to be generally relevant;

8.	reviewed the premia paid in certain publicly available transactions, which we believed to be generally relevant;

9.	reviewed a draft dated August 21, 2012 of the Merger Agreement; and

10.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by the management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In addition, we have not evaluated the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the holders of the Company Common Stock (other than any of the Parent Affiliates) pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement (or any related agreement) or the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items

B-2

that may arise, out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company or Parent pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company and Parent and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which shares of the Company Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, any of the Parent Affiliates or the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than any of the Parent Affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

B-3

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - [—]

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on [—], 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - [—]

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on [—], 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TPC Group, c/o [—].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

TPC GROUP INC.

The Board of Directors recommends that you vote “FOR” proposals 1, 2 and 3 below.
		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated August 24, 2012, among TPC Group Inc., Sawgrass Holdings Inc. and Sawgrass Merger Sub Inc., as it may be amended from time to time.	☐	☐	☐
2.

To adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting

		☐	☐	☐
3.	To approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

For address change/comments, mark here.                     ☐

(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Title(s)

SPECIAL MEETING OF STOCKHOLDERS OF

TPC GROUP INC.

TO BE HELD ON [—], 2012

Please date, sign and mail

this proxy card as soon as possible or

refer to the reverse side for telephone and Internet voting instructions.

Please detach along perforated line and mail in the envelope provided.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

TPC GROUP INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

[—], 2012

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Michael T. McDonnell, Miguel A. Desdin and Rishi A. Varma, and each of them, as proxies, with full power of substitution, to vote all of the shares of common stock of TPC Group Inc. that the undersigned would be entitled to vote if present at the special meeting of stockholders of TPC Group Inc. to be held at [—] at [—] a.m., Central time, on [—], 2012 and any adjournment or postponement thereof.

The shares represented by this Proxy will be voted as directed by the undersigned. If no such direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3, and according to the discretion of the proxy holders on any other matters that may properly come before the special meeting and any adjournment or postponement thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side